                                                                   EXHIBIT 10(j)






                              AMENDED AND RESTATED
                             LOAN FACILITY AGREEMENT
                                  AND GUARANTY

                                  by and among

                               AARON RENTS, INC.,

                       SUNTRUST BANK, ATLANTA, as Servicer

                                       and

                      EACH OF THE PARTICIPANTS PARTY HERETO




                          Dated as of November 3, 1999

                                Table of Contents



1.       DEFINITIONS...........................................................................................   1
   1.1     Definitions.........................................................................................   1
   1.2     Accounting Terms and Determination..................................................................  18
   1.3     Other Definitional Terms............................................................................  18
   1.4     Exhibits and Schedules..............................................................................  18

2.       LOAN FACILITY.........................................................................................  18
   2.1     Establishment of Commitments; Terms of Loans........................................................  18
   2.2     Conveyance of Participant's Interest................................................................  21
   2.3     Funding of Advances; Swing Line; Funding of Participant's Interest in Loans.........................  22
   2.4     Commitment Fees.....................................................................................  24
   2.5     Interest on Funded Participant's Interest...........................................................  25
   2.6     Default Interest....................................................................................  26
   2.7     Voluntary Reduction of the Unutilized Commitment....................................................  26
   2.8     Extension of Commitments............................................................................  26
   2.9     Wind-Down Events....................................................................................  28
   2.10    Reserve Requirements; Change in Circumstances; Change in Lending Offices............................  28
   2.11    Pro Rata Treatment..................................................................................  30
   2.12    Payments............................................................................................  30
   2.13    Sharing of Setoffs..................................................................................  30

3.       SERVICER'S SERVICING OBLIGATIONS; DISTRIBUTION OF PAYMENTS............................................  31
   3.1     Servicer's Obligations with Respect to Loans; Collateral; Non-Recourse..............................  31
   3.2     Application of Payments.............................................................................  33
   3.3     Monthly Servicing Report and Quarterly Servicing Report.............................................  34

4.       LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND...........................................................  35
   4.1     Notice Of Loan Default..............................................................................  35
   4.2     Waiver or Cure By The Sponsor.......................................................................  35
   4.3     Defaulted Loan Guaranty Demand......................................................................  36
   4.4     No Waiver or Cure Available.........................................................................  37

5.       REPRESENTATIONS AND WARRANTIES........................................................................  37
   5.1     Organization and Qualification......................................................................  37
   5.2     Sponsor's Powers....................................................................................  37
   5.3     Enforceability of Agreement and Other Operative Documents...........................................  38
   5.4     Consent.............................................................................................  38
   5.5     Statutes, Judgments.................................................................................  38
   5.6     Financial Statements................................................................................  38
   5.7     Actions Pending.....................................................................................  39


                                      (i)

   5.8     Outstanding Debt....................................................................................  39
   5.9     Title to Properties.................................................................................  39
   5.10    Taxes...............................................................................................  39
   5.11    Regulation U, Etc...................................................................................  40
   5.12    No Credit Event; Unmatured Credit Event or Change of Control........................................  40
   5.13    ERISA...............................................................................................  40
   5.14    Pollution and Environmental Control.................................................................  40
   5.15    Possession of Franchises, Licenses, Etc.............................................................  41
   5.16    Contingent Liabilities..............................................................................  41
   5.17    Compliance with Laws................................................................................  41
   5.18    Representations and Warranties with Respect to Specific Loans.......................................  41

6.       AFFIRMATIVE COVENANTS.................................................................................  42
   6.1     Financial Statements, Reports and Other Financial Data..............................................  42
   6.2     Inspection of Property..............................................................................  44
   6.3     Maintenance of Insurance............................................................................  44
   6.4     Funded Debt Ratio...................................................................................  44
   6.5     Leverage Ratio......................................................................................  44
   6.6     Fixed Charge Coverage...............................................................................  44
   6.7     Account Verification................................................................................  45
   6.8     ERISA...............................................................................................  45
   6.9     Payment.............................................................................................  45
   6.10    Notice of Credit Event, Unmatured Credit Event or Change of Control.................................  45
   6.11    Corporate Existence.................................................................................  45
   6.12    Compliance with Laws, Etc...........................................................................  46
   6.13    Additional Guarantors...............................................................................  46

7.       NEGATIVE COVENANTS....................................................................................  46
   7.1     Liens...............................................................................................  46
   7.2     Minimum Net Worth...................................................................................  47
   7.3     Loans, Advances, Investments and Contingent Liabilities.............................................  48
   7.4     Sale of Stock and Debt of Subsidiaries..............................................................  49
   7.5     Merger and Sale of Assets...........................................................................  49
   7.6     Additional Negative Pledges.........................................................................  49

8.       CREDIT EVENTS AND REMEDIES............................................................................  50

9.       CHANGE OF CONTROL; CASH COLLATERAL ACCOUNT............................................................  53
   9.1     Change of Control; Deposit In Cash Collateral Account...............................................  53
   9.2     Obligations with Respect to Defaulted Loans.........................................................  53
   9.3     Effect of Credit Event Following Change of Control..................................................  54
   9.4     Deposit of Maximum Qualified Franchisee Recourse Amount Following Credit
           Event...............................................................................................  54


                                      (ii)

10.      GUARANTY..............................................................................................  55
   10.1    Unconditional Guaranty..............................................................................  55
   10.2    Limitation on Guaranty of Startup Franchisee Loans..................................................  55
   10.3    Obligations of Sponsor With Respect to Established Franchisee Loans.................................  56
   10.4    Continuing Guaranty.................................................................................  57
   10.5    Waivers.............................................................................................  57
   10.6    Additional Actions..................................................................................  58
   10.7    Additional Waivers..................................................................................  58
   10.8    Postponement of Obligations.........................................................................  59
   10.9    Effect on Additional Guaranties.....................................................................  59
   10.10   Reliance on Guaranty and Purchase Obligation; Disclaimer of Liability...............................  59
   10.11   Reinstatement of Obligations........................................................................  60
   10.12   Right to Bring Separate Action......................................................................  60
   10.13   Subordination of Liens..............................................................................  61
   10.14   Exercise of Remedies With Respect to Collateral.....................................................  61
   10.15   Rights Of Sponsor Upon Payment; Cooperation By Servicer.............................................  63

11.      INDEMNIFICATION.......................................................................................  63
   11.1    Indemnification.....................................................................................  64
   11.2    Notice Of Proceedings; Right To Defend..............................................................  65
   11.3    Third Party Beneficiaries...........................................................................  66

12.      SURVIVAL OF LOAN FACILITY.............................................................................  66

13.      CONDITIONS PRECEDENT..................................................................................  66
   13.1    Receipt of Documents................................................................................  66

14.      THE SERVICER..........................................................................................  67
   14.1    Appointment of Servicer as Agent....................................................................  68
   14.2    Nature of Duties of Servicer........................................................................  68
   14.3    Lack of Reliance on the Servicer....................................................................  68
   14.4    Certain Rights of the Servicer......................................................................  69
   14.5    Reliance by Servicer................................................................................  69
   14.6    Indemnification of Servicer.........................................................................  69
   14.7    The Servicer in its Individual Capacity.............................................................  70
   14.8    Holders of Participation Certificates...............................................................  70

15.      MISCELLANEOUS.........................................................................................  70
   15.1    Notices.............................................................................................  70
   15.2    Amendments, Etc.....................................................................................  71
   15.3    No Waiver; Remedies Cumulative......................................................................  71
   15.4    Payment of Expenses, Etc............................................................................  72


                                (iii)

   15.5    Right of Setoff.....................................................................................  72
   15.6    Benefit of Agreement; Assignments; Participations...................................................  72
   15.7    Governing Law; Submission to Jurisdiction...........................................................  75
   15.8    Counterparts........................................................................................  75
   15.9    Severability........................................................................................  75
   15.10   Independence of Covenants...........................................................................  76
   15.11   No Joint Venture....................................................................................  76
   15.12   Repurchase Right....................................................................................  76
   15.13   Effect on Existing Facility Agreement; Execution of New Loan Documents..............................  76
   15.14   Confidentiality.....................................................................................  77
   15.15   Headings Descriptive; Entire Agreement.............................................................   78

EXHIBITS

Exhibit A - Form of Assignment and Acceptance Agreement
Exhibit B - Form of Established Franchisee Loan Agreement
Exhibit C - Form of Guaranty Agreement
Exhibit D - Form of Participation Certificate
Exhibit E - Form of Startup Franchisee Loan Agreement
Exhibit F - Form of Monthly Servicing Report
Exhibit G - Form of Quarterly Servicing Report

                                      (iv)

                              AMENDED AND RESTATED
                      LOAN FACILITY AGREEMENT AND GUARANTY


         THIS AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY (the "Agreement") made as of this 3rd day of November, 1999, by and among AARON RENTS, INC., a Georgia corporation having its principal place of business and chief executive office at 1100 Aaron Building, 309 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 ("Sponsor"), SUNTRUST BANK, ATLANTA ("SunTrust") and each of the other lending institutions listed on the signature pages hereto (SunTrust, such lenders, together with any assignees thereof becoming "Participants" pursuant to the terms of this Agreement, the "Participants") and SUNTRUST BANK, ATLANTA, a banking corporation organized and existing under the laws of Georgia having its principal office in Atlanta, Georgia, as Servicer and agent for the Participants (in such capacity, the "Servicer").

                              W I T N E S S E T H:

         WHEREAS, Sponsor has established franchise relationships with certain rental store operators (the "Franchisees") across the United States to own and operate rental stores under the "Aaron's Rental Purchase" franchise;

         WHEREAS, in connection therewith, Sponsor has established a loan program with the Servicer pursuant to that certain Loan Facility Agreement and Guaranty, dated as of January 20, 1998, as amended by that certain Amendment No. 1 to Loan Facility Agreement and Guaranty, dated as of March 13, 1998, and that certain Amendment No. 2 to Loan Facility Agreement and Guaranty, dated July 31, 1998, by and among the Sponsor, the Servicer and the Participants (the "Existing Facility Agreement"), to provide lines of credit to the Franchisees for business purposes arising in connection with the acquisition of such franchise rights and the opening of rental stores and ongoing inventory financing in connection therewith;

         WHEREAS, Sponsor, Servicer and the Participants wish to amend and restate the Existing Facility Agreement in the manner set forth below;

         THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree that the Existing Facility Agreement is amended and restated in its entirety as follows:


                                 1. DEFINITIONS

1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Adjusted LIBO Rate" shall mean, with respect to each Payment Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

           "Adjusted LIBO Rate"     =         LIBOR
                                       ------------
                                       1.00 - LIBOR Reserve Percentage

As used herein, LIBOR Reserve Percentage shall mean, for any Payment Period for any Funded Participant's Interest outstanding hereunder, the reserve percentage (expressed as a decimal) equal to the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).

         "Advance" shall mean a funding of an advance to a Borrower by the Servicer pursuant to such Borrower's Loan Commitment.

         "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

         "Agreement" shall mean this Amended and Restated Loan Facility Agreement and Guaranty, as amended, restated, supplemented or modified from time to time.

         "Amortization Period" shall mean (x) 18 months with respect to any Advance to a Startup Franchisee Borrower other than an Electronic Equipment Advance and (y) 24 months with respect to any Electronic Equipment Advance; provided, however, in the event any Startup Franchisee Loan Commitment to a Startup Franchisee Borrower is terminated upon 90 days' notice from the Servicer, all amounts due and payable with respect to Electronic Equipment Advances shall be due and payable in full no later than the 18-month anniversary of the termination of the Startup Franchisee Loan Commitment.

         "Asset Disposition" shall mean (i) all sales of Merchandise; (ii) all Rental/Purchase Contracts with respect to Merchandise with a "same as cash option" regardless of term (i.e., 90, 120, 180 days); (iii) all Merchandise which is determined to have been stolen; (iv) all Merchandise that is destroyed, lost or otherwise removed from the premises of Borrower other than pursuant to a Rental/Purchase Contract or by outright sale or for repair work; and (v) all "skipped" Merchandise which is Merchandise subject to a Rental/Purchase Contract.

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Participant and an Eligible Assignee in accordance with the terms of this Agreement and substantially in the form of Exhibit A.

         "ATAC System" shall mean the Sponsor's proprietary software system, as modified from time to time, used by the Sponsor and its franchisees.

         "Authorized Signatory" shall mean each officer of Sponsor specified from time to time in an appropriate certificate to the Servicer as authorized to execute Funding Approval Notices and other such documents relating to the Loan Documents.

         "Bankruptcy Code" shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C.Section 101 et seq.).


         "Borrower" shall mean either an Established Franchisee Borrower or a Startup Franchisee Borrower, as the case may be.

         "Borrower Group" shall mean, for any Borrower, collectively, such Borrower and each other Person directly or indirectly controlling, controlled by, or under common control with, such Borrower, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" of any person or entity means the possession, directly or indirectly, of the right to vote at least 25% of the issued and outstanding shares of voting securities policies of that person or entity.

         "Borrower Rate" shall mean, with respect to each Loan, the Prime Rate per annum plus any additional margin per annum specified for such Loan by Sponsor in the applicable Funding Approval Notice, such margin not to exceed ten percent (10.0%) per annum; provided that, at no time may there be more than two different Borrower Rates applicable to the Startup Franchisee Loans or more than two different Borrower Rates applicable to the Established Franchisee Loans.

         "Business Day" shall mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Atlanta, Georgia or New York, New York and, if the applicable Business Day relates to Adjusted LIBOR, on which trading is not carried on by and between banks in the London interbank market.

         "Cash Collateral Account" shall have the meaning set forth in Section 9.1.

         "Change in Control" shall mean (i) any person or group of persons (other than the Loudermilk Family) (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said
Act) of 50% or more in voting power of the outstanding Voting Stock of the Sponsor or (ii) members of the Board of Directors of the Sponsor on the date hereof, plus any additional members of such Board whose nomination for election or election to such Board is recommended or approved by the then current members of such Board or by Robert Charles Loudermilk, Sr., shall at any time fail to constitute a majority of such Board.

         "Change in Control Date" shall mean a date on which a Change in Control occurs.

         "Closing Date" shall mean, for any Loan, the date upon which the Loan Documents with respect to such Loan are executed and delivered and the Loan Commitment is established thereunder.

         "Collateral" shall mean, with respect to any Loan, all property of the Borrower and all guarantors obligated with respect to such Loan that secures such Loan, which property shall be designated by the Sponsor and may include all accounts receivable, inventory, Rental/Purchase Contracts and other business assets of such Borrower and guarantors.

         "Collateral Agreement" shall mean an agreement executed by a Borrower and any other Persons primarily or secondarily liable for all or part of the Loan or granting a security interest to the Servicer in specified Collateral as security for such Loan, including without limitation, any Loan Agreements and any Personal Guaranties.

         "Commitments" shall mean, collectively, the Startup Franchisee Commitment and the Established Franchisee Commitment.

         "Commitment Fee" shall have the meaning set forth in Section 2.4.

         "Commitment Termination Date" shall have the meaning set forth in
Section 2.1(a).

         "Consolidated Companies" shall mean, collectively, Sponsor and all of its Subsidiaries.

         "Consolidated Net Worth" shall mean, as of the date of determination, the Sponsor's total shareholders' equity, determined on a consolidated basis in accordance with GAAP.

         "Credit Event" shall have the meaning set forth in Article 8 of this Agreement.

         "Credit Parties" shall mean, collectively, each of the Sponsor and the Guarantors.

         "Default Waiver Request" shall mean a request by Sponsor that the Servicer waive a Loan Default with respect to a Loan, such request to be substantially in the form required in the Servicing Agreement.

         "Defaulted Borrower" shall mean a Borrower under a Defaulted Loan.

         "Defaulted Loan" shall mean a Loan evidenced by Loan Documents under the terms of which exist one or more Loan Defaults which have not been cured or waived as permitted herein.

         "Dollar" and "U.S. Dollar" and the sign "$" shall mean lawful money of the United States of America.

         "Effective Date" shall mean the date upon which all conditions precedent to the effectiveness of this Agreement have been satisfied.

         "Electronic Equipment" shall mean all computers, computer equipment, big screen televisions and any other types of inventory designated by the Sponsor from time to time.

         "Electronic Equipment Advances" shall mean all advances under Startup Franchisee Loan Commitments made to purchase Electronic Equipment for which the Sponsor and the Startup Franchisee Borrower have agreed that the Amortization Period shall be 24 months.

         "Electronic Equipment Asset Dispositions" shall mean all Asset Dispositions of Electronic Equipment for which the Sponsor and the Startup Franchisee Borrower have agreed that the Amortization Period shall be 24 months.

         "Electronic Rental Revenue" shall mean, with respect to any Borrower for any period, the gross revenues of such Borrower from rentals to the public of such Borrower's Electronic Equipment, including without limitation, all customer deposits, advance rental payments, waiver fees, late fees, delivery fees, nonsufficient funds fees, reinstatement fees, but excluding all retail sales proceeds and sales taxes.

         "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof having total assets in excess of $1,000,000,000.00 or any commercial finance or asset-based lending Affiliate of any such commercial bank and (ii) any Participant.

         "Environmental Laws" shall mean all federal, state, local and applicable foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation (a) the Clean Air Act (42 U.S.C. Section 7401 et seq.), (b) the Clean Water Act (33 U.S.C. Section 1251 et seq.), (c) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), (d) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), (e) the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. Section 9601 et seq.), and (f) all applicable national and local laws or regulations with respect to environmental control.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any regulations promulgated thereunder.

         "ERISA Affiliate" shall mean, with respect to any Person, each trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Tax Code.

         "Established Franchisee" shall mean a Franchisee that (x) has been a Franchisee for at least 18 months; (y) has had at least two Aaron Rents' stores open for a minimum of 12 months; and (z) has at least four Aaron Rents' stores open or under executed area development agreements.

         "Established Franchisee Borrower" shall mean an Established Franchisee who is primarily liable for repayment of an Established Franchisee Loan as a result of having executed Loan Documents as maker, or its permitted assignee.

         "Established Franchisee Borrowing Base" shall mean, with respect to each Established Franchisee Borrower, on any date of determination, the sum of:

                  (i) $300,000 for each Aaron Rents franchisee store operated by such Borrower where less than 7 calendar months have elapsed since the Opening Date of such store, plus

                  (ii) an amount equal to 5.5 multiplied by the sum of (x) the Rental Revenue from the most recently ended calendar month for all Aaron Rents franchisee stores operated by such Borrower where at least 6 calendar months but less than 12 calendar months have elapsed since the Opening Date of each such store, plus (y) the average monthly Rental Revenue for the three most recently ended calendar months from all Aaron Rents franchisee stores operated by such Borrower where at least 12 calendar months have elapsed since the Opening Date of each such store, in each case as reported to Servicer by Sponsor pursuant to the Servicing Agreement, plus

                  (iii) an amount equal to 11.0 multiplied by the sum of (x) the Electronic Rental Revenues from the most recently ended calendar month for all franchisee stores operated by such Borrower where at least 6 calendar months but less than 12 calendar months have elapsed since the Opening Date of each such store, plus (y) the average monthly Electronic Rental Revenues for the three most recently ended calendar months from all Aaron Rents franchisee stores operated by such Borrower where at least 12 calendar months have elapsed since the Opening Date of such store, in each case as reported to Servicer by Sponsor pursuant to the Servicing Agreement.

         "Established Franchisee Commitment" shall have the meaning set forth in
Section 2.1(b).

         "Established Franchisee Loan" shall mean the aggregate Advances made to an Established Franchisee Borrower under its Established Franchisee Loan Commitment.

         "Established Franchisee Loan Agreement" shall mean a Line of Credit and Security Agreement setting forth the terms and conditions, as between an Established Franchisee Borrower and the Servicer, under which the Servicer has established a Loan Commitment to make Advances to such Established Franchisee Borrower pursuant to the Established Qualified Franchisee Loan Commitment, substantially in the form of Exhibit B, with such changes as the Sponsor and the Servicer shall agree to, subject to Section 3.1(b); provided, however, that any Established Franchisee Loan Agreement executed prior to the Effective Date shall be substantially in the form required under the Existing Facility Agreement.

         "Established Franchisee Loan Commitment" shall mean a commitment to make Established Franchisee Loans to an Established Franchisee Borrower pursuant to an Established Franchisee Loan Agreement.

         "Established Franchisee Master Note" shall mean that certain Master Note, executed by an Established Franchisee Borrower in favor of the Servicer, evidencing such Established Franchisee Borrower's obligation to repay all Advances made to it pursuant to an Established Franchisee Loan Commitment, substantially in the form of Exhibit A to the Established Franchisee Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to, subject to Section 3.1(b); provided, however, that any Established Franchisee Master Note executed prior to the Effective Date shall be substantially in the form required under the Existing Facility Agreement.

         "Executive Officer" shall mean, with respect to any Person, the President, any Vice President, Chief Financial Officer, Treasurer, Secretary and any Person holding comparable offices or duties.

         "Existing Facility Agreement" shall have the meaning set forth in the recitals hereof.

         "Existing Loan Agreement" shall mean that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 5, 1995, by and among Sponsor, SunTrust, individually and as agent, and the other lenders named therein, as amended, restated, modified or supplemented from time to time.

         "Facility" shall mean either the loan facility established pursuant to the Startup Franchisee Commitment or the loan facility established pursuant to the Established Franchisee Commitment, as the case may be.

         "Facility Fee" shall have the meaning set forth in Section 2.4.

         "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day that is a Business Day, the average quotations for the day of such transactions received by the Servicer from three federal funds brokers of recognized standing selected by it.

         "Fee Letter" shall mean that certain letter agreement dated as of even date herewith, by and between the Sponsor and the Servicer, setting forth certain fees applicable to the loan facility described herein, either as originally executed or as hereafter amended or modified.

         "Final Termination Date" shall mean the date which is ninety (90) days after the last Maturity Date of the Loans.

         "Financial Covenant Loan Default" shall mean the failure of a Borrower to comply with the financial covenants set forth in Section 6 of such Borrower's Loan Agreement.

         "Financing Statement" shall mean, with respect to a Loan, a document which among other things, describes the Borrower and the Collateral, the proper filing of which perfects a security interest in the Collateral described therein under the laws of the state in which such document is filed.

         "Franchise Agreement" shall mean the written agreement between Sponsor and a Franchisee whereby the Franchisee is authorized to establish an "Aaron's Rental Purchase" franchise.

         "Franchisee" shall have the meaning set forth in the recitals hereof.

         "Franchisee Loan Program" shall mean the transaction evidenced by (i) this Agreement wherein the Sponsor has guaranteed, to the extent set forth herein, certain obligations of Franchisees of the Sponsor, and (ii) the other "Operative Documents" (as such term is defined herein) executed by the Consolidated Companies in connection herewith and therewith.

         "Funded Debt" shall mean all indebtedness for money borrowed, plus purchase money mortgages, capitalized leases, conditional sales contracts and similar title retention debt instruments (including any current maturities of such debt) which by its terms matures more than one year from the date of the calculation hereof and/or which is renewable or extendable for such a period.

         "Funded Debt Ratio" shall mean, as to the Sponsor for any period, a ratio of (i) its Funded Debt to (ii) the sum of its net income before income taxes, plus interest expense for such period.

         "Funded Established Franchisee Participant's Interest" shall mean the aggregate outstanding amount of Advances made by a Participant hereunder with respect to the Established Franchisee Loans, and shall include, with respect to SunTrust, the aggregate outstanding amount of Swing Line Advances made with respect to Established Franchisee Loans.

         "Funded Participant's Interest" shall mean, with respect to any Participant, the sum of such Participant's Funded Startup Franchisee Participant's Interest plus such Participant's Funded Established Franchisee's Participant's Interest.

         "Funded Startup Franchisee Participant's Interest" shall mean the aggregate outstanding amount of Advances made by a Participant hereunder with respect to the Startup Franchisee Loans, and shall include, with respect to SunTrust, the aggregate outstanding amount of Swing Line Advances made with respect to Startup Franchisee Loans.

         "Funding Approval Notice" shall mean a written notice to the Servicer from Sponsor setting forth the conditions of a proposed Loan Commitment, consistent with the requirements therefor as set forth in this Agreement, and containing such information and in substantially such form as shall be agreed to by Servicer and Sponsor pursuant to the Servicing Agreement.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or, if no such statements are promulgated, then such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "Guaranteed Obligations" shall mean the aggregate amount of all Loan Indebtedness of all Borrowers outstanding under all Loan Documents to include, without limitation (i) all principal, interest and commitment fees due with respect to all Loans, including post-petition interest in any proceeding under federal bankruptcy laws, (ii) all fees, expenses, and amounts payable by all Borrowers for reimbursement or indemnification under the terms of all Loan Agreements and all other Loan Documents executed in connection with the Loan to such

Borrower, (iii) all amounts advanced by Servicer to protect or preserve the value of any security for the Loans, and (iv) all renewals, extensions, modifications, and refinancings (in whole or in part) of any of the amounts referred to in clauses (i) and (ii) above).

         "Guarantors" shall mean, collectively, Aaron Investment Company and all other subsidiaries of the Sponsor that from time to time become parties to the Guaranty Agreement and their respective successors and permitted assigns.

         "Guaranty Agreement" shall mean the Guaranty Agreement executed by each of the Subsidiaries of the Sponsor in favor of the Servicer and the Participants, substantially in the form of Exhibit C, as the same may be amended, restated, supplemented or otherwise modified from time to time

         "Hazardous Substances" shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986.

         "LIBOR" shall mean, for each Payment Period, the offered rate for deposits in U.S. Dollars, for a period of one month and in an amount comparable to the aggregate outstanding Funded Participant's Interests as of the first day of such Payment Period, appearing on Telerate Page 3750 as of 11:00 A.M. (Atlanta, Georgia time) on such date. If two or more of such rates appear on Telerate Page 3750, the rate for that Payment Period shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from Telerate Page 3750 for any reason, then such rate shall be determined by the Servicer from the Reuters Screen LIBO Page or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by the Servicer to Sponsor; in any such case rounded, if necessary, to the next higher 1/100 of 1.0%, if the rate is not such a multiple.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, charge, hypothecation, assignment, deposit arrangement, title retention, preferential property right, trust or other arrangement having the practical effect of the foregoing (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial revenue bonds or pollution control revenue bonds, and the filing of or agreements to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Loan" shall mean either a Startup Franchisee Loan or an Established Franchisee Loan, as the case may be.

         "Loan Agreement" shall mean either a Startup Franchisee Loan Agreement or an Established Franchisee Loan Agreement as the case may be.

         "Loan Commitment" shall mean the commitment to make Advances established by the Servicer in favor of any Borrower in the amount not exceeding, and upon the terms described in, the applicable Funding Approval Notice and the applicable Loan Documents, which Loan Commitment may be either a Startup Franchisee Loan Commitment or an Established Franchisee Loan Commitment.

         "Loan Default" shall mean an occurrence with respect to a Loan which is defined by the applicable Loan Documents to be an event of default (including but not limited to a Loan Payment Default and a Financial Covenant Loan Default).

         "Loan Documents" shall mean, with respect to any Loan, the Loan Agreement, the Master Note, any Personal Guaranty, any Spousal Consent, the Collateral Agreements, in each case relating to such Loan, any other documents relating to such Loan delivered by any Borrower or any guarantor or surety thereof to the Servicer and any amendments thereto (provided that such amendments are made with the consent of Sponsor, where such consent is required under this Agreement).

         "Loan Indebtedness" shall mean all amounts due and payable by a Borrower under the terms of the Loan Documents governing the Loan to such Borrower, including, without limitation, outstanding principal, accrued interest, any commitment fees, and all reasonable costs and expenses of any legal proceeding brought by the Servicer to collect any of the foregoing (including without limitation, reasonable attorneys' fees actually incurred).

         "Loan Payment Default" shall mean the failure of a Borrower to make a payment of principal, accrued interest thereon or any other amounts, within the cure period following the due date therefor, as provided under the applicable Loan Documents.

         "Loan Term" shall mean, with respect to any Loan, the prescribed term of the Loan Commitment relating to such Loan, as documented in the applicable Loan Documents, and any term-out period thereafter; provided, however, that the Loan Term shall not exceed (x) in the case of any Startup Franchisee Loan Commitment, one (1) year subject to extension in accordance with the terms of the applicable Startup Franchisee Loan Agreement, plus, in the event that the Startup Franchisee Loan Commitment is terminated upon ninety (90) days' prior notice from the Servicer, the Amortization Period and (y) in the case of an Established Franchisee Loan Commitment, four (4) years.

         "Loudermilk Family" shall mean, collectively, Robert Charles Loudermilk, Sr., his spouse, his children, his grandchildren and any trust which may be now or hereafter established for the sole benefit of any of the foregoing persons.

         "Margin Regulations" shall mean Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

         "Master Note" shall mean either a Startup Franchisee Master Note or an Established Franchisee Master Note, as the case may be.

         "Materially Adverse Effect" shall mean any materially adverse change in
(i) the business, results of operations, financial condition, assets or prospects of the Sponsor and its Subsidiaries, taken as a whole, (ii) the ability of the Sponsor to perform its obligations under this Agreement, or (iii) the ability of the Guarantors (taken as a whole) to perform their respective obligations under the Guaranty Agreement.

         "Maturity Date" shall mean, with respect to any Loan, the date set forth under the applicable Loan Documents when the related Loan Commitment has terminated and all principal and interest with respect to such Loan shall become due and payable in full; provided that, each Maturity Date shall be a Payment Date.

         "Maximum Amount" shall have the meaning set forth in Section 10.2.

         "Maximum Commitment Amount" shall mean $52,000,000, as such amount may be reduced pursuant to Section 2.7, Section 2.8 or Section 15.2.

         "Maximum Established Franchisee Recourse Amount" shall mean the greater of (x) $11,000,000 and (y) two (2) times the largest aggregate amount committed or loaned to any Borrower Group under the Franchisee Loan Program, in each case as reduced by any amounts paid by Sponsor pursuant to Section 10.3(c).

         "Merchandise" shall mean goods distributed or sold to Franchisees through Sponsor.

         "Minimum Purchase Price" shall mean, with respect to any Established Franchisee Loan, the lesser of (x) the outstanding Loan Indebtedness thereof and
(y) the sum of (i) the Established Franchisee Borrowing Base in effect on the date of the occurrence of the relevant Loan Default, or if greater, during the last full calendar month preceding the date of the occurrence of the relevant Loan Default, plus (ii) all advances made between the date that such Established Franchisee Borrowing Base is reported to the Servicer by the Sponsor and the date which is two Business Days thereafter.

         "Monthly Deposit Amount" shall have the meaning set forth in Section
9.1.

         "Monthly Servicing Report" shall have the meaning set forth in Section 3.3.

         "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

         "Opening Date" shall mean, with respect to each store location, the date determined by the Sponsor to be the opening date of such location in accordance with its standard practice, as notified to the Servicer in accordance with the terms hereof.

         "Operative Documents" shall mean this Agreement, the Guaranty Agreement, the Servicing Agreement, the Fee Letter and any other documents delivered by Sponsor or any Guarantor to the Servicer or the Participants in connection herewith or therewith.

         "Participant" shall mean SunTrust, the other lending institutions listed on the signature pages hereof and each assignee thereof, if any, pursuant to the terms hereof.

         "Participating Commitment" shall mean the commitment of each Participant to fund its Pro Rata Share of outstanding Loans in an amount not to exceed such Participant's Participating Commitment Amount.

         "Participating Commitment Amount" shall mean the amount set forth opposite each Participant's name on the signature pages hereof, as such amount may be modified by assignment pursuant to the terms hereof; provided that, following the termination of the Commitments, each Participant's Participating Commitment Amount shall be deemed to be its Pro Rata Share of the aggregate principal amount of all Loan Commitments.

         "Participant Funding" shall mean a funding by the Participants of their respective Pro Rata Shares of Advances or Loans outstanding under either or both Facilities.

         "Participant's Interest" shall have the meaning set forth in Section
2.2.

         "Participant's Unused Commitment" shall mean, with respect to any Participant, the difference between such Participant's Participating Commitment Amount and such Participant's Funded Participant's Interest.

         "Participation Certificate" shall mean a certificate issued by the Servicer to a Participant, substantially in the form of Exhibit D attached hereto, evidencing such Participant's ownership interest conveyed hereunder.

         "Payment Date" shall mean the 20th day of each calendar month; provided, however, if such day is not a Business Day, the next succeeding Business Day.

         "Payment Period" shall mean a period of one (1) month; provided that
(i) the first day of a Payment Period must be a Business Day, (ii) any Payment Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, (iii) the first Payment Period hereunder shall commence on the date hereof and shall end on the last day of the next succeeding calendar month and (iv) the first day of any succeeding Payment Period shall be the last day of the preceding Payment Period and shall end on the last day of the next succeeding calendar month.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

         "Personal Guaranty" shall mean any guaranty from a principal of a Borrower substantially in the form required by the Servicing Agreement.

         "Plan" shall mean any "employee benefit plan" (as defined in Section 3(3)f ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

         "Prime Rate" shall mean the per annum rate of interest designated from time to time by the Bank to be its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate of interest that is being offered by the Bank to its borrowers.

         "Pro Rata Share" shall mean, with respect to each of the Participants, the percentage designated as such Participant's Pro Rata Share on the signature pages hereof, as such percentage may change from time to time as a result of assignments or amendments pursuant to this Agreement.

         "Quarterly Date" shall have the meaning set forth in Section 2.4.

         "Quarterly Servicing Report" shall have the meaning set forth in
Section 3.3(b).

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

         "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal (including the abandonment or discarding of barrels, containers, or other closed receptacles), discharge, dispersal, leaching or migration into the indoor or outdoor Environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

         "Remedial Action" shall mean all actions reasonably necessary, whether voluntary or involuntary, to (a) clean up, remove, treat or in any other way adjust Hazardous Substances in the indoor or outdoor Environment; (b) prevent the Release or further movement of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; or (c) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in the Property, assets, equipment or facilities

         "Rental/Purchase Contract" shall mean a contract between a Franchisee and a customer to rent Merchandise in the form approved by the Sponsor (and which may included purchase options).

         "Rental Revenue" shall mean, with respect to any Borrower for any period, the gross revenues of such Borrower from rentals to the public of such Borrower's furniture inventory and rental equipment, including without limitation, all customer deposits, advance rental payments, waiver fees, late fees, delivery fees, nonsufficient funds fees, reinstatement fees, but excluding all Electronic Rental Revenues, all retail sales proceeds and sales taxes.

         "Reportable Event" shall have the meaning assigned to such term in ERISA.

         "Required Participants" shall mean (x) at any time prior to termination of the Commitments, Participants holding at least 66 2/3% of the sum of (x) the aggregate Funded Participant's Interests, plus (y) the Participant's Unused Commitments, and (y) at any time on and after the termination of the Commitments, Participants holding at least 66 2/3% of the aggregate outstanding Funded Participant's Interests at such time.

         "Requirement of Law" for any person shall mean the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Response Period" shall mean (i) with respect to any Loan Default, other than a Financial Covenant Loan Default, arising under the Loan Documents for any Startup Franchise Loan, a period of seventy (70) days commencing on the day next succeeding the day on which the Sponsor receives a notice from the Servicer of such Loan Default, and (ii) with respect to any Loan Default, other than a Financial Covenant Loan Default, arising under the Loan Documents for any Established Franchisee Loan, a period of five (5) Business Days commencing on the day next succeeding the day on which the Sponsor receives a notice from the Servicer of such Loan Default, provided, however, that no Response Period shall extend beyond the Final Termination Date.

         "Reuters Screen" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

         "Revolving Credit Agreement" shall mean that certain Second Amended and Restated Revolving Credit and Term Loan Agreement by and among the Sponsor, SunTrust, as a lender and as Agent, The First National Bank of Chicago and SouthTrust Bank dated as January 6, 1995, as amended.

         "Servicing Agreement" shall have the meaning set forth in the recitals hereof.

         "Servicing Fee" shall mean the fee payable to the Servicer pursuant to the terms of the Servicing Agreement.

         "Servicer" shall mean SunTrust Bank, Atlanta and its successors and assigns.

         "Sponsor's Fee" shall have the meaning set forth in the Servicing Agreement.

         "Spousal Consent" shall mean any agreement provided by the spouse of any Person executing a Guaranty to the extent such spouse has not personally executed a Guaranty, to be substantially in the form provided by the Servicer.

         "Startup Franchisee Borrower" shall mean a Franchisee who is primarily liable for repayment of a Startup Franchisee Loan as a result of having executed Loan Documents as maker, or its permitted assignee.

         "Startup Franchisee Commitment" shall have the meaning set forth in
Section 2.1(a).

         "Startup Franchisee Loan" shall mean the aggregate Advances made to a Startup Franchisee Borrower under its Startup Franchisee Loan Commitment.

         "Startup Franchisee Loan Agreement" shall mean a Line of Credit and Security Agreement setting forth the terms and conditions, as between a Startup Franchisee Borrower and the Servicer, under which the Servicer has established a Startup Franchisee Loan Commitment to make Advances to the Startup Franchisee Borrower, substantially in the form of Exhibit E, with such changes as the Sponsor and the Servicer shall agree to, subject to Section 3.1(b); provided, however, that any Startup Franchisee Loan Agreement executed prior to the Effective Date shall be substantially in the form required under the Existing Facility Agreement.

         "Startup Franchisee Loan Commitment" shall mean a commitment to make Startup Franchisee Loans extended to a Startup Franchisee Borrower pursuant to a Startup Franchisee Loan Agreement.

         "Startup Franchisee Master Note" shall mean that certain Master Note, executed by a Startup Franchisee Borrower in favor of the Servicer, evidencing such Startup Franchisee Borrower's obligation to repay all Advances made to it pursuant to a Startup Franchisee Loan Commitment, substantially in the form of Exhibit A to the Startup Franchisee Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to, subject to Section 3.1(b); provided, however, that any Startup Franchisee Master Note executed prior to the Effective Date shall be substantially in the form required under the Existing Facility Agreement.

         "Store Opening Information Sheet" shall have the meaning assigned to such term in the Servicing Agreement.

         "Subordinated Debt" shall have the meaning set forth in Section 10.8.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries.

         "Swing Line Advances" shall have the meaning set forth in Section 2.3.

         "Synthetic Lease Documents" shall mean, collectively, the Master Agreement, dated as of September 30, 1996, among the Sponsor, SunTrust Banks, Inc., as lessor (the "Lessor"), SunTrust Bank, Atlanta and SouthTrust Bank of Georgia, N.A., as lenders, and SunTrust Bank, Atlanta, as agent, the Lease Agreement, dated as of September 30, 1996, between the Lessor and the Sponsor and any supplements thereto, the Construction Agency Agreement, dated as of September 30, 1996, among the Lessor and the Sponsor, the Guaranty, dated as of September 30, 1996, executed by the Sponsor in favor of the Funding Parties (as defined therein), and any and all Security Agreements and Assignments (Construction Contract, Architect's Agreement, Permits, Licenses and Governmental Approvals, and Plans and Specifications and Drawings) executed from time to time by the Sponsor in favor of the Lessor, and any modifications of or replacements for any or all of the foregoing.

         "Tax Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

         "Telerate" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

         "Unmatured Credit Event" shall mean any condition or event which, with notice or the passage of time or both, would constitute a Credit Event.

         "Voting Stock" shall mean securities of any class or classes, the holders of which are entitled to elect all of the corporate directors (or Persons performing similar functions).

         "Wind-Down Event" shall mean either (i) the event that the Commitments are not extended for any reason and the Commitment Termination Date occurs or
(ii) the event that the Maximum Established Franchisee Recourse Amount is, at any date of determination, less than $10,000,000.

1.2      Accounting Terms and Determination.

         Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with, GAAP.

1.3      Other Definitional Terms.

         The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.

1.4      Exhibits and Schedules.

         All Exhibits and Schedules attached hereto are by reference made a part hereof.


                                2. LOAN FACILITY

2.1      Establishment of Commitments; Terms of Loans.

                  (a) Startup Franchisee Commitment. Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty and other obligations of the Sponsor set forth herein, the Servicer hereby establishes a commitment to the Sponsor to establish Startup Franchisee Loan Commitments and to make Advances thereunder to such Startup Franchisees as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on the date hereof and ending on November 1, 2000 (as such period may be extended for one or more subsequent 364-day periods pursuant to Section 2.8, the "Commitment Termination Date") in an aggregate committed amount at any one time outstanding not to exceed FIFTY-TWO MILLION AND NO/100 DOLLARS ($52,000,000) (the "Startup Franchisee Commitment"); provided that, notwithstanding any provision of this Agreement to the contrary, at no time shall the sum of aggregate committed amounts of all Loan Commitments outstanding pursuant to the Commitments, or, following the termination of any such Loan Commitment, Advances outstanding thereunder, exceed the Maximum Commitment Amount.

                  (b) Established Franchisee Commitment. Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty and other obligations of the Sponsor set forth herein, the Servicer hereby establishes a commitment to the Sponsor to establish Established Franchisee Loan Commitments and to make Advances thereunder to such Established Franchisees as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on the date hereof and ending on the Commitment Termination Date in an aggregate committed amount at any one time outstanding not to exceed THIRTY-SEVEN MILLION AND NO/100 DOLLARS ($37,000,000) (the "Established Franchisee Commitment"); provided that, notwithstanding any provision of this Agreement to the contrary, at no time shall the sum of aggregate committed amounts of all Loan Commitments outstanding pursuant to the Commitments, or, following the termination of any such Loan Commitment, Advances outstanding thereunder, exceed the Maximum Commitment Amount.

                  (c) Authorization of Loan Commitments Pursuant to Startup Franchisee Commitment; Loan Terms. Within the limits of the Startup Franchisee Commitment and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish a Startup Franchisee Loan Commitment pursuant to the Startup Franchisee Commitment in favor of a Franchisee who meets the credit criteria established by the Sponsor. The amount of each Startup Franchisee Loan Commitment shall be determined by the Sponsor but shall not be less than $100,000 for any Franchisee. Pursuant to the Startup Franchisee Loan Commitment, the Servicer shall agree to make Advances to the Startup Franchisee Borrower thereunder. Each Startup Franchisee Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Payment Date and on the Maturity Date of such Startup Franchisee Loan when all principal and interest shall be due and payable in full. Each Startup Franchisee Loan may be prepaid in full or in part on any Business Day, without premium or penalty. The Loan Term of each Startup Franchisee Loan Commitment shall be, initially, one year, but shall automatically renew unless terminated by ninety (90) days' prior written notice by Servicer to the Startup Franchisee Borrower prior to the first anniversary date and may thereafter be terminated at any time by Servicer upon ninety (90) days' prior written notice by Servicer to the Startup Franchisee Borrower; provided that the amounts outstanding thereunder shall be allowed to term out over the Amortization Period as provided below. The proceeds of each Advance made pursuant to the Startup Franchisee Loan Commitments shall be used solely to purchase inventory, and to the extent permitted by Sponsor, to pay state sales and use taxes and freight charges. At the end of each month, the aggregate Advances (other than Electronic Equipment Advances) made to each Startup Franchisee Borrower during such month (net of any prepayments during such month other than Electronic Equipment Asset Disposition proceeds to the extent applied to offset Electronic Equipment Advances as provided below) shall be amortized (in accordance with a straight-line amortization schedule) over the Amortization Period. At the end of the month, the aggregate Electronic Equipment Advances made to each Startup Franchisee Borrower during such month (net of proceeds of Electronic Equipment Asset Dispositions received during such month) shall be amortized (in accordance with a straight-line amortization schedule) over the Amortization Period. In the event that the Startup Franchisee Loan Commitment of any Startup Franchisee Borrower is terminated by the Servicer as provided above, such Startup Franchisee Borrower shall, notwithstanding the other provisions of this Section 2.1(c), amortize all outstanding Advances over the Amortization Period (in accordance with a straight-line amortization schedule), with all Electronic Equipment Advances due and payable in full no later than 18 months after termination. In the event that the Startup Franchisee Borrower terminates the Startup Franchisee Loan Commitment, all amounts advanced to such Startup Franchisee Borrower shall be due and payable in full on the termination date, together with all accrued and unpaid interest thereon. With respect to each Startup Franchisee Loan Agreement executed after January 20, 1998, each Startup Franchisee Borrower shall agree to pay a commitment fee on its unused Startup Franchisee Loan Commitment in an amount to be determined by the Sponsor, such commitment fee to be paid quarterly, in arrears.

                  (d) Authorization of Loan Commitments Pursuant to Established Franchisee Commitment; Loan Terms. Within the limits of the Established Franchisee Commitment and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish an Established Franchisee Loan Commitment pursuant to the Established Franchisee Commitment in favor of an Established Franchisee who meets the credit criteria established by the Sponsor. The amount of each Established Franchisee Loan Commitment shall be determined by the Sponsor, but shall not be less than $100,000. Pursuant to the Established Franchisee Loan Commitment, the Servicer shall agree to make Advances to the Established Franchisee Borrower thereunder. Each Established Franchisee Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding

         Approval Notice, and interest shall be payable on each Payment Date and on the Maturity Date of such Established Franchisee Loan when all principal and interest shall be due and payable in full. Each Established Franchisee Loan may be prepaid in full or in part on any Business Day, without premium or penalty. The Loan Term of each Established Franchisee Loan shall not exceed four years. The proceeds of each Advance made pursuant to the Established Franchisee Loan Commitments shall be used for general corporate purposes. Each Established Franchisee Borrower shall agree to pay a commitment fee on the unused Established Franchisee Loan Commitment in an amount to be determined by the Sponsor but in any event not to exceed 0.5% per annum, such commitment fee to be paid quarterly, in arrears. At no time, except as otherwise provided in the form of Established Franchisee Loan Agreement, shall the aggregate outstanding principal amount of any and all Established Franchisee Loans made to any Borrower exceed the Established Franchisee Borrowing Base of such Borrower as in effect at such time.

(e) Conditions to Obligation of Servicer to Establish Loan Commitments. Servicer's obligation to establish each Loan Commitment under the Operative Documents is subject to the fulfillment of the following conditions as of the Closing Date of such Loan:

                           (ii) this Agreement and each of the other Operative Documents shall be in full force and effect;

                           (iii) the representations and warranties of the Sponsor contained in Article 5 shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Closing Date of such Loan;

                           (iv) the Servicer shall have received from the Sponsor a Funding Approval Notice authorizing such Loan Commitment and a Store Opening Information Sheet;

                           (v) all precedents and conditions to the Loan Commitment specified in the Servicing Agreement, together with such additional precedents and conditions as may, at Sponsor's election, be included in the applicable Funding Approval Notice, shall have been completed to the Servicer's reasonable satisfaction; and

                           (vi) no Credit Event, Unmatured Credit Event, Change of Control or Wind-Down Event shall have occurred and be continuing.

2.2      Conveyance of Participant's Interest.

                  (a) The Servicer hereby sells, assigns, transfers and conveys to the Participants, without recourse or warranty, and each Participant hereby purchases from the Servicer, an undivided percentage ownership interest (which percentage shall be equal to each Participant's Pro Rata Share) in (i) the Commitments, (ii) the Loan Commitments, (iii) the Loans, (iv) the Collateral, (v) all rights against any guarantor of any Loan, including the Sponsor, (vi) the Loan Documents, (vii) all rights pursuant to the Guaranty Agreement and (viii) all right, title and interest to any payment or right to receive payment with respect to the foregoing (collectively, the "Participant's Interest"). Notwithstanding the foregoing, each Participant's right to receive payments of interest, commitments fees or other fees with respect to the Commitment, the Loan Commitments and the Loans shall not exceed the amounts which such Participant is entitled to receive pursuant to the terms of this Agreement.

(b) In consideration of the entry by each Participant into this Agreement and the obligation of each Participant hereunder, the Servicer shall issue to each Participant on the Closing Date, a Participation Certificate. Each Participation Certificate shall be in an amount equal to the relevant Participant's Participating Commitment Amount, and the Funded Participant's Interest outstanding thereunder shall bear interest as hereinafter set forth and shall be payable as hereinafter set forth.

(c) In accordance with the terms and conditions hereof, and in consideration of the sale of the Participant's Interest to such Participant, each Participant severally agrees from time to time, during the period commencing on the Effective Date and ending on the Final Termination Date, to fund its Pro Rata Share of outstanding Loans made by the Servicer to the Borrowers in an aggregate amount at any one outstanding not to exceed such Participant's Participating Commitment Amount (subject to each Participant's obligations pursuant to Section 2.3(d)).

2.3      Funding of Advances; Swing Line; Funding of Participant's Interest in
         Loans.

                  (a) Funding of Advances. The Servicer shall fund Advances requested by the Borrowers in accordance with the terms of the applicable Loan Documents and the Servicing Agreement. On the date of any such funding, the Servicer shall elect whether or not to require the Participants to fund their respective Pro Rata Share of the Advances to be made on such date. In the event that the Servicer elects not to require the Participants to fund their Pro Rata Share of the Advances to be made on such date, the Servicer shall make such Advances (each, a "Swing Line Advance") to the Borrowers for the account of the Servicer; provided that, the aggregate amount of Swing Line Advances outstanding on any date shall not exceed $5,000,000 and further provided that the sum of (x) the aggregate outstanding Swing Line Advances plus (y) the aggregate outstanding Funded Participant's Interests (exclusive of the Swing Line Advances) shall not exceed the Maximum Commitment Amount. If (i) any Credit Event, Change of Control or Wind-Down Event shall have occurred, (ii) after giving effect to any requested Advance, the aggregate Swing Line Advances outstanding hereunder would exceed $5,000,000, or (iii) the Servicer otherwise determines in its sole discretion to request a Participant

         Funding hereunder, then the Servicer shall notify the Participants pursuant to subsection (b) requesting a Participant Funding.

                  (b) Notification of Participant Funding. In the event that the Servicer desires that the Participants fund their respective Pro Rata Shares of Advances or Loans made or outstanding pursuant to the Loan Documents, the Servicer shall deliver written or telecopy notice to the Participants (or telephonic notice promptly confirmed in writing or by telecopy) (a "Participant Funding Request") by no later than 10:00 a.m. (Atlanta, Georgia time) on the date which is the requested date of the Participant Funding which shall specify (x) the date of the Participant Funding, which shall be a Business Day, and (y) each Participant's Pro Rata Share of the Advances or Loans outstanding to be funded in connection with such Participant Funding.

                  (c) Each Participant shall make available its Pro Rata Share of the requested Participant Funding on the proposed date thereof by wire transfer of immediately available funds to the Servicer in Atlanta, Georgia by not later than 2:00 P.M. (Atlanta, Georgia time). Unless the Servicer shall have received notice from a Participant prior to the date of any Participant Funding that such Participant will not make available to the Servicer such Participant's Pro Rata Share of such Participant Funding, the Servicer may assume that the Participant has made such portion available to the Servicer on the date of such Participant Funding in accordance with this subsection (c) and the Servicer may, in reliance on such assumption, make available to the Borrowers a corresponding amount or credit the same to Swing Line Advances. If and to the extent that such Participant shall not have made such portion available to the Servicer, such Participant and the Sponsor shall severally agree to repay the Servicer forthwith (on demand in the case of the Participant and within three (3) days of such demand in the case of the Sponsor), without duplication, such amount with interest at the Federal Funds Rate plus 2% per annum and, until such time as such Participant has repaid to the Servicer such amount, such Participant shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or the other Operative Documents, and (ii) shall not be entitled to receive any payments of interest, fees or repayment of the principal amount of such Advance or Loan which the Participant has failed to pay to the Servicer. If such Participant shall repay to the Servicer such amount, then such amount shall constitute part of such Participant's Funded Participant's Interest.

                  (d) Each Participant's obligations to fund its Pro Rata Share of any requested Participant Funding shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense, or other right which such Participant may have against the Servicer, the Sponsor, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence of any Credit Event, Unmatured Credit Event, Change of Control or Wind-Down Event, (iii) the occurrence of any Loan Default, (iv) any adverse change in the condition (financial or otherwise) of the Sponsor or any other Credit Party or any Borrower,
         (v) the acceleration
         or maturity of any Loan or the Sponsor's obligations hereunder or the termination of the Commitments, Loan Commitments or the Participating Commitments after the making of any Swing Line Advance, (vi) any breach of this Agreement by the Sponsor or any other Participant, or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                  (e) Notwithstanding the foregoing provisions of this Section 2.3, no Participant shall be required to fund its Pro Rata Share of any requested Participant Funding for purposes of refunding a Swing Line Advance pursuant to subsection (d) above if a Loan Default with respect to the relevant Loan has occurred and is continuing and, prior to the making by the Servicer of such Swing Line Advance, the Servicer had received written notice from Sponsor, the relevant Borrower or any Participant specifying that such Loan Default had occurred and was continuing (and identifying the same as a Loan Default, as the case may be) which has not been cured or waived; provided that, in the case of a Loan Default arising from an Unmatured Credit Event or Credit Event where the Participants are not pursuing remedies, the Participants will be obligated to fund their respective Pro Rata Shares of Swing Line Advances as long as the aggregate amount of such Swing Line Advances does not exceed $2,000,000.

2.4      Commitment Fees.

                  (a) Each Participant will receive, from amounts paid by the Borrowers under the Loan Documents and the Sponsor under the Operative Documents, a commitment fee (the "Commitment Fee") with respect to the average daily amount of each Participant's Unused Commitment, for the period commencing on the Effective Date and ending on the Final Termination Date, or such earlier date as the Participating Commitments shall expire or terminate, equal to 0.125% per annum, such Commitment Fee to be payable in arrears on each third Payment Date (a "Quarterly Date") commencing on October 20, 1999, for the preceding Payment Period, calculated on the basis of a 360-day year and the actual number of days elapsed.

                  (b) All Commitment Fees shall be paid on the dates due, in immediately available funds, to the Participants by the Servicer from amounts received from the Borrowers and Sponsor.

                  (c) In the event that the commitment fees received by the Servicer from the Borrowers and the Sponsor are not sufficient on any Quarterly Date to pay the Commitment Fees to the Participants required pursuant hereto, the Sponsor shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer, if applicable) and either, at the election of the Sponsor,
         (x) the Sponsor shall be reimbursed by the Servicer upon receipt of such amount from the Borrower, (y) the Loan Indebtedness shall be deemed to be reduced by such amount for purposes of a repayment or purchase of such Defaulted Loan by Sponsor in accordance with the terms of this Agreement or (z) if elected by Sponsor and if such amount is sufficient to cure any Loan Payment Default such amount shall be deemed to have satisfied Sponsor's obligation to cure such Loan Payment Default hereunder.

2.5      Interest on Funded Participant's Interest.

                  (a) Funded Startup Franchisee Participant's Interest. Subject to the provisions of Section 2.6, each Participant's Funded Startup Franchisee Participant's Interest shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at rate per annum equal to the Adjusted LIBO Rate for the Payment Period in which such Funded Startup Franchisee Participant's Interest is outstanding (with the Adjusted LIBO Rate applicable to all amounts outstanding during any Payment Period being automatically reset on the first day of each Payment Period regardless of the date of any Participant Funding hereunder) plus an additional one and one quarter of one percent (1.25%) per annum.

                  (b) Funded Established Franchisee Participant's Interest. Subject to the provisions of Section 2.6, each Participant's Funded Established Franchisee Participant's Interest shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at rate per annum equal to the Adjusted LIBO Rate for the Payment Period in which such Funded Established Franchisee Participant's Interest is outstanding (with the Adjusted LIBO Rate applicable to all amounts outstanding during any Payment Period being automatically reset on the first day of each Payment Period regardless of the date of any Participant Funding hereunder) plus an additional one and one half of one percent (1.50%) per annum.

                  (c) Payment of Interest. Interest on each Participant's Funded Participant's Interest shall be payable by the Servicer to the Participants on each Payment Date from interest payments received on the Loans under such Facility on such Payment Date for the preceding Payment Period and from other amounts received from the Sponsor.

                  (d) Sponsor's Obligation. In the event that the interest received by the Servicer from the Borrowers on any Payment Date is not sufficient to pay the interest to the Participants required pursuant hereto, the Sponsor shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer) and if such shortfall results from Loan Payment Defaults rather than interest rate variances, either, at the election of the Sponsor, (x) the Sponsor shall be reimbursed by the Servicer upon receipt of such amount from the applicable Borrower, (y) the Loan Indebtedness of such Borrower shall be deemed to be reduced by such amount for purposes of a repayment or purchase of such Defaulted Loan by Sponsor in accordance with the terms of this Agreement or (z) if elected by Sponsor and if such amount is sufficient to cure any Loan Payment Default, such amount shall be deemed to have satisfied Sponsor's obligation to cure such Loan Payment Default hereunder.

                  (e) In the event that LIBOR is not determinable by the Bank or it becomes impossible or illegal for the Bank to determine the Funded Participants Interest based upon LIBOR, the parties agree that in such event the Funded Participants Interest shall bear interest at a rate per annum equal to the Prime Rate plus a mutually agreed upon spread based upon current market conditions.

2.6      Default Interest.

         If any amount payable to the Servicer or the Participants by the Sponsor under the Operative Documents is not paid on the date due hereunder, such amount shall bear interest (to the extent permitted by law) for each day from such date up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate set forth in Section 2.5 for each Facility plus an additional one percent (1.0%) per annum.

2.7      Voluntary Reduction of the Unutilized Commitment.

         Upon at least three (3) Business Days' prior telephonic notice (promptly confirmed in writing) to the Servicer, Sponsor shall have the right, without premium or penalty, to terminate the Commitments, in part or in whole, provided that (i) any such termination shall apply to proportionately and permanently reduce each Facility, (ii) any such termination shall apply to proportionately and permanently reduce the Participating Commitments of each of the Participants, (ii) any partial termination pursuant to this Section 2.7 shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000, and (iii) the Commitments may not be reduced if, as a result thereof, the amount of either Facility is less than the aggregate sum of all outstanding Loan Commitments pursuant to such Facility.

2.8      Extension of Commitments.

                  (a) The Sponsor may, by written notice to the Servicer (which shall promptly deliver a copy to each of the Participants), given not more than sixty (60) days prior to any anniversary of the date of this Agreement while the Commitments are effect, request that the Participants extend the then scheduled Commitment Termination Date (the "Existing Date") for an additional 364-day period. Each Participant shall, by notice to the Sponsor and the Servicer given within fifteen
         (15) Business Days after receipt of such request, advise the Sponsor and the Servicer whether or not such Participant consents to the extension request (and any Participant which does not respond during such 15-day period shall be deemed to have advised the Sponsor and the Servicer that it will not agree to such extension).

                  (b) In the event that, on the 15th Business Day after receipt of the notice delivered pursuant to subsection (a) above, all of the Participants shall have agreed to extend their respective Participating Commitments, the Commitment Termination Date shall be deemed to have been extended, effective as of the Existing Date, to the date which is 364 days thereafter.

                  (c) In the event that, on the 15th Business Day after receipt of the notice delivered pursuant to subsection (a) above, all of the Participants shall not have agreed to extend their respective Participating Commitments, the Sponsor and the Servicer shall notify the consenting Participants ("Consenting Participants") of the aggregate Participating Commitment Amounts of the non-extending Participants ("Non-Consenting Participants") and such Consenting Participants shall, by notice to the Sponsor and the Servicer given within ten (10) Business Days after receipt of such notice, advise the Servicer and Sponsor whether or not such Participant wishes to purchase all or a portion of the Participating Commitments of the Non-Consenting Participants (and any Participant which does not respond during such 10-Business Day period shall be deemed to have rejected such offer). In the event that more than one Consenting Participant agrees to purchase all or a portion of such Participating Commitments, the Sponsor and the Servicer shall allocate such Participating Commitments among such Consenting Participants so as to preserve, to the extent possible, the relative pro rata shares of the Consenting Participants of the Participating Commitments prior to such extension request. If Consenting Participants do not elect to assume all of the Participating Commitments of the Non-Consenting Participants, the Sponsor shall have the right, subject to the terms and conditions of Section 15.6, to arrange for one or more banks (any such bank being called a "New Participant") to purchase the Participating Commitment of any Non-Consenting Participant. Each Non-Consenting Participant shall assign its Participating Commitment and its Participant's Interest outstanding hereunder to the Consenting Participant or New Participant purchasing such Participating Commitment in accordance with Section 15.6, in return for payment in full of all principal, interest and other amounts owing to such Non-Consenting Participant hereunder, on or before the Existing Date and, as of the effective date of such assignment, shall no longer be a party hereto, provided that each New Participant shall be subject to the approval of the Servicer (which approval shall not be unreasonably withheld). If (and only if) Participants (including New Participants) holding Participating Commitments representing at least an amount equal to the greater of (x) the sum of all outstanding Loan Commitments under both Facilities and
         (y) 85% of the aggregate Participating Commitments on the date of such extension request shall have agreed to such extension by the Existing Date (the "Continuing Participants"), then (i) the Commitment Termination Date shall be extended for an additional 364-day period and
         (ii) the Participating Commitment of any Non-Consenting Participant which has not been assigned to a Consenting Participant or a New Participant shall terminate (with the result that the amount of the Commitments shall be decreased proportionately by the amount of such Participating Commitment), and all amounts owing to such Non-Consenting Participant shall become due and payable, together with all interest accrued thereon and all other amounts owed to such Non-Consenting Participant hereunder, on the Existing Date applicable to such Participant without giving effect to any extension of the Commitment Termination Date.

2.9      Wind-Down Events.

                  (a) In the event that the Commitments are not extended for any reason and the Commitment Termination Date occurs, then (x) the Sponsor shall not have the right to request that any further Loan Commitments be established, and (y) the Servicer shall, within a reasonable period of time and in any event no later than thirty (30) days after the Commitment Termination Date, give notice to each of the Startup Franchisee Borrowers terminating the Startup Franchisee Loan Commitments as of the date which is ninety (90) days after delivery of such notice, subject, in each case, to the right of the Startup Franchisee Borrowers to term out the amounts outstanding under their Loan Commitments as set forth in Section 2.1(c); provided, however, that the occurrence of such Wind-Down Event shall not affect the obligation of (i) the Servicer to make Advances pursuant to existing Startup Franchisee Loan Commitments, except to the extent that the Startup Franchisee Loan Commitments are terminated pursuant to clause
         (y) above, (ii) the Participants to fund their Participant's Interest as provided herein, except to the extent that the Startup Franchisee Loan Commitments are terminated pursuant to clause (y) above or (iii) the Credit Parties under the Operative Documents.

                  (b) In the event that the Maximum Established Franchisee Recourse Amount is, at any date of determination, less than $10,000,000, then the Sponsor shall not have the right to request that any further Established Franchisee Loan Commitments be established; provided, however, that the occurrence of such Wind-Down Event shall not affect the obligation of (x) the Servicer to make Advances pursuant to existing Established Franchisee Loan Commitments, (y) the Participants to fund their Participant's Interest as provided herein, or (z) the Credit Parties under the Operative Documents.

2.10     Reserve Requirements; Change in Circumstances; Change in Lending
         Offices.

                  (a) Notwithstanding any other provision herein, if, by reason of (i) after the date hereof, the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or
         (ii) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, any Participant's office through which it funds its obligations hereunder shall be imposed or deemed applicable or any other condition affecting its obligation to make or maintain its Funded Participant's Interest at a rate based upon the Adjusted LIBO Rate shall be imposed on any Participant or its office through which it funds its obligations hereunder or the interbank Eurodollar market; and as a result thereof there shall be any increase in the cost to such Participant of agreeing to make or making, funding or maintaining funds its obligations hereunder (except to the extent already included in the determination of the applicable Adjusted LIBO Rate), or there shall be a reduction in the amount received or receivable by that Participant or its office through which it funds its obligations hereunder, then the Sponsor shall from time to time, upon written notice from and demand by the Participant (with a copy of such notice and demand to the Servicer), pay to the Servicer for the account of that Participant within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify that Participant against such increased cost. A certificate as to the amount of such increased cost submitted to the Sponsor and the Servicer by that Participant, shall, except for manifest error, be final, conclusive and binding for all purposes.

                  (b) If while the Commitments or any Loan Commitments are outstanding, any Participant (including any the Servicer) determines that the adoption of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change in any of the foregoing or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or any lending office of such Participant) or any Participant's holding company with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Participant's capital or on the capital of such Participant's holding company, if any, as a consequence of this Agreement, the Loan Documents or the purchases made by such Participant pursuant hereto to a level below that which such Participant or such Participant's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Participant's policies and the policies of such Participant's holding company with respect to capital adequacy) by an amount reasonably deemed by such Participant to be material, then from time to time, within 15 days after written demand by such Participant, the Sponsor pay to such Participant such additional amount or amounts as will compensate such Participant or such Participant's holding company for such reduction. A certificate as to the amount of any such additional amount or amounts, submitted to the Sponsor and the Servicer by such Participant, shall, except for manifest error, be final, conclusive and binding for all purposes.

                  (c) Each Participant agrees that, if requested by the Sponsor, it will use reasonable efforts (subject to overall policy considerations of such Participant) to designate an alternate lending office with respect to any of its Funded Participant's Interest affected by the matters or circumstances described above to reduce the liability of the Sponsor or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Participant as determined by such Participant, which determination if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this Section 2.10(c) shall affect or postpone any of the obligations of the Sponsor or any right of any Participant provided hereunder.

2.11     Pro Rata Treatment.

         Subject to the application of payments pursuant to Article 3 and except as specifically provided therein, each payment of principal of any Funded Participant's Interest, each payment of interest with respect to the Funded Participant's Interest, each payment of the Commitment Fees and each reduction of the Commitments shall be allocated pro rata among the Participants in accordance with their respective applicable Pro Rata Share of the applicable Facility or Commitments, as appropriate. Each Participant agrees that in computing such Participant's portion of any Funded Participant's Interest to be made hereunder, the Servicer may, in its discretion, round each Participant's percentage of such Participant Funding Request to the next higher or lower whole dollar amount.

2.12     Payments.

                  (a) The Sponsor shall make each payment required to be made by Sponsor hereunder and under any other Operative Document to any Participant or the Servicer not later than 1:00 p.m. (Atlanta, Georgia time), on the date when due in dollars to the Servicer at its offices in Atlanta, Georgia in immediately available funds.

                  (b) Whenever any payment hereunder or under any other Operative Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Commitment Fees, if applicable.

2.13     Sharing of Setoffs.

         Each Participant agrees that if it shall, in accordance with applicable law, through the exercise of a right of banker's lien, setoff or counterclaim against the Sponsor or any Borrower, or pursuant to a secured claim under Section 506 or Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by the Participant under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Funded Participant's Interest under this Agreement as a result of which the unpaid principal portion of its Funded Participant's Interest shall be proportionately less than the unpaid principal portion of the Funded Participant's Interest of any other Participant, it shall be deemed simultaneously to have purchased from such other Participant at face value, and shall promptly pay to such other Participant the purchase price for, a participation in the Funded Participant's Interest of such other Participant, so that the aggregate unpaid principal amount of the Funded Participant's Interest and participations in Funded Participant's Interests held by each Participant shall be in the same proportion to the aggregate unpaid principal amount of all Funded Participant's Interests then outstanding as the principal amount of its Purchases prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Funded Participant's Interests outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Servicer and each Participant hereby further agrees that any set-off amount received with respect to any Borrower, the Sponsor or any Guarantor shall first be applied to amounts outstanding under the Franchisee Loan Program prior to application to any other obligations of any such Person to the Servicer or such Participant. The Sponsor expressly consents to the foregoing arrangements and agrees, to the extent permitted by applicable law, that any Participant holding a Funded Participant's Interest or a participation in a Funded Participant's Interest deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Sponsor to such Participant by reason thereof.

         3. SERVICER'S SERVICING OBLIGATIONS; DISTRIBUTION OF PAYMENTS

3.1      Servicer's Obligations with Respect to Loans; Collateral; Non-Recourse.

                  (a) The Servicer shall, for itself and the benefit of all of the Participants and the Sponsor, (i) document, close, manage, administer and collect the Loans in accordance with the terms of this Agreement and the Servicing Agreement and exercise all discretionary powers involved in such management, administration and collection and
         (ii) shall distribute the funds received with respect to the Loans and from the Sponsor in accordance with the terms of this Agreement. The Servicer agrees that it will exercise the same care in administering the Loans as it exercises with respect to loans of similar size and type in which no participations are allocated and in accordance with the terms of the Servicing Agreement and Section
         10.14 hereto.

                  (b) The forms of Loan Agreement and Master Note used by the Servicer as documentation for each Loan on and after the Effective Date shall be substantially in the forms attached hereto. The Sponsor shall have the right to direct the Servicer to make modifications to such forms and amendments thereto from time but the Sponsor may not direct the Servicer to revise or amend such forms so as to be inconsistent with the terms of Section 2.1 (c) and (d).

                  (c) Notwithstanding anything in this Agreement to the contrary, each of the Participants acknowledges and agrees that the Servicer shall have no obligation to the Participants with respect to the obtaining or retention of any guaranties required by the Sponsor (other than to distribute any proceeds therefrom in accordance with the terms of this Article 3). The Participants acknowledge and agree that the Sponsor has the right to release or modify the terms of, or not require, any Personal Guaranty or any Spousal Consent.

                  (d) In addition, each of the Participants acknowledges and agrees that the obligations of the Servicer with respect to the Collateral shall be expressly limited to the filing of financing statements (but not fixture filings) in the locations indicated in the applicable Funding Approval Notice for each Borrower and filing continuation statements with respect thereto and taking enforcement action in accordance with Section 10.14 hereto.

                  (e) Each of the Participants acknowledges and agrees that all payments made to the Participants pursuant to this Agreement by the Servicer shall be made solely from amounts received from the Sponsor, the Borrowers and other obligors or Collateral under the applicable Loan Documents and the Servicer shall have no personal liability for any amounts payable to the Participants hereunder. Each of the Participants acknowledges and agrees that the Servicer shall be relying solely upon the Sponsor for purposes of calculating and ensuring compliance by Established Franchisee Borrowers with the Established Franchisee Borrowing Base for each Established Franchisee Loan.

                  (f) Each of the Participants acknowledges and agrees that any payments of delinquent payment fees received from the Borrowers pursuant to the Loan Agreements shall be for the sole account of the Sponsor and that the Participants shall have no right to receive such payments unless a Credit Event has occurred and is continuing; provided that, with respect to any payments received from a Borrower, such payments shall be first applied to pay all accrued but unpaid interest and principal and other fees due and owing from such Borrower before application of such payment to any delinquent payment fees.

                  (g) Each Participant hereby acknowledges and agrees that the Servicer has no ability to halt an ACH transfer upon the inputting of such transfer request by Sponsor from the ATAC System into the ACH system (other than the ability to retrieve ACH transfers which are sent to the wrong party or otherwise manifestly erroneous as provided in the ACH Agreement with Sponsor), and Sponsor hereby accepts full responsibility for any overadvance created by such inputting of information and shall indemnify the Servicer and the Participants therefor as provided herein.

3.2      Application of Payments.

                  (a) The Servicer and the Sponsor shall instruct each Borrower to make payments with respect to Loans and the Loan Commitments directly to the Servicer, either by mail, wire transfer or debit pursuant to an ACH Authorization.

                  (b) On each Quarterly Date, all payments of Commitment Fees shall be distributed by the Servicer to the Participants pro rata in accordance with Section 2.4, with any remainder to be applied as set forth in the Servicing Agreement.

                  (c) On each Payment Date, all payments of interest received by the Servicer from the Borrowers under each Facility and from the Sponsor pursuant to its guaranty of each Facility contained herein with respect to the Loans and not previously distributed by the Servicer, shall be applied to pay all accrued but unpaid interest on the Funded Participant's Interest under the applicable Facility pursuant to this Agreement, then to pay all accrued but unpaid Servicing Fees and then to pay the Sponsor's Fee, in accordance with the terms of the Servicing Agreement and Fee Letter.

                  (d) On any Business Day on which the Servicer shall receive any payment in respect of the principal amount of any Loan, whether from a Borrower, the Sponsor pursuant to its guaranty contained herein, or any other obligor with respect thereto, the Servicer may elect, in its sole discretion to (i) apply such principal payment to fund any requested Advances, (ii) apply such amount to repay any outstanding Swing Line Advances, or (iii) to either (x) distribute such amount to the Participants to reduce each Participant's Funded Participant's Interest under such Facility or (y) apply such amount to SunTrust's Funded Participant's Interest under such Facility only (with the understanding that the Funded Participant's Interest of each Participant shall not be deemed to have been repaid until such amount is actually received by such Participant); provided that, in the event that the Servicer elects to apply any repayment to reduce SunTrust's Funded Participant's Interest without a corresponding reduction of the other Participant's Funded Participant's Interest, SunTrust shall be obligated to make a payment to each Participant equal to such Participant's Pro Rata Share of such payment upon the earlier of (i) the next Payment Date and (ii) the occurrence of a Credit Event hereunder.

                  (e) If during any period when no Credit Event has occurred and is continuing, amounts received by Servicer are not capable of being allocated to any specific Loan or, in the case of amounts allocable to a specific Loan, are not sufficient to repay all obligations then due and owing with respect thereto, such amounts shall be applied by the Servicer as follows: (i) first, to the payment of Commitment Fees owing to the Participants hereunder, (ii) second, to the payment of accrued interest on the Funded Participant's Interest hereunder, pro rata between the two Facilities, (iii) third, to the payment of the Servicing Fees owing under the Servicing Agreement, (iv) fourth, to the repayment of the Funded Participant's Interests outstanding hereunder pro rata between the two Facilities, (v) fifth, to the payment of all other amounts owing to the Servicer or any Participant hereunder, and
         (vi) sixth, if all obligations of the Sponsor pursuant to the Operative Documents have been satisfied in full, to the Sponsor.

                  (f) During any period when a Credit Event has occurred and is continuing, any amounts received by Servicer with respect to the Loans shall be applied, after deduction of any expenses incurred in the collection of any such amounts, as follows (i) first, to the payment of any accrued and unpaid Servicing Fee, (ii) second, to each Participant in accordance with Pro Rata Share, and (iii) thereafter, to such Persons as may be legally entitled thereto.

                  (g) If not sooner repaid, all amounts due and payable to the Servicer and the Participants under the Operative Documents shall be due and payable in full on the Final Termination Date.

3.3      Monthly Servicing Report and Quarterly Servicing Report.

                  (a) On each Payment Date, the Servicer shall telecopy to the Sponsor and each Participant a servicing report in the form of Exhibit F (the "Monthly Servicing Report") setting forth the following information with respect the Loans:

                           (i) the aggregate principal balance of the Loans
                  under each Facility as of the close of business on the last day of the preceding Payment Period and on such Payment Date;

                           (ii) the aggregate amount of Loans repurchased by the
                  Sponsor or amounts collected with respect to the Collateral for the Loans with respect to each Facility since the last Payment Date;

                           (iii) the aggregate Loan Commitments under each
                  Facility as of the close of business on the last Business Day of the preceding Payment Period and on such Payment Date;

                           (iv) each Loan which is past due (including the past
                  due amount and the number of days past due) under each Facility;

                           (v) if a Change of Control has occurred, the amount
                  on deposit in the Cash Collateral Account; and

                           (vi) the amount of the Maximum Established Franchisee
                  Recourse Amount as of such date.

                  (b) No later than fifty (50) days after the end of each calendar quarter, the Servicer shall provide to the Sponsor and each Participant a quarterly servicing report in the form of Exhibit G (the "Quarterly Servicing Report") setting forth the information required therein.

                  4.       LOAN DEFAULT; RIGHT TO MAKE GUARANTY DEMAND

4.1      Notice Of Loan Default.

         The Servicer shall notify the Sponsor and the relevant Borrower of a Loan Payment Default within fifteen (15) Business Days following the occurrence thereof and of any other Loan Default of which the Servicer has actual knowledge in accordance with the terms of the Servicing Agreement.

4.2      Waiver or Cure By The Sponsor.

         Unless a Credit Event, an Unmatured Credit Event or a Change of Control has occurred and is continuing, within the Response Period, the Sponsor shall be entitled (but not obligated) to:

                  (a) in the case of a Loan Default, other than a Loan Payment Default, waive such Loan Default by sending to the Servicer a Default Waiver Request, except as set forth in Section 4.4; provided however, that the Sponsor shall not request a waiver of (A) more than three (3) such Loan Defaults in any one year period with respect to any Loan; (B) more than two (2) consecutive Financial Covenant Loan Defaults; or (C) compliance by any Established Franchisee Borrower with the applicable Established Franchisee Borrowing Base (except to the extent that the Sponsor may cure a Loan Payment Default caused by a failure to make any required prepayment as a result of an overadvance to the extent permitted by subsection (b) of this Section 4.2); or

                  (b) in the case of a Loan Payment Default, to waive and cure such Loan Payment Default (including a Loan Payment Default resulting from the failure of a Borrower to remain in compliance with the borrowing base requirements of the applicable Established Franchisee Loan Agreement); provided, however, that Sponsor shall not waive and cure more than two (2) consecutive Loan Payment Defaults nor waive and cure more than a total of four (4) Loan Payment Defaults in any four year period, with respect to any Loan.

                  During a Response Period, the Servicer shall refrain from taking any legal action against the Defaulted Borrower under the Defaulted Loan which is the subject of such Response Period, and from accelerating payment of the Loan Indebtedness under such Defaulted Loan but the Servicer shall cease funding any further Advances pursuant to the Loan Commitment. If the Sponsor waives any Loan Default (other than a Loan Payment Default) or waives and cures any Loan Payment Default (subject to Section 4.4) prior to the expiration of a Response Period, then as to each Loan Default so waived or waived and cured, the Defaulted Borrower's and the Servicer's respective rights and obligations under the Loan Documents shall be restored to the same status as if such waived Loan Default never occurred. In addition, if the Sponsor takes over the operation of the business of an Established Franchisee Borrower as provided in Article 10, the Servicer shall refrain from exercising remedies against such Borrower for as long as the Sponsor is complying with Section 10.3, unless a Credit Event has occurred and is continuing or the Required Participants otherwise agree.

4.3      Defaulted Loan Guaranty Demand.

         (a) In the event that following the end of a Response Period, a Loan Payment Default is not cured or in the event that any other Loan Default is not then waived, the Servicer shall have the right at any time thereafter to demand that Sponsor comply with its obligations with respect to such Defaulted Loan set forth in Article 10.

         (b) In the event that the Sponsor is not obligated to repay the Loan Indebtedness with respect to a Defaulted Loan pursuant to the Article 10 or in the event that a Credit Event has occurred and is continuing and Sponsor has not purchased all outstanding Startup Franchisee Loans hereunder and fully cash-collateralized the Maximum Established Franchisee Recourse Amount, the Sponsor agrees that the Servicer shall be released from its obligations to the Sponsor hereunder with respect to administering and enforcing all Loans and may administer and enforce such Loans as it deems appropriate, without regard to any limitations or restrictions set forth herein (but subject to Article 3 in all events) or in any other Operative Document.

4.4      No Waiver or Cure Available.

         Notwithstanding anything contained in this Article to the contrary, the Sponsor shall, within five (5) Business Days of its receipt of a written demand from the Servicer instructing it to do so, purchase the Loan Indebtedness of any Loan and assume the Loan Commitment with respect to a Defaulted Borrower whose Loan Default either arises from the bankruptcy or insolvency of such Borrower or the termination of the Franchise Agreement to which such Borrower is a party; provided that, with respect to an

         Established Franchisee Loan, the Servicer, at its option, with the approval of the Required Participants, may require that the Sponsor exercise any or all of the remedies set forth in Section 10.3 with respect to such Defaulted Loan except to the extent prohibited by applicable law in the case of the bankruptcy of the Borrower.

         Notwithstanding any other provision of the Operative Documents to the contrary, the repurchase by the Sponsor of any Loan or Loan Commitment upon termination (or failure to renew) of the relevant Borrower's Franchise Agreement by the Sponsor for any reason other than default thereunder by such Borrower shall not be deemed to be a payment pursuant to Article 10 and shall not reduce the Maximum Amount or the Maximum Established Franchisee Recourse Amount thereunder.


                  5.       REPRESENTATIONS AND WARRANTIES

         The Sponsor (as to itself and each of the Consolidated Companies) hereby represents and warrants to the Servicer and each of the Participants that:

5.1      Organization and Qualification.

         The Sponsor and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the State of Georgia and the State of Delaware, as applicable; the Sponsor and its Subsidiaries have the corporate power to own their property and to carry on their business as now being conducted; and the Sponsor and its Subsidiaries are duly qualified as foreign corporations to do business and are in good standing in every jurisdiction in which the nature of the business conducted by them makes such qualification necessary and where failure to qualify would have a Materially Adverse Effect.

5.2      Sponsor's Powers.

         The execution, delivery and performance of this Agreement, the Guaranty Agreement and each other Operative Document required hereunder are within the Sponsor's or the Guarantors' corporate powers, as the case may be, have been duly authorized by all necessary shareholder or corporate action, and do not and will not contravene or conflict with the terms of any charter, by-law or other organizational papers of the Sponsor or any of its Subsidiaries, or any indenture, agreement or undertaking to which the Sponsor or any of its Subsidiaries is a party or by which the Sponsor or any of its Subsidiaries is bound or affected.

5.3      Enforceability of Agreement and Other Operative Documents.

         This Agreement is a legal, valid and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms, and each other Operative Document and any other instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable against the Sponsor and its Subsidiaries, as applicable, in accordance with their respective terms.

5.4      Consent.

         No consent, permission, authorization, order or license of any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement, the Guaranty Agreement, any other Operative Document or any other instrument or agreement required hereunder, except as may have been obtained and certified copies of which have been delivered to each Participant.

5.5      Statutes, Judgments.

         There is no law, statute, rule or regulation, nor is there any judgment, decree or order of any court or agency binding on the Sponsor or any of its Subsidiaries, which would be contravened by the execution, delivery or performance of this Agreement, the Guaranty Agreement, any other Operative Document or any other instrument or agreement required hereunder.

5.6      Financial Statements.

         The Sponsor has furnished each Participant with the following financial statements, identified by a principal financial officer of the Sponsor:

                  Audited Consolidated Financial and Operating Statements for the Consolidated Companies for the years ended December 31, 1998, December 31, 1997, December 31, 1996 and December 31, 1995, and audit opinions with respect to such statements of Ernst & Young LLP; and unaudited financial and operating statements for the six-month period ended June 30, 1999.

         The above financial statements (including any related schedules and/or notes) are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all known liabilities, direct and contingent, of the entities covered thereby required to be shown in accordance with such principles. The balance sheets fairly present the condition of the entities covered thereby as at the dates thereof, and the profit and loss and surplus statements fairly present the results of the operations of the entities covered thereby for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Consolidated Companies since December 31, 1998.

5.7      Actions Pending.

         There is no action, suit, investigation or proceeding pending or, to the knowledge of the Sponsor, threatened against or affecting the Sponsor or any of its Subsidiaries, or any properties or rights of the Sponsor or any of its Subsidiaries, before any court, arbitrator or administrative or governmental body which is reasonably likely to result in any Materially Adverse Effect.

5.8      Outstanding Debt.

         Neither the Sponsor nor any of its Subsidiaries has outstanding any indebtedness except debt permitted hereunder or permitted under the Revolving Credit Agreement. There exists no default under the provisions of any instrument evidencing such indebtedness or of any agreement relating thereto.

5.9      Title to Properties.

         The Sponsor and each of its Subsidiaries have good and marketable title to their respective real properties, subject only to Liens permitted under Section 7.1, and good title to all of its other respective properties and assets, including the properties and assets reflected in the balance sheet as of December 31, 1996 hereinabove described (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted under
         Section 7.1. The Sponsor and its Subsidiaries enjoy full and undisturbed possession of all leases necessary in any material respect for the operation of their respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases are valid and subsisting and are free from defaults by the Sponsor or respective landlords and in full force and effect.

5.10     Taxes.

         The Sponsor has and each of its Subsidiaries has filed all federal and state income tax returns which, to the best knowledge of the officers of the Sponsor, are required to be filed, and each has paid all taxes as shown on said returns and on all assessments received by it to the extent such taxes have become due, except to the extent expressly permitted by Section 7.1(a).

5.11     Regulation U, Etc.

         Neither the Sponsor nor any of its Subsidiaries own or have any present intention of acquiring any "margin security" as defined in Regulation U of the Board of Governors of the Federal Reserve System (herein called a "margin security"). None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin security or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U.

5.12     No Credit Event; Unmatured Credit Event or Change of Control.

         No Credit Event, Unmatured Credit Event or Change of Control, has occurred and is continuing or will occur as a result of the incurring of any obligation under this Agreement.

5.13     ERISA.

         No fact or circumstance, including but not limited to any Reportable Event, exists in connection with any Plan of the Sponsor or its Subsidiaries which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan. For purposes of this representation and warranty, if the Sponsor is not the Plan administrator, it shall nonetheless be deemed to have knowledge of all facts attributable to the Plan administrator designated pursuant to ERISA.

5.14     Pollution and Environmental Control.

         Each of the Sponsor and its Subsidiaries has obtained all permits, licenses and other authorizations which are required under, and is in material compliance with, all federal, state, and local laws and regulations relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

5.15     Possession of Franchises, Licenses, Etc.

         The Sponsor and its Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of their respective properties and assets, and neither the Sponsor nor any of its Subsidiaries is in violation in any material respect of any thereof.

5.16     Contingent Liabilities.

         After due inquiry, there exists no material contingent liability or obligation assertable against the Sponsor or its Subsidiaries that is not identified and disclosed to the Participants in the consolidated financial statements delivered pursuant to Sections 5.6 or 6.1 or in
         Schedule 5.16 attached hereto.

5.17     Compliance with Laws.

         Each of the Sponsor and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders, including, without limitation, all federal, state and local laws, rules, regulations and orders relating to pollution, reclamation or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, and all federal, state and local laws, rules, regulations and orders relating to franchising activities.

5.18     Representations and Warranties with Respect to Specific Loans.

         The Sponsor represents and warrants to the Servicer and each Participant with respect to each Loan Commitment established and each Advance made pursuant to the Operative Documents that:

                  (a) The Franchise Agreement, the Master Note, the Loan Agreement and each other Loan Document executed in connection with such Loan Commitment each constitutes a valid and binding agreement of each Borrower or guarantor party thereto and is enforceable against each such party in accordance with its terms.

                  (b) The Master Note and accompanying Loan Documents executed in connection with such Loan and delivered to the Servicer are the only contracts evidencing the transaction described therein and constitute the entire agreement of the parties thereto with respect to such transaction and Sponsor has not made any other promises, agreements or representations and warranties with respect to the transactions evidenced by such Master Note.

                  (c) The Master Note and each accompanying Loan Document executed in connection with such Loan is genuine and all signatures, names, amounts and other facts and statements therein and thereon are true and correct.

                  (d) All disclosures required to be made under applicable federal and state law in connection with such Loan have been properly and completely made with respect to each Master Note, the other Loan Documents and the Loan and each such Master Note, other Loan Documents and Loan is in full compliance with all applicable federal and state laws, including without limitation, applicable state and federal usury laws and regulations.

                  (e) The proceeds of each Master Note will be solely for the purpose of financing the acquisition and expansion of stores franchised by the Sponsor and operated by the relevant Borrower, for the acquisition of inventory and equipment with respect to the ongoing operations thereof, for Sponsor-approved payment of state use tax and freight charges and, in the case of Established Franchisee Borrowers, for Sponsor-approved working capital purposes, but excluding in all cases any non-business purposes.


                  6.       AFFIRMATIVE COVENANTS

         The Sponsor covenants and agrees that it will, as long as either of the Commitments is in effect or the Servicer is committed to make Advances under any Loan Documents and thereafter so long as any Loans remain outstanding under this Agreement or Sponsor has any other unsatisfied obligations under the Operative
Documents:

6.1      Financial Statements, Reports and Other Financial Data.

         The Sponsor will deliver to the Servicer (for further delivery to each Participant):

                  (a) as soon as practicable and in any event within forty-five
         (45) days after the end of each calendar quarter (other than the last calendar quarter) in each fiscal year, consolidated statements of income, cash flow and retained earnings of the Sponsor and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such calendar quarter, and consolidated balance sheets of the Sponsor and its Subsidiaries as at the end of such calendar quarter, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by the Chief Financial Officer of the Sponsor, subject to changes resulting from year-end adjustments;

                  (b) as soon as practicable and in any event within 90 days after the end of each fiscal year (or as soon as made available by the Sponsor's independent public accountants if availability is delayed beyond such 90-day period for reasons beyond the Sponsor's control) audited consolidated statements of income, cash flow and retained earnings of the Sponsor and its Subsidiaries for such year, and an audited consolidated balance sheet of the Sponsor and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual statements, all in reasonable detail and reasonably satisfactory in scope to Participants, and the consolidated financial statements shall be certified by independent public accountants of recognized standing, selected by the Sponsor, whose report shall be in scope and substance reasonably satisfactory to Participants, and shall be certified by the Chief Financial Officer of the Sponsor;

                  (c) along with the quarterly and annual reports required by clauses (a) and (b) above, a certificate of the Chief Financial Officer of the Sponsor certifying that no Event of Default exists and that no event exists which with notice or the lapse of time or both would become such an Event of Default, which certificate shall also demonstrate in reasonable detail, with respect to both quarterly reports and annual reports, the Sponsor's compliance with the covenants set out in Sections 6.4, 6.5, 6.6, 7.2 and 7.3;

                  (d) promptly upon receipt thereof, copies of any detailed reports submitted to the Sponsor by its independent public accountants in connection with each annual audit or interim review of the books of the Sponsor or its Subsidiaries made by such accountants;

                  (e) promptly upon transmission thereof, copies of all financial statements, proxy statements, notices and reports as the Sponsor shall send to its shareholders and of all regular or periodic reports which it is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange Commission; and

                  (f) with reasonable promptness, such other financial data as any Participant, through the Servicer, may reasonably request.

6.2      Inspection of Property.

         The Sponsor will permit any Person designated by a Participant in writing, to visit and inspect any of the properties, corporate books and financial records of the Sponsor and its Subsidiaries and to make copies thereof and take extracts therefrom and to discuss the affairs, finances and accounts of any such corporations with the principal officers of the Sponsor or its Subsidiaries, all at such reasonable times and as often as such Participant may reasonably request, subject in all cases to the confidentiality requirements of Section 15.11.

6.3      Maintenance of Insurance.

         The Sponsor and each Subsidiary will maintain insurance in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses.

6.4      Funded Debt Ratio.

         The Sponsor shall maintain and operate its business in a manner to insure that its Funded Debt Ratio, measured as of the last day of each fiscal quarter for the four immediately preceding quarters ending on such date, is less than 4.00:1.00.

6.5      Leverage Ratio.

         The Sponsor shall maintain and operate its business in such a manner to insure that its ratio, measured as of the last day of each fiscal quarter, of (i) Funded Debt to (ii) the sum of Funded Debt plus the Consolidated Net Worth of the Sponsor and its Subsidiaries, is less than 0.50:1.00.

6.6      Fixed Charge Coverage.

         The Sponsor will operate its business in such a manner to insure that the sum of its (i) consolidated net income before income taxes, plus
         (ii) interest expense, plus (iii) rental and lease expense are greater than 150% of the sum of (i) interest expense, plus (ii) rental and lease expense, all determined on a consolidated basis for the Sponsor and its Subsidiaries. Compliance with the aforementioned fixed charge coverage ratio will be determined at the end of each fiscal quarter of the Sponsor and taking into account operations during the four consecutive fiscal quarters ending on such date. The following mathematical formula illustrates the Sponsor's fixed charge coverage obligation:

         Pretax Net             Interest     Rental and Lease
         Income  +              Expense  +   Expense               >        1.50
         ----------------------------------------------------      -
         Interest Expense       +            Rental and Lease
                                             Expense

6.7      Account Verification.

         Upon the request of any Participant, made at reasonable intervals and on a reasonable basis, the Sponsor will mail letters to selected lease customers or account debtors requesting them to verify the status of their leases or accounts, with responses to be returned directly to the Servicer.

6.8      ERISA.

         The Sponsor and each Subsidiary will:

                  (a) At all times, make prompt payment of contributions required to meet the minimum funding standard set forth in ERISA with respect to its Plans;

                  (b) Notify Participants and the Servicer immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by Participants, as to the reasons therefor and the action, if any, which the Sponsor or any of its Subsidiaries proposes to take with respect thereto; and

                  (c) Furnish to Participants or the Servicer, upon request, such additional information concerning any of its Plans as may be reasonably requested.

6.9      Payment.

         The Sponsor will pay all sums due under this Agreement and the other Operative Documents according to the terms hereof.

6.10     Notice of Credit Event, Unmatured Credit Event or Change of Control.

         The Sponsor will immediately give notice to the Servicer and each Participant of any Credit Event, Unmatured Credit Event or Change of Control.

6.11     Corporate Existence.

         Except as expressly permitted by Section 7.5, the Sponsor will maintain and will cause each Subsidiary to maintain its corporate existence and good standing in the jurisdiction of its incorporation, and the Sponsor will qualify and will cause each Subsidiary to qualify and remain qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or its ownership of property makes such qualification necessary and where failure to qualify would have a Materially Adverse Effect.

6.12     Compliance with Laws, Etc.

         The Sponsor will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable federal, state, and local laws, rules, regulations and orders, including, without limitation, all federal, state and local laws, rules, regulations and orders relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, and all federal, state and local law, rules, regulations and orders relating to franchising activities.

6.13     Additional Guarantors.

         Promptly after any Person which is not a Subsidiary as of the Effective Date becomes a Subsidiary of the Sponsor, the Sponsor shall cause such Person to execute and deliver to the Servicer a Supplement to the Guaranty Agreement, in the form of Exhibit 1 to the Guaranty Agreement, together with related corporate authorization documents, organizational documents, secretary's certificates and opinions, all in form and substance satisfactory to the Servicer and the Required Participants.


                  7.       NEGATIVE COVENANTS

         The Sponsor covenants and agrees that so long as either of the Commitments remains outstanding or any Loans remain outstanding or the Sponsor has any obligations under the Operative Documents, and until the full and final payment of all indebtedness of all Borrowers incurred pursuant to the Loan Documents and unless otherwise consented to in writing by the Required
Participants:

7.1      Liens.

         The Sponsor will not and will not permit any of its Subsidiaries to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

                   (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings;

                   (b) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

                   (c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Sponsor or another Subsidiary;

                   (d) Liens on insurance policies owned by the Sponsor on the lives of its officers securing policy loans obtained from the insurers under such policies, provided that (A) the aggregate amount borrowed on each policy shall not exceed the loan value thereof, and (B) the Sponsor shall not incur any liability to repay any such loan;

                   (e) Liens on real property or equipment acquired by the Sponsor to secure (i) all or any portion of the purchase price thereof or the financing of the purchase price thereof, provided that the aggregate principal amount of equipment loans secured by such

         Liens shall be limited to $500,000 in aggregate or (ii) the costs of improvements being constructed thereon or on real property leased by the Sponsor for use by the Sponsor as stores or warehouses or as a part thereof or the financing of such costs;

                   (f) Liens existing on the date hereof as set forth on
         Schedule 7.1 attached hereto and incorporated herein;

                   (g) easements, rights of way, restrictive covenants and similar encumbrances on or exceptions to title to real property which do not materially and adversely affect the value or the utility of the real property involved;

                   (h) Liens granted under the Synthetic Lease Documents in the real or personal property financed thereunder and in certain related rights of the Sponsor to secure the Sponsor's indebtedness and liabilities under the Synthetic Lease Documents to the extent permitted under Section 7.3(h); and

                   (i) Liens assigned and granted by the Sponsor to the Servicer pursuant to the Operative Documents.

7.2      Minimum Net Worth.

         The Sponsor will not permit its Consolidated Net Worth as of the last day of any fiscal quarter, commencing with the fiscal quarter ending September 30, 1999, to be less than the sum of (a) $112,000,000 plus
         (b) 50% of the Sponsor's consolidated net income after taxes (but not loss) (as determined in accordance with generally accepted accounting principles) for the period beginning July 1, 1999 and ending on the last day of such fiscal quarter.

7.3      Loans, Advances, Investments and Contingent Liabilities.

         The Sponsor will not and will not permit any of its Subsidiaries to make or permit to remain outstanding any loan or advance to, or extend credit to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contributions to, any Person, except that the Sponsor or any of its Subsidiaries may:

                   (a) create, incur, assure or suffer to exist, debt evidenced by the Operative Documents or the Existing Credit Agreement;

                   (b) suffer to exist unsecured current liabilities (not resulting from borrowing) incurred in the ordinary cause of business for current purposes and not represented by a promissory note or other evidence of indebtedness;

                   (c) permit to remain outstanding loans or advances to or investments in any of its Subsidiaries existing on the date of this Agreement;

                   (d) own, purchase or acquire stock, obligations or securities of a Subsidiary or of a corporation which immediately after such purchase or acquisition will be a Subsidiary or will be merged with Sponsor, provided, however, written consent of the Participants, which any of them may withhold in their sole discretion, is required for purchases and acquisitions with (A) a cash purchase price greater than or equal to $10,000,000, or (B) a total purchase price (including cash, stock of the Sponsor and any of its Subsidiaries and any other consideration) greater than or equal to $15,000,000;

                   (e) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Sponsor or any of its Subsidiaries;

                   (f) own, purchase or acquire (i) prime commercial paper and certificates of deposit in United States commercial banks (whose long-term debt is rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation) (issued by banks having capital resources in excess of $50,000,000), in each case due within one year from the date of purchase and payable in the United States in dollars, direct obligations of the United States Government or any agency thereof, or obligations fully guaranteed as to principal and interest by the United States Government or any agency thereof, in each case maturing within one year from the date of creation of such obligation or (ii) up to an additional $500,000 of other securities or investments at any one time;

                   (g) endorse negotiable instruments for collection in the ordinary course of business;

                   (h) incur or guaranty indebtedness or contingent liability under the Synthetic Lease Documents provided that the aggregate outstanding principal amount of all such indebtedness or liabilities does not exceed $20,000,000 at any one time; and

                   (i) make or permit to remain outstanding loans or advances to officers, stockholders, employees and directors of the Sponsor, provided that the aggregate principal amount of such loans and advances shall not exceed $350,000 at any time outstanding for the Sponsor and all Subsidiaries, and further provided that no Subsidiary shall make any loan or advance to, or acquire any stock, obligations or securities of, the Sponsor; and

                   (j) guarantee in the ordinary course of business up to $26,000,000 of indebtedness or obligations of any franchise operators.

7.4      Sale of Stock and Debt of Subsidiaries.

         The Sponsor will not sell or otherwise dispose of, or part with control of, any shares of stock or debt of any of its Subsidiaries of the Sponsor without the prior written consent of the Required Participants.

7.5      Merger and Sale of Assets.

         The Sponsor will not merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets or the assets of a Subsidiary, or assets which shall have contributed a substantial part of consolidated net earnings for any of the three fiscal years then most recently ended, to any Person, except that any of its Subsidiaries may merge with or liquidate into the Sponsor (provided that the Sponsor shall be the continuing or surviving corporation) or merge with any one or more other Subsidiaries, provided that immediately after giving effect to such merger or liquidation no Credit Event or Unmatured Credit Event shall exist.

7.6      Additional Negative Pledges.

         The Sponsor shall not, and shall not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any assets of the Sponsor or any of its Subsidiaries, other than pursuant to (a) Section 7.1, (b) the terms of any agreement, instrument or other document pursuant to which any debt permitted by Section 7.1(e) is incurred by the Sponsor or any of its Subsidiaries, so long as such prohibition or restriction applies only to the property or asset being financed by such debt, (c) the terms of the Existing Loan Agreement and the terms of the Synthetic Lease Documents, and (d) any requirement of applicable law or any regulatory authority having jurisdiction over the Sponsor or any of its Subsidiaries.

                  8.       CREDIT EVENTS AND REMEDIES

         In the event that:

8.1      The Sponsor defaults in the payment of any amount due hereunder; or

8.2 The Sponsor or any of its Subsidiaries defaults in any payment of principal of or interest on any other obligation for a material amount of money borrowed (or any material obligation under conditional sale or other title retention agreement or any material obligation secured by a purchase money mortgage or any material obligation under notes payable or drafts accepted representing extensions of credit) or defaults in the performance of any other agreement, term or condition contained in any agreement under which any such material obligation is created (or if any other default under any such agreement shall occur and be continuing) if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity (for purposes of this Section 8.2, an obligation shall be material if the amount owed thereunder exceeds $250,000); or

8.3 Any representation or warranty made by the Sponsor or any of its Subsidiaries herein or in any writing furnished in connection with or pursuant to this Agreement or other Operative Document shall be false or misleading in any material respect on the date as of which made; or

8.4 The Sponsor defaults in the performance or observance of any covenant or agreement contained in Sections 6.4, 6.5, 6.6 or Article 7; or

8.5 The Sponsor defaults in the performance or observance of any other agreement, term or condition contained herein and such default shall continue for 30 days after the Sponsor knows or has reason to know of any such default; or

8.6 The Sponsor or any of its Subsidiaries makes an assignment for the benefit of creditors or fails to pay its debts generally as they become due; or

8.7 Any order, judgment or decree is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the "Bankruptcy Law") of any jurisdiction adjudicating the Sponsor or any of its Subsidiaries bankrupt or insolvent; or

8.8 The Sponsor or any of its Subsidiaries petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian or liquidator or similar official of the Sponsor or any of its Subsidiaries, or of any substantial part of the assets of the Sponsor or any of its Subsidiaries, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Sponsor or any of its Subsidiaries under the Bankruptcy Law of any jurisdiction, whether now or hereafter in effect, or any such petition or application is filed, or any such proceedings are commenced, against the Sponsor or any of its Subsidiaries and the Sponsor or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order judgment, or decree remains unstayed and in effect for more than 60 days; or

8.9 Any order, judgment or decree is entered in any proceedings against the Sponsor decreeing the dissolution of the Sponsor and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

8.10 Any order, judgment or decree is entered in any proceedings against the Sponsor or any of its Subsidiaries decreeing a split-up of the Sponsor or such Subsidiary which requires the divestiture of a substantial part, or the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of consolidated net earnings for any of the three fiscal years most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

8.11 Any Reportable Event shall have occurred, or any finding or determination shall be made with respect to a Plan under Section 4041(c) or (e) of ERISA, or any fact or circumstance shall occur with respect to a Plan which, in the opinion of the Required Participants, provides grounds for the commencement of any proceeding under Section 4042 of ERISA, or any proceeding shall be commenced with respect to a Plan under Section 4042 of ERISA; or

8.12 There shall exist or occur any default as provided under the terms of any other Operative Document, or any Operative Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Sponsor or any other Credit Party, or at any time it is or becomes unlawful for Sponsor or any other Credit Party to perform or comply with its obligations under any Operative Document, or the obligations of Sponsor or any other Credit Party under any Operative Document are not or cease to be legal, valid and binding on Sponsor or any such Credit Party; or

8.13 The Sponsor or any of its Subsidiaries shall fail to make any payment as and when such payment is due under the Synthetic Lease Documents, or any other default, event or condition shall have occurred or exist under the Synthetic Lease Documents, the effect of which is to cause, or to permit the holder of the obligations of the Sponsor or any such Subsidiary under the Synthetic Lease Documents to cause, the obligations of the Sponsor or any of its Subsidiaries, or any portion thereof, to become due prior to its stated maturity date or prior to its regularly scheduled date of payment;

         then upon the occurrence and during the continuation of any such event (each, a "Credit Event"):

         the Servicer may, with the consent of the Required Participants, and upon the written request of the Required Participants, shall, take any or all of the following actions, without prejudice to the rights of the Servicer or any Participant to enforce its claims against Sponsor, any other Credit Party, any Borrower or other obligor with respect to any
         Loan: (i) declare the Commitments terminated, whereupon the Commitments shall terminate immediately and any unpaid Commitment Fee shall forthwith become due and payable without any other notice of any kind (with the express understanding that such termination of the Commitments shall not result in a termination of the Participating Commitments of each Participant or of the obligation of the Servicer to fund any Loan Commitment); (ii) demand that the Sponsor purchase specified or all outstanding Startup Franchisee Loans and Startup Franchisee Loan Commitments by paying to the Servicer the Loan Indebtedness of each such Startup Franchisee Loan and assuming the Servicer's obligations under each Startup Franchisee Loan Commitment, whereupon such amount shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Sponsor (with the express understanding the limitations on Sponsor's guaranty obligations set forth in Article 10 shall not apply); (iii) demand that the Sponsor immediately deposit into the Cash Collateral Account, in immediately available funds, an amount equal to the Maximum Established Franchisee Recourse Amount (without relieving Sponsor of its obligations pursuant to Section 10.3(a) and (b)); and (iv) take any other action and exercise any other remedy available by contract or at law; provided, that, if a Credit Event specified in Sections 8.6, 8.7 or 8.8 shall occur, the result which would occur upon the giving of notice by the Servicer to any Credit Party, shall occur automatically without the giving of any such notice.

         In addition, the Servicer may, with the consent of the Required Participants and shall, upon the written request of the Required Participants, (A) to the extent authorized to do so pursuant to the Established Franchisee Loan Agreements (which authorization is limited to certain specified Credit Events), (x) cease funding further Advances pursuant to the Established Franchisee Loan Commitments and (y) declare all Loan Indebtedness outstanding pursuant to the Established Franchisee Loan Commitments to be immediately due and payable in accordance with the terms of the applicable Loan Documents and exercise all rights and remedies provided under the Loan Documents, and (B) give notice to the Startup Franchisee Borrowers that the Startup Franchisee Loan Commitments shall be terminated upon the date which is ninety (90) days after receipt by each such Startup Franchisee Borrower of such notice of termination, subject to such Startup Franchisee Borrower's right to term out advances for the Amortization Period.

                  9.       CHANGE OF CONTROL; CASH COLLATERAL ACCOUNT

9.1      Change of Control; Deposit In Cash Collateral Account.

         In the event of the occurrence of a Change of Control, (x) the Commitments shall automatically terminate on the Change of Control Date (with the express understanding that such termination of the Commitments shall not result in a termination of the Participating Commitments of each Participant or of the obligation of the Servicer to fund any Loan Commitment) and (y) the Sponsor shall immediately deposit with the Servicer, for the benefit of the Participants, a cash amount, in immediately available funds, equal to 1/24th of the aggregate outstanding amount of the Loan Commitments on such date (the

         "Monthly Deposit Amount"). The Servicer shall deposit such amount into an interest bearing account with the Servicer subject to the sole dominion and control of the Servicer (the "Cash Collateral Account"). On each Payment Date thereafter, the Sponsor shall deposit with the Servicer, for the benefit of the Participants, an amount equal to the original Monthly Deposit Amount (regardless of any interim reduction of the Loan Commitments). On the earliest of (x) the Payment Date on which the aggregate amount on deposit in the Cash Collateral Account equals or exceeds the aggregate outstanding Loan Indebtedness pursuant to the Franchisee Loan Program and (y) the 23rd Payment Date, the Servicer shall (i) assign all Loans and Loan Commitments to the Sponsor, and the Sponsor shall assume the obligations of the Servicer thereunder, and
         (ii) disburse all amounts held in the Cash Collateral Account to repay the Funded Participant's Interest to each Participant in full, together with all Commitment Fees, interest and other amounts owing to the Participants hereunder and all Servicing Fees and other amounts owing to the Servicer pursuant to the Operative Documents, and shall return any excess amounts to the Sponsor.

9.2      Obligations with Respect to Defaulted Loans.

         Notwithstanding the amount on deposit in the Cash Collateral Account, following the occurrence of a Change of Control, the Sponsor shall continue to honor its obligations pursuant to the Operative Documents to repurchase Defaulted Loans and take the other actions required hereunder with respect thereto, including without limitation, the obligations of the Sponsor set forth in Section 10.3(a) and (b), with the express understanding that the Sponsor shall be required to make cash payments to the Servicer with respect to such obligations regardless of the amount on deposit in the Cash Collateral Account.

9.3      Effect of Credit Event Following Change of Control.

         Nothing set forth in this Article 9 shall be deemed to affect the Sponsor's obligation upon the occurrence of a Credit Event to immediately repurchase all Startup Franchisee Loans and Startup Franchisee Loan Commitments and to immediately deposit an amount equal to the Maximum Established Franchisee Recourse Amount with the Servicer to be placed in the Cash Collateral Account and to continue to comply with the provisions of Section 10.3(a) and (b) with respect thereto. Following the occurrence of a Credit Event, the Servicer shall continue to make the payments required pursuant to Section 9.1 and upon such time as the total amounts on deposit in the Cash Collateral Account (including the Maximum Established Franchisee Recourse Amount) equals or exceeds the aggregate Loan Indebtedness, the Servicer shall assign the Loans and Loan Commitments to the Sponsor as provided in Section 9.1.

9.4 Deposit of Maximum Established Franchisee Recourse Amount Following Credit Event.

         In the event of the occurrence of a Credit Event where a Change of Control has not occurred, the Sponsor shall deposit the Maximum Established Franchisee Recourse Amount in the Cash Collateral Account as required by Article 8. Thereafter, the Servicer shall apply amounts on deposit in the Cash Collateral Account to satisfy Sponsor's obligations pursuant to Section 10.3(c) and Sponsor shall have no further obligation with respect thereto but the Servicer shall continue to have the option to require the Sponsor to satisfy its obligations pursuant to Section 10.3(a) and (b).


                  10.      GUARANTY

         In addition to its obligations upon the occurrence of a Credit Event or a Change of Control and its other obligations pursuant to the Operative Documents, the Sponsor hereby agrees as follows:

10.1     Unconditional Guaranty.

         The Sponsor hereby unconditionally and irrevocably guarantees to the Servicer, each Participant and any transferee of the Participants, the full and prompt payment of all of the Guaranteed Obligations relating to the Loans and all costs, charges and expenses (including reasonable attorneys' fees) actually incurred or sustained by the Servicer or any Participant in enforcing the obligations of the Sponsor hereunder or the obligations of the Borrowers under the applicable Loan Documents, subject, in the case of the Loans outstanding pursuant to the Startup Franchisee Commitment, to the limitations set forth in Section 10.2 below and subject, in the case of Loans outstanding pursuant to the Established Franchisee Commitment, to the limitations set forth in
         Section 10.3 below. If any portion of the Loan Indebtedness with respect to any Defaulted Loan is not paid by the date specified herein, Sponsor hereby agrees to and will immediately pay the same, without resort by Servicer or any Participant to any other person or party. The obligation of Sponsor to Servicer and the Participants hereunder is primary, absolute and unconditional, except as may be specifically set forth herein. This is a guaranty of payment and not of collection. The obligations of the Sponsor pursuant to this Article 10 constitute a guarantee which is continuing in nature.

         The Servicer may, with the consent of the Required Participants and shall, upon the written request of the Required Participants, in the event that the obligations of the Sponsor with respect to a Defaulted Loan have arisen hereunder, request that the Sponsor purchase the Defaulted Loan from the Servicer prior to the acceleration of the Defaulted Loan pursuant to the terms of the applicable Loan Documents for an amount equal to the Loan Indebtedness with respect to such Defaulted Loan and such purchase by the Sponsor shall be deemed to be a payment hereunder in such amount.

10.2     Limitation on Guaranty of Startup Franchisee Loans.

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         The obligation of the Sponsor pursuant to this Article 10 with respect to the Startup Franchisee Loans shall be limited, as of any date of determination, to an amount (the "Maximum Amount") equal to the greater of (a) fifty percent (50%) of the aggregate outstanding principal amount of the Startup Franchisee Loans on such date (after giving effect to any payments, recoveries on Collateral or other recoveries made by the Servicer or any Participant on such date with respect to the Startup Franchisee Loans), (b) three (3) times the largest aggregate amount of all Loan Commitments (or if the Loan Commitments have been terminated, all outstanding Loans) made to any Startup Franchisee Borrower and its Borrower Group and (c) $7,000,000; provided that, the Maximum Amount shall not on any date of determination exceed the aggregate outstanding Loan Indebtedness of the Startup Franchisee Loans. As a material inducement to the Servicer's and each Participant's entering into this Agreement, the parties hereto expressly agree that the Maximum Amount shall be redetermined (and the obligation of the Sponsor to pay such replenished Maximum Amount shall be enforceable by the Servicer and the Participants hereunder) on each day that any Loan Indebtedness remains outstanding pursuant to any Startup Franchisee Loan regardless of (i) any previous payments made by the Sponsor hereunder on any prior date, whether or not constituting the Maximum Amount payable on such prior date, or (ii) the number of prior demands made by the Servicer or the Participants hereunder; provided that, for purposes of calculating the Maximum Amount, (x) any Defaulted Loan for which a demand has previously been made, or deemed to have been made, pursuant to this Section 10.2 shall not be deemed to be outstanding and (y) demand shall be deemed to have been made with respect to each Defaulted Loan on the date on which the Servicer is authorized to make a demand on the Sponsor with respect to such Defaulted Loan pursuant to Section 4.3 or Section 4.4 of this Agreement unless such Loan Default arises solely from the occurrence of a Credit Event in which case demand shall be deemed to be made only upon receipt of written request from the Servicer.

         The foregoing limitation shall not in any way limit the obligation of the Sponsor with respect to the Established Franchisee Loans or the obligation of the Sponsor to purchase the Startup Franchisee Loans and assume the Loan Commitments relating thereto upon the occurrence of a Credit Event without regard to any limitations set forth in this
         Article 10.

10.3     Obligations of Sponsor With Respect to Established Franchisee Loans.

                  (a) During any Response Period for an Established Franchisee Loan of a Defaulted Borrower, the Sponsor may elect either to (i) waive or cure any Loan Payment Default, or waive any other Loan Default, with respect to such Established Franchisee Loan pursuant to Section 4.2 of this Agreement, or (ii) use its reasonable efforts to exercise its rights pursuant to the applicable Franchise Agreement with such Defaulted Borrower to assume the operation of the stores of such Defaulted Borrower. During any

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
        period that Sponsor operates the stores of any Defaulted Borrower, Sponsor shall make all payments due and owing to the Servicer pursuant to the applicable Loan Documents.

                  (b) If the Sponsor assumes operation of the stores of any Defaulted Borrower, the Sponsor will use its reasonable efforts to locate a purchaser for such stores. In the event that the Sponsor has not resold the franchise and inventory of such Defaulted Borrower within sixty (60) days after assuming operation thereof in accordance with the terms to the applicable Franchise Agreement for a purchase price equal to or in excess of the Minimum Purchase Price (which amount shall be paid directly to the Servicer in return for the assignment to the Sponsor of the Defaulted Loan, the related Loan Commitment and the Liens of the Servicer thereon, and applied by the Servicer to the Sponsor's purchase of the outstanding Loan Indebtedness of such Defaulted Loan, with any deficiency recovered pursuant to the next paragraph), Sponsor shall purchase the outstanding Loan Indebtedness of such Defaulted Loan and any related Loan Commitment from the Servicer for the Minimum Purchase Price and any deficiency amount may be collected by the Servicer, for the benefit of the Participants, pursuant to subsection
        (c) below.

                  (c) In the event that (i) during the Response Period for any Established Franchisee Loan of a Defaulted Borrower, the Sponsor has not waived or cured any Loan Payment Default, or waived any other Loan Default, and has not assumed the operation of the stores of the Defaulted Borrower, or (ii) the Sponsor has not resold the franchise and inventory of the Defaulted Borrower within sixty (60) days after assuming operation of the stores of the Defaulted Borrower in accordance with the terms of the applicable Franchise Agreement, then the Sponsor will purchase, upon demand by the Servicer, the Established Franchisee Loan and the related Loan Commitment of such Defaulted Borrower for an amount equal to the outstanding Loan Indebtedness of the Defaulted Loan pursuant to its guaranty set forth above; provided, however, that the aggregate amount paid by the Sponsor pursuant to this Section 10.3(c) with respect to all Defaulted Loans outstanding pursuant to the Established Franchisee Commitment shall not exceed the Maximum Established Franchisee Recourse Amount.

                   (d) Notwithstanding the foregoing, to the extent that the Sponsor is prohibited by applicable law, court order or other legal impediment from exercising the options set forth in subsection (a) or
        (b) above, the Servicer may, with the consent of the Required Participants and shall, upon the written request of the Required Participants, require that the Sponsor repurchase the Loan pursuant to subsection (c) above.


10.4     Continuing Guaranty.

         The obligations of the Sponsor pursuant to this Article 10 constitute a guarantee which is continuing in nature and shall be effective with respect to the full amount outstanding

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
         under all Guaranteed Obligations, now existing or hereafter made or extended, regardless of the amount, subject only to the limitations set forth in the preceding Sections 10.2 and 10.3.

10.5     Waivers.

         The Sponsor hereby waives notice of Servicer's and each Participant's acceptance of this Agreement and the creation, extension or renewal of any Loans or other Guaranteed Obligations. Sponsor hereby consents and agrees that, at any time or times, without notice to or further approval from Sponsor, and without in any way affecting the obligations of Sponsor hereunder, Servicer and the Participants may, with or without consideration (i) release, compromise with, or agree not to sue, in whole or in part, any Borrower or any other obligor, guarantor, endorser or surety on any Loans or any other Guaranteed Obligations,
         (ii) renew, extend, accelerate, or increase or decrease the principal amount of any Loans or other Guaranteed Obligations, either in whole or in part, (iii) amend, waive, or otherwise modify any of the terms of any Loans or other Guaranteed Obligations or of any mortgage, deed of trust, security agreement, or other undertaking of any of the Borrowers or any other obligor, endorser, guarantor or surety in connection with any Loans or other Guaranteed Obligations, and (iv) apply any payment received from Borrowers or from any other obligor, guarantor, endorser or surety on the Loans or other Guaranteed Obligations to any of the liabilities of Borrowers or of such other obligor, guarantor, endorser, or surety which Servicer may choose, subject, however, to the rights of Sponsor to bring a separate action for any breach of the Operative Documents pursuant to Section 10.12.

10.6     Additional Actions.

         Subject to Section 10.12, Sponsor hereby consents and agrees that the Servicer may at any time or times, either with or without consideration, surrender, release or receive any property or other Collateral of any kind or nature whatsoever held by it or for its account securing any Loans or other Guaranteed Obligations, or substitute any Collateral so held by Servicer for other Collateral of like or different kind, without notice to or further consent from Sponsor, and such surrender, receipt, release or substitution shall not in any way affect the obligations of Sponsor hereunder. Subject to
         Section 10.12, Servicer shall have full authority to adjust, compromise, and receive less than the amount due upon any such Collateral, and may enter into any accord and satisfaction agreement with respect to the same as Servicer may deem advisable without affecting the obligations of Sponsor hereunder. Servicer shall be under no duty to undertake to collect upon such Collateral or any part thereof, and Sponsor's obligations hereunder shall not be affected by Servicer's alleged negligence or mistake in judgment in handling, disposing of, obtaining, or failing to collect upon or perfect a security interest in, any such Collateral.

10.7     Additional Waivers.

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
         Sponsor hereby waives presentment, demand, protest, and notice of dishonor of any of the liabilities guaranteed hereby. Neither Servicer nor any Participant shall have any duty or obligation (i) to proceed or exhaust any remedy against any Borrower, any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, or any other security held by Servicer or any Participant for any Loans or other Guaranteed Obligations, or (ii) to give any notice whatsoever to Borrowers, Sponsor, or any other obligor, guarantor, endorser, or surety on any Loans or other Guaranteed Obligations, before bringing suit, exercising rights to any such security or instituting proceedings of any kind against Sponsor, any Borrower, or any of them, and Sponsor hereby waives any requirement for such actions by Servicer or any Participant. Upon default by any Borrower and Servicer's demand to Sponsor hereunder, Sponsor shall be held and bound to Servicer and each Participant directly as principal debtor in respect of the payment of the amounts hereby guaranteed, such liability of Sponsor being joint and several with each Borrower and all other obligors, guarantors, endorsers and sureties on the Loans or other Guaranteed Obligations, subject, however, to the rights of Sponsor to bring a separate action for any breach of the Operative Documents pursuant to Section 10.12.

10.8     Postponement of Obligations.

         Until the Loan and other Guaranteed Obligations of any Borrower to the Servicer and the Participants have been paid in full (i) all present and future indebtedness of such Borrower to Sponsor (the "Subordinated Debt") is hereby postponed to the present and future indebtedness of such Borrower to Servicer and each Participant, and all monies received from such Borrower or for its account by Sponsor with respect to such Subordinated Debt shall be received in trust for Servicer and the Participants, and promptly upon receipt, shall be paid over to Servicer for distribution to the Participants in accordance herewith until such Borrower's indebtedness to Servicer and the Participants is fully paid and satisfied, all without prejudice to and without in any way affecting the obligations of Sponsor hereunder; provided that unless a Loan Default or Loan Payment Default has occurred and is continuing, the Sponsor may accept and retain any payments made by any Borrower to the Sponsor in the ordinary course of business, and (ii) Sponsor shall not have any rights of subrogation or otherwise to participate in any security held by the Servicer for any Loan to such Borrower or any other Guaranteed Obligations arising therefrom, and Sponsor hereby waives such rights until such time as such Loan and other Guaranteed Obligations have been paid in full to the Servicer and each Participant (whether by repurchase by the Sponsor, pursuant to this Article 10 or otherwise).

10.9     Effect on Additional Guaranties.

         The obligations of the Sponsor pursuant to this Article 10 are in addition to, and are not intended to supersede or be a substitute for any other guarantee, suretyship agreement, or

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
         instrument which Servicer may hold in connection with any Loans or other Guaranteed Obligations.

10.10    Reliance on Guaranty and Purchase Obligation; Disclaimer of Liability.

         Sponsor expressly acknowledges and agrees that each of the Servicer and the Participants, in making its credit decision with regard to the funding of the Loans, will rely solely upon the guaranty and purchase obligation of Sponsor set forth above and in Article 10 and that neither the Servicer nor any Participant is under any obligation or duty to perform any credit analysis or investigation with regard to the creditworthiness of any Borrower. In addition, the Servicer expressly disclaims any responsibility or liability for the authenticity of signatures on any of the Loan Documents (other than the Servicer's), the authority of the Persons executing the Loan Documents (other than the Servicer) or the enforceability or compliance with laws of any of the Loan Documents.

         SPONSOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT SPONSOR'S GUARANTY OBLIGATIONS TO PURCHASE LOANS UNDER THIS AGREEMENT ARE ABSOLUTE AND UNCONDITIONAL. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SPONSOR'S OBLIGATION SHALL NOT BE AFFECTED BY THE EXISTENCE OF ANY DEFAULT BY ANY BORROWER UNDER THE APPLICABLE LOAN DOCUMENTS, ANY EXCHANGE, RELEASE OR NONPERFECTION OF ANY LIEN WITH RESPECT TO ANY COLLATERAL SECURING PAYMENT OF ANY LOAN, THE SUBSTITUTION OR RELEASE OF ANY ENTITY PRIMARILY OR SECONDARILY LIABLE FOR ANY LOAN, ANY LACK OF ENFORCEABILITY OF ANY LOAN DOCUMENT, ANY LAW, REGULATION, OR ORDER OF ANY JURISDICTION AFFECTING ANY LOAN OR LOAN DOCUMENT OR THE RIGHTS OF THE HOLDER THEREOF, ANY CHANGE IN THE CONDITION OR PROSPECTS OF THE BORROWER, INCLUDING WITHOUT LIMITATION, INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING, OR ANY OTHER CIRCUMSTANCE WHICH MIGHT, BUT FOR THE PROVISIONS OF THIS PARAGRAPH, CONSTITUTE A LEGAL OR EQUITABLE DISCHARGE OF SPONSOR'S OBLIGATIONS HEREUNDER. SPONSOR'S OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED BY ANY SET-OFF OR CLAIM WHICH IT MIGHT HAVE AGAINST THE SERVICER OR ANY PARTICIPANT, WHETHER ARISING OUT OF THIS AGREEMENT OR OTHERWISE, BUT SUBJECT TO SECTION
         10.12 BELOW.

10.11    Reinstatement of Obligations.

         The obligations of the Sponsor pursuant to the Operative Documents shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof, of principal of, interest on or any other amount with respect to any Loan or any obligation

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         of Sponsor pursuant to the Operative Documents is rescinded or must otherwise be restored by the Servicer or any Participant upon the bankruptcy or reorganization of Sponsor, any Borrower or any guarantor or otherwise.

10.12    Right to Bring Separate Action.

         Nothing contained in this Article 10 shall be construed to affect any other right that Sponsor may otherwise have under this Agreement, or any Operative Document or Loan Documents, at law or in equity to institute an action or assert a claim against the Servicer or any Participant based upon a breach of Servicer's or such Participant's obligations set forth in the Operative Documents or Loan Documents or to assert a compulsory counterclaim with respect thereto and any waiver of notice or other matter set forth in this Article 10 shall not affect Sponsor's right to seek damages arising from the failure of the Servicer to give such notice otherwise required by the terms of the Operative Documents or Loan Documents.

10.13    Subordination of Liens.

         The Sponsor hereby subordinates the lien and priority of the Sponsor's existing and future liens and other interests, if any, in and to the Collateral to the Servicer's existing and future interest in the Collateral under the Loan Documents notwithstanding the time of attachment of the interests of the Sponsor or the Servicer or the time the Loan Indebtedness or the Subordinated Debt is incurred. Notwithstanding anything to the contrary contained in this Agreement, under applicable law or otherwise, in the event that the liens of the Servicer are at any time unperfected with respect to any or all of the Collateral, the lack of perfection by the Servicer as to any such Collateral shall not affect the validity, enforceability or priority of any lien on the Collateral in favor of the Sponsor. In any such event, the liens of the Sponsor shall have priority over any and all other Liens in favor of any third party with respect to the Collateral (including, but not limited to any trustee under the Bankruptcy Code) and the Sponsor shall be, and is hereby constituted, as the Servicer's agent and bailee for purposes of perfection of the Liens of the Servicer in the Collateral such that the Lien in favor of the Sponsor shall be held by the Sponsor for the benefit of the Servicer and the proceeds of any disposition of the Collateral of any Borrower shall be and are in all respects subject to the priority of right to payment and satisfaction of first, the Loan Indebtedness of such Borrower and then, the Subordinated Debt with respect to such Borrower. The lien priorities provided in this Section shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of either the applicable Loan Indebtedness or the Subordinated Debt, nor by any action or inaction which either the Servicer or the Sponsors may take or fail to take in respect of the Collateral, except as otherwise provided above in this subsection.

10.14    Exercise of Remedies With Respect to Collateral.

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                     (a) Until the Loan Indebtedness of any Borrower has been
         fully and indefeasibly paid in cash, the Sponsor shall not, without the prior written consent of the Servicer, ask, demand, assign, declare a default under, sue for, liquidate, sell, foreclose, set off, collect, accept a surrender, petition, commence or otherwise initiate any bankruptcy action (or join any other Person in so doing) against the Borrower or its assets or otherwise realize or seek to realize upon all or any part of the Collateral without the prior written consent of the Servicer or as expressly authorized hereunder. In the event that following the occurrence of a Loan Default, the Servicer may from time to time execute releases, partial releases, terminations, reconveyances, subordinations or other documents releasing or otherwise limiting the Servicer's interests in the Collateral in connection with the exercise of the Servicer's remedies or the refinancing of the Defaulted Loan, the Sponsor agrees to execute and deliver at such time such further documents as the Servicer may require to effect a corresponding change to the Sponsor's position in the same Collateral.

                     (b) In the event that the Loan Indebtedness of any Defaulted Loan is not repaid or repurchased by the Sponsor as set forth herein, the Servicer, on behalf of the Participants, shall have the exclusive right to exercise and enforce all privileges and rights with respect to the Collateral according to the Servicer's discretion and the exercise of its business judgment, including, without limitation, the exclusive right to take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Collateral.

                     (c) Only the Servicer, acting on behalf of the Participants, shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Collateral following the occurrence of a Loan Default where the Loan Indebtedness is not repaid or repurchased by the Sponsor in accordance with the terms hereof. In the event the Servicer releases its Liens on all or any part of the Collateral, the Sponsor will, immediately upon the request of the Servicer, release its Liens upon the same Collateral, but only to the extent such Collateral is sold or otherwise disposed of by the Borrower with the consent of the Servicer or in a commercially reasonable manner by the Servicer or its agents. The Sponsor will immediately deliver such releases, acknowledgments and other documents as the Servicer may require in connection therewith.

                     (d) (i) In exercising its rights pursuant to this Section 10.14, the Servicer agrees that it will not release Liens or Collateral or commence enforcement actions under the Loan Documents without the direction of the Required Participants. The Servicer agrees to administer the Loan Documents and the Collateral and to make such demands and give such notices thereunder as the Required Participants may request and to take such action to enforce the Loan Documents and to realize upon, collect and dispose of the Collateral as the Required Participants may direct. The Servicer shall not be required to take any action that is, in its opinion, contrary to law or the terms of the Loan Documents

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         or the Operative Documents or that would, in the opinion of the
         Servicer, subject it or any of its officers, employees, agents or directors to liability and the Servicer shall not be required to take any action unless and until it is indemnified to its satisfaction by the Participants for any loss, cost or liability resulting from any required action.

                           (ii) The Servicer may at any time request directions from the Required Participants as to any course of action or other matter relating hereto or relating to any of the Loan Documents. Except as otherwise provided in this Agreement, directions of the Required Participants shall be binding on all Participants hereunder.

                           (iii) Nothing set forth in this Section 10.14 shall modify the rights of the Servicer set forth in Section 3.1.


10.15    Rights Of Sponsor Upon Payment; Cooperation By Servicer.

         Upon receipt by the Servicer of payment in full of the Loan Indebtedness of a Defaulted Loan by Sponsor, Sponsor shall be subrogated to the rights of the Servicer with respect to the Loan and the Servicer shall be deemed to have assigned to Sponsor, and Sponsor shall, to the extent permitted by applicable law, automatically, immediately and without further action by any Person, be entitled to, all rights and remedies that the Servicer may have had against the Defaulted Borrower and any other Persons primarily or secondarily liable on such Defaulted Loan, including without limitation the right to resort to any and all Collateral which secures the Defaulted Loan. The Servicer agrees that, upon receipt of payment in full of the Loan Indebtedness, the Servicer shall:

                     (a) execute on a timely basis, without recourse, representation or warranty of any kind (except as to its own title), all such instruments and documents as are reasonably requested in order to evidence Sponsor's rights hereunder or permit Sponsor to exercise such rights;

                     (b) permit Sponsor at reasonable times and as often as may be reasonably requested to discuss with appropriate Servicer employees and officers the Servicer's experience, relationships, books, accounts and files and to review the Servicer's loan files relating to the purchased Defaulted Loan (and Sponsor hereby agrees to keep all such information confidential); and

                     (c) otherwise reasonably cooperate with Sponsor in the exercise of Sponsor's rights.

         Sponsor shall reimburse the Servicer for its expenses reasonably and actually incurred in complying with this Section.

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                           11.      INDEMNIFICATION

11.1     Indemnification.

                  (a) In addition to the other rights of the Servicer and the Participants hereunder, Sponsor hereby agrees to protect, indemnify and save harmless the Servicer, each Participant, and the officers, directors, shareholders, employees, agents and representatives thereof (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, reasonable attorney's fees and costs actually incurred), expenses or disbursements of any kind or nature whatsoever, whether direct, indirect, consequential or incidental, with respect to or in connection with or arising out of (i) the execution and delivery of this Agreement, any other Operative Document or any agreement or instrument contemplated hereby or thereby, including without limitation, the Loan Documents, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) the making or administration of the Loan Commitments, the Loans or any of them, including any violation of federal or state usury or other laws, provided that with respect to clauses (i) and (ii), Sponsor shall have no obligation to indemnify the Servicer and all Participants for more than one (1) counsel's reasonable fees and expenses, (iii) the enforcement, performance and administration of this Agreement or the Loan Documents or any powers granted to the Servicer hereunder or under any Loan Documents, (iv) any misrepresentation of the Sponsor hereunder, (v) any matter arising pursuant to any Environmental Laws as a result of the Collateral or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether or not the Indemnified Party is a named party thereto, except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or arise solely from the nonpayment of any Loan Indebtedness notwithstanding the performance by Sponsor of all of its obligations under the Operative Documents relating to such Loan Indebtedness.

                     (b) Without limiting the generality of the foregoing, and separate and apart from any obligation of Sponsor pursuant to Article 10, Sponsor agrees to indemnify and hold harmless each Indemnified Party from and against, and on demand will pay or reimburse any Indemnified Party for, any and all (i) liabilities arising from a breach of any representation or warranty made by Sponsor hereunder (whether or not Sponsor's obligations under Article 10 have been satisfied), (ii) any breach by Sponsor of its agreements with the Borrowers, (iii) any overadvance to any Borrower caused by the transfer of ACH transfer instructions from the ATAC System to the Servicer by Sponsor resulting in aggregate advances to such Borrower in excess of the Loan Commitment to

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         such Borrower, and (iv) any breach by Sponsor of the terms of its
         MicroACH Service Agreement with the Servicer or any failure by Sponsor to maintain such agreement in full force and effect.

                  (c) This indemnity shall survive the termination of this Agreement.

11.2     Notice Of Proceedings; Right To Defend

                     (a) Any Person with an indemnification claim (or potential claim) pursuant to Section 11.1 ("Potential Indemnitee") agrees to notify Sponsor (the "Potential Indemnitor") in writing within a reasonable time after receipt by it of written notice of the commencement of any administrative, legal or other proceeding, suit or action by a Person (other than Indemnitee or an affiliate thereof), if a claim for indemnification may be made by the Potential Indemnitee against the Potential Indemnitor under this Article 11.

                     (b) Following receipt by the Potential Indemnitor of any such notice from a Potential Indemnitee, (an "Indemnity Notice"), the Potential Indemnitor shall be entitled at its own cost and expense to investigate and participate in the proceeding, suit or action referred to in the Indemnity Notice. At such time as the Potential Indemnitor shall have acknowledged in writing to the Potential Indemnitee that it will pay any judgment, damages, or losses incurred by the Potential Indemnitee in the proceeding, suit or action referred to in the Indemnity Notice other than those for gross negligence or willful misconduct on the part of the Potential Indemnitee (at which time the "Potential Indemnitor" shall be deemed to be the "Indemnitor" and the "Potential Indemnitee" shall be deemed to be the "Indemnitee"), the Indemnitor shall be entitled, to the extent that it shall desire, to assume the defense of such proceeding, suit or action, with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor shall so assume the defense of such proceeding, suit or action, the Indemnitor shall conduct such defense with due diligence and at its own cost and expense.

                     (c) In the event that the Indemnitor so assumes the defense of such proceeding, suit or action, the Indemnitor shall not be entitled to settle such proceeding, suit or action without the written consent of the Indemnitee, provided that in the event that the Indemnitee does not consent to such settlement not to be unreasonably withheld or delayed (i) the Indemnitor's indemnification liability in connection with such proceeding, suit or action shall not exceed the amount of such proposed settlement and (ii) Indemnitee shall assume and pay all costs and expenses, including reasonable attorneys' fees, incurred by Indemnitor from the date that the Indemnitor presented the Indemnitee the terms of the proposed settlement. An Indemnitor shall not be liable to an Indemnitee for any settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice, consented to by the Indemnitee without the consent of the Indemnitor.

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                     (d) A Potential Indemnitor shall be liable to a Potential
         Indemnitee for a settlement of a claim in any proceeding, suit or other action referred to in an Indemnity Notice consented to by such Potential Indemnitee only if (i) such Potential Indemnitor first had a reasonable opportunity to investigate such claim and participate in such proceeding, suit or action, (ii) the Potential Indemnitee gave the Potential Indemnitor at least ten (10) Business Days notice of the proposed terms of such settlement prior to entering into such settlement and (iii) the Potential Indemnitor did not acknowledge in writing to the Potential Indemnitee, by the expiration of such ten (10) Business Days period, or such longer period as may be agreed to by the Potential Indemnitee and Potential Indemnitor that it would pay any judgment, damages or losses incurred by the Potential Indemnitee in such proceeding suit or action.


11.3     Third Party Beneficiaries

         No Persons shall be deemed to be third party beneficiaries of this Agreement. Except as expressly otherwise provided in this Agreement, this Agreement is solely for the benefit of Sponsor and the Servicer, the Participants and their respective successors and permitted assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.


                           12.      SURVIVAL OF LOAN FACILITY

         The terms of this Loan Facility Agreement shall survive the termination of the Commitments hereunder and the termination of any Loan Commitment established pursuant the terms hereof until the indefeasible payment in full of each of the Loans outstanding hereunder and Article 11 shall survive the termination of this Agreement upon such repayment.


                           13.      CONDITIONS PRECEDENT

         The effectiveness of this Agreement and the amendment and restatement of the Existing Facility Agreement, as well as the obligation of the Servicer to establish the initial Loan Commitment pursuant to this Agreement, is subject to satisfaction of the following conditions:

13.1     Receipt of Documents.

         The Servicer shall have received the following, each dated as of the Effective Date, in form and substance satisfactory to the Servicer and (except in the case of the Fee Letter) the Participants:

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         (a) Duly executed counterparts of this Agreement.

         (b) Duly executed counterparts of the Servicing Agreement and the Fee Letter.

         (c) Duly executed counterparts of the Guaranty Agreement.

         (d) A duly executed closing certificate of Sponsor, in form and substance satisfactory to the Servicer and each Participant.

         (e) A duly executed certificate of Sponsor identifying the Authorized Signatories, in form and substance satisfactory to the Servicer and each Participant;

         (f) Copies of the organizational papers of Sponsor and each Guarantor, certified as true and correct by the Secretaries of State of their respective States of incorporation, and certificates from the Secretaries of State of such States of incorporation certifying Sponsor's and each Guarantor's good standing as a corporation in such State.

         (g) A certificate of the Secretary or Assistant Secretary of each of Sponsor and each Guarantor certifying (i) the names and true signatures of the officers of Sponsor and each Guarantor authorized to execute the Guaranty Agreement, this Agreement, the Servicing Agreement and the other Operative Documents to be delivered hereunder to which each is a party, (ii) the bylaws of Sponsor and each Guarantor, respectively, and (iii) the resolutions of the Board of Directors of each of Sponsor and each Guarantor, respectively, approving the Operative Documents to which each is a party and the transactions contemplated hereby.

         (h) A favorable written opinion of Kilpatrick Stockton, LLP, counsel for Sponsor and Guarantors, in a form satisfactory to the Servicer and each Participant and covering such matters relating to the transactions contemplated hereby as the Servicer may reasonably request.

         (i) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident hereto or delivered in connection therewith shall be satisfactory in form and substance to the Servicer and the Participants.

         (j) In addition, each of the Participants shall have received a duly executed Participation Certificate from the Servicer.


                           14.      THE SERVICER

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14.1     Appointment of Servicer as Agent.

         To the extent of its ownership interest in the Loans, each Participant hereby designates Servicer as its agent to administer all matters concerning the Loans and to act as herein specified. Each Participant hereby irrevocably authorizes the Servicer to take such actions on its behalf under the provisions of this Agreement, the other Operative Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Servicer by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Servicer may perform any of its duties hereunder by or through its agents or employees.

14.2     Nature of Duties of Servicer.

         The Servicer shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Operative Documents. None of the Servicer nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The Servicer shall not have by reason of this Agreement a fiduciary relationship in respect of any Participant; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Servicer any obligations in respect of this Agreement or the other Operative Documents except as expressly set forth herein.

14.3     Lack of Reliance on the Servicer.

                  (a) Independently and without reliance upon the Servicer, each Participant, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement, the Servicer shall have no duty or responsibility, either initially or on a continuing basis, to provide any Participant with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

                  (b) The Servicer shall not be responsible to any Participant for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Guaranty Agreement, and Loan Document or any other documents contemplated hereby or thereby, or the financial condition of the Credit Parties or any

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         Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Guaranty Agreement or the other documents contemplated hereby or thereby, or the financial condition of the Credit Parties or any Borrower, or the existence or possible existence of any Unmatured Credit Event or Credit Event.

14.4     Certain Rights of the Servicer.

         If the Servicer shall request instructions from the Required Participants with respect to any action or actions (including the failure to act) in connection with this Agreement, the Servicer shall be entitled to refrain from such act or taking such act, unless and until the Servicer shall have received instructions from the Required Participants; and the Servicer shall not incur liability in any Person by reason of so refraining. Without limiting the foregoing, no Participant shall have any right of action whatsoever against the Servicer as a result of the Servicer acting or refraining from acting hereunder in accordance with the instructions of the Required Participants.

14.5     Reliance by Servicer.

         The Servicer shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cable gram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Servicer may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

14.6     Indemnification of Servicer.

         To the extent the Servicer is not reimbursed and indemnified by the Credit Parties, each Participant will reimburse and indemnify the Servicer, ratably according to the respective Pro Rata Shares, in either case, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Servicer in performing its duties hereunder, in any way relating to or arising out of this Agreement or the other Operative Documents; provided that no Participant shall be liable to the Servicer for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Servicer's gross negligence or willful misconduct.

14.7     The Servicer in its Individual Capacity.

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         With respect to its obligations under this Agreement and the amounts advanced by it, the Servicer shall have the same rights and powers hereunder as any other Participant and may exercise the same as though it were not performing the duties specified herein; and the terms "Participants", "Required Participants", or any similar terms shall, unless the context clearly otherwise indicates, include the Servicer in its individual capacity. The Servicer may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Companies or any affiliate of the Consolidated Companies as if it were not performing the duties specified herein, and may accept fees and other consideration from the Consolidated Companies for services in connection with this Agreement and otherwise without having to account for the same to the Participants.

14.8     Holders of Participation Certificates.

         The Servicer may deem and treat the payee of any Participation Certificate as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Servicer. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Participation Certificate shall be conclusive and binding on any subsequent holder, transferee or assignee of such Participation Certificate or of any Participation Certificate or Certificates issued in exchange therefor.


                           15.      MISCELLANEOUS

15.1     Notices.

         All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar teletransmission or writing) and shall be given to such party at its address or applicable teletransmission number set forth on the signature pages hereof, or such other address or applicable teletransmission number as such party may hereafter specify by notice to the Servicer and Sponsor. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received, or (iv) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section; provided that notices to the Servicer shall not be effective until received.

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15.2     Amendments, Etc.

         No amendment or waiver of any provision of this Agreement or the other Operative Documents, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Participants (and in the case of any amendment, the applicable Credit Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Participants do any of the following: (i) waive any of the conditions specified in
         Section 2.1 or 11.1, (ii) increase the Participating Commitment Amounts or contractual obligations of the Participants to Servicer or Sponsor under this Agreement, (iii) reduce the principal of, or interest on, the Participation Certificates or any fees hereunder, (iv) postpone any date fixed for the payment in respect of principal of, or interest on, the Participation Certificates or any fees hereunder, (v) agree to release any Guarantor from its obligations under any Guaranty Agreement or the Sponsor from its obligations pursuant to this Agreement, (vi) modify the definition of "Required Participants," or (vii) modify
         Section 2.9, Article 4, Article 9, Article 10 or this Section 15.2. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Servicer in addition to the Participants required hereinabove to take such action, affect the rights or duties of the Servicer under this Agreement or under any other Operative Document or Loan Document. In addition, notwithstanding the foregoing, the Servicer and the Sponsor may, without the consent of or notice to the Participants, enter into amendments, modifications or waivers with respect to the Servicing Agreement and the Fee Letter as long as such amendments or modifications do not conflict with the terms of this Agreement.

15.3     No Waiver; Remedies Cumulative.

         No failure or delay on the part of the Servicer or any Participant in exercising any right or remedy hereunder or under any other Operative Document, and no course of dealing between any Credit Party and the Servicer or any Participant shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Operative Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Servicer or any Participant would otherwise have. No notice to or demand on any Credit Party not required hereunder or under any other Operative Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Servicer or the Participants to any other or further action in any circumstances without notice or demand.

15.4     Payment of Expenses, Etc.  Sponsor shall:

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                  (a) whether or not the transactions hereby contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Servicer in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Servicer and the Participants with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Unmatured Credit Event or Credit Event, refinancing, renegotiation or restructuring of, this Agreement and the other Operative Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Servicer), and in the case of enforcement of this Agreement or any Operative Document after an Credit Event, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and reasonable disbursements and changes of counsel), for any of the Participants; and

                  (b) Pay and hold the Servicer and each of the Participants harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Participation Certificates, the Loan Documents and any other Operative Documents, any collateral described therein, or any payments due thereunder, and save the Servicer and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes.

15.5     Right of Setoff.

         In addition to and not in limitation of all rights of offset that any Participant may have under applicable law, each Participant shall, upon the occurrence of any Credit Event and whether or not such Participant has made any demand or any Credit Party's obligations have matured, have the right to appropriate and apply to the payment of any Credit Party's obligations hereunder and under the other Operative Documents, all deposits of any Credit Party (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Participant or other holder to any Credit Party, whether or not related to this Agreement or any transaction hereunder.

15.6     Benefit of Agreement; Assignments; Participations.

                     (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Sponsor may not assign or transfer any of its interest hereunder without the prior written consent of the Participants.

                     (b) Any Participant may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Participant.

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                     (c) Each Participant may assign all of its interests,
         rights and obligations under this Agreement (including all of its Participating Commitments and the Funded Participant's Interest at the time owing to it and the Participation Certificates held by it) to any Eligible Assignee; provided, however, that (i) the Sponsor and the Servicer shall each have given its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is an Affiliate of the assigning Participant or, in the case of the Sponsor, unless a Credit Event has occurred and is continuing hereunder, (ii) unless the Participant is assigning its entire Participating Commitment, the Participating Commitment Amount of the assigning Participant subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Servicer) shall not be less than the lesser of (x) 50% of the amount of its Original Participating Commitment or (y) $5,000,000 and shall be divided pro rata between the two Facilities, and (iii) the parties to each such assignment shall execute and deliver to the Servicer an Assignment and Acceptance, together with the Participation Certificate subject to such assignment and, unless such assignment is to an Affiliate of such Participant, a processing and recordation fee of $2,500. Within ten
         (10) Business Days after receipt of the notice and the Assignment and Acceptance, Servicer shall execute and deliver, in exchange for the surrendered Participation Certificate, a new Participation Certificate to the order of the assignor and such assignee in a principal amount equal to the applicable Participating Commitment Amount retained and assumed by it, respectively, pursuant to such Assignment and Acceptance. Such new Participation Certificate shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Participation Certificate, shall be dated the date of the surrendered Participation Certificate which it replaces, and shall otherwise be in substantially the form attached hereto.

                     (d) Each Participant may, without the consent of Sponsor or the Servicer, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Participating Commitment and the Funded Participant's Interest owing to it), provided, however, that (i) no Participant may sell a participation in its Participating Commitment (after giving effect to any permitted assignment hereof) unless it retains an aggregate exposure of 25% of its original Participating Commitment Amount, provided, however, sales of participations to an Affiliate of such Participant shall not be included in such calculation; provided, however, no such maximum amount shall be applicable to any such participation sold at any time there exists an Credit Event hereunder, (ii) such Participant's obligations under this Agreement shall remain unchanged, (iii) such Participant shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the participating bank or other entity shall not be entitled to the benefit (except through its selling Participant) of the cost protection provisions contained in
         Article 2 of this Agreement, and (v) Sponsor, Servicer and the other Participants shall continue to deal solely and directly with each Participant in connection

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         with such Participant's rights and obligations under this Agreement and the other Operative Documents, and such Participant shall retain the sole right to enforce the obligations of Sponsor relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Agreement (other than an amendment requiring approval of 100% of the Participants). Each Participant shall promptly notify in writing the Servicer and the Sponsor of any sale of a participation hereunder and shall certify to Sponsor and Servicer its compliance with the terms hereof.

                     (e) Any Participant or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to Sponsor or the other Consolidated Companies furnished to such Participant by or on behalf of Sponsor or any other Consolidated Company. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except (i) to directors, employees, auditors or counsel to whom it is necessary to show such information, each of whom shall be informed of and shall acknowledge the confidential nature of the information, (ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such entity, or as otherwise required by law (provided prior notice is given to Sponsor and the Servicer unless otherwise prohibited by the subpoena, order or law), and (iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction. The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Participant, the Servicer or Sponsor relating to such confidential information unless otherwise properly disposed of by such entity.

                     (f) Any Participant may at any time assign all or any portion of its rights in this Agreement to a Federal Reserve Bank; provided that no such assignment shall release the Participant from any of its obligations hereunder.

                     (g) Notwithstanding any provision of this Agreement to the contrary, the Servicer, together with its Affiliates, shall at all times retain a Participating Commitment in an amount at least equal to 25% of the aggregate principal amount of all outstanding Loan Commitments.

15.7     Governing Law; Submission to Jurisdiction.

                  (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE

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         WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT
         OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

                  (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY BE BROUGHT IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR ANY OTHER COURT OF THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, SPONSOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND SPONSOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

                  (c) Nothing herein shall affect the right of the Servicer, any Participant, or any Credit Party to commence legal proceedings or otherwise proceed against Sponsor in any other jurisdiction.

15.8     Counterparts.

         This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

15.9     Severability.

         In case any provision in or obligation under this Agreement or the other Operative Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

15.10    Independence of Covenants.

         All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by

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         an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Unmatured Credit Event or an Credit Event if such action is taken or condition exists.

15.11    No Joint Venture.

         Nothing in this Agreement, the Servicing Agreement or any of the Loan Documents shall be construed as constituting Sponsor and the Servicer or any Participant as partners or joint venturers or as creating the relationship of employer and employee, master and servant, principle and agent, or franchisor or franchisee between Sponsor and the Servicer or any Participant. Neither Sponsor nor Servicer or any Participant shall have any right or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in the other party's name. All rights, duties and obligations under this Agreement and the Operative Documents are exclusively for the benefit of Sponsor and the Servicer and Participants, as the case may be, and shall not be deemed to affect any agreement between either of such parties and any third party (including, without limitation, any Borrower).

15.12     Repurchase Right.

         Sponsor may at any time (upon thirty (30) days' prior written notice to Servicer) purchase from Servicer all Loans and Loan Commitments and all rights, titles and interests of the Servicer and the Participants in and to the Loan Documents and the Collateral relating thereto for a purchase price (payable in immediately available funds) equal to the aggregate Loan Indebtedness, plus all amounts otherwise owing by the Sponsor pursuant to the Operative Documents, and the Servicer shall assign, without recourse, representation or warranty (except as to its own title), its right, title and interest therein to Sponsor upon the Servicer's receipt of such purchase price. Thereafter, Servicers shall have no responsibility with respect to any Loans or Loan Commitments.

15.13    Effect on Existing Facility Agreement; Execution of New Loan Documents.

         Upon the Effective Date, all "Franchisee Loans" and related "Loan Commitments" (as defined under the Existing Facility Agreement) outstanding pursuant to the Existing Facility Agreement shall be deemed to be Startup Franchisee Loans and Startup Franchisee Loan Commitments outstanding hereunder pursuant to the Startup Franchisee Commitment, all "Qualified Franchisee Loans" and related "Loan Commitments" (as defined under the Existing Facility Agreement) outstanding pursuant to the Existing Facility Agreement shall be deemed to be Established Franchisee Loans and Established Franchisee Loan Commitments outstanding hereunder pursuant to the Established Franchisee Commitment, and the Existing Facility Agreement shall be of no further force and effect, except to the extent that certain indemnities set forth therein are deemed to expressly survive the termination thereof.

15.14    Confidentiality.

         Each Participant agrees that it will maintain in confidence and will not disclose, publish or disseminate, to any Person, any confidential information which it has or shall acquire during the term of this Agreement relating to the business, operations and condition, financial or otherwise of the Sponsor or any Borrower, except that such information may be disclosed by such Participant if and to the extent that:

                  (i) such information is in the public domain at the time of disclosure;

                  (ii) such information is required to be disclosed by subpoena or similar process of applicable law or regulations;

                  (iii) such information is required to be disclosed to any regulatory or administrative body or commission to whose jurisdiction such Participant or any of its Affiliates may be subject;

                  (iv) such information is disclosed to counsel, auditors or other professional advisors to such Participant or to affiliates of such Participant provided that such affiliates agree to keep such information confidential as set forth herein;

                  (v) such information is disclosed with the prior written consent of the Sponsor or the relevant Borrower, as the case may be, which consent shall not be unreasonably withheld or delayed;

                  (vi) such information is disclosed in connection with any litigation or dispute between such Participant and the Sponsor or any Borrower concerning the Operative Documents or the Loan Documents of such Borrower;

                  (vii) such information is disclosed in connection with a prospective assignment, grant of a participation interest in or other transfer by such Participant of any of its interest in the Operative Documents, provided that the Person to whom such information shall be disclosed shall have agreed to keep such information confidential as set forth herein;

                  (viii) such information was in the possession of such Person or such Person's affiliates without obligation of confidentiality prior to such Participant furnishing it to such Person; or

                  (ix) such information is received by such Participant, without restriction as to its disclosure or use, from a Person, who, to such Participant's knowledge or reasonable belief, was not prohibited from disclosing it by any duty of confidentiality.

         Each Participant agrees to use its best efforts to give the Sponsor prompt notice of any subpoena or similar process referred to in clause
         (ii) above, provided that such Participant shall have no liability in event such notice is not given.

15.15    Headings Descriptive; Entire Agreement.

         The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Operative Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

                       [Signatures Set Forth on Next Page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Address for Notices:                     AARON RENTS, INC.

309 East Paces Ferry Road, NE            By:____________________________________
Atlanta, Georgia  30305                      Gilbert L. Danielson
Attn:  Gilbert L. Danielson                  Executive Vice President and
Telecopy:  404-240-6584                      Chief Financial Officer


                                         Attest:________________________________
                                                Name: __________________________
                                                Title: _________________________

                                                [Corporate Seal]

Address for Notices:                     SUNTRUST BANK, ATLANTA, as
                                            Servicer
303 Peachtree Street NE, 2nd Floor
Atlanta, Georgia 30308
Attention: Aaron Rents Program Manager   By:____________________________________
Telecopy No. (404) 724-3716                 Title:

with a copy to:

303 Peachtree Street NE, 3rd Floor
Atlanta, Georgia 30308
Attention: Michael Dunlap
Telecopy No. (404) 724-3716

Address for Notices:                     SUNTRUST BANK, ATLANTA

303 Peachtree Street, NE, 2nd Floor
Atlanta, Georgia  30308
Attention: Aaron Rents Program Manager   By:____________________________________
Telecopy No.: (404) 724-3716                Name:
                                            Title:
with a copy to:

303 Peachtree Street NE, 3rd Floor
Atlanta, Georgia 30308
Attention: Michael Dunlap
Atlanta, Georgia 30308

Participating Commitment: $14,000,000
Pro Rata Share: 26.9231%

Address for Notices:                      BANK ONE, NA

1 Bank One Plaza
Suite No. 0324, 10th Floor
Chicago, Illinois  60670                  By:___________________________________
Attn:  Mr. Curtis A. Price                   Title:
Telecopy:  (312) 732-2991



Participating Commitment Amount: $12,666,667
Pro Rata Share: 24.3590%

Address for Notices:                       FIRST UNION NATIONAL BANK

999 Peachtree Street
12th Floor
Atlanta, Georgia 30309
Attention:  Gil Reese                      By:__________________________________
Telecopy:  (404) 225-4286                     Title:


Participating Commitment Amount: $12,666,667
Pro Rata Share: 24.3590%

Address for Notices:                       SOUTHTRUST BANK, N.A.

600 West Peachtree Street
22nd Floor
Atlanta, Georgia  30308                    By:__________________________________
Attention:  Ronald Fontenot                   Title:
Telecopy:  (404) 853-5766


Participating Commitment Amount: $12,666,667
Pro Rata Share: 24.3590%

                               SERVICING AGREEMENT


         THIS SERVICING AGREEMENT (this "Servicing Agreement") dated as of this 3rd day of November, 1999, by and between AARON RENTS, INC., a Georgia corporation ("Sponsor"), and SUNTRUST BANK, ATLANTA, a Georgia banking corporation (the "Servicer").

                                    PREAMBLE

         WHEREAS, Sponsor and Servicer, in order to make available a loan facility to certain franchisees of Sponsor, entered into that certain Amended and Restated Loan Facility Agreement and Guaranty, dated as of November 3, 1999 (as hereafter amended or modified, the "Loan Facility Agreement"), by and among Sponsor, Servicer and the other financial institutions from time to time party thereto (the "Participants");

         WHEREAS, in order to expedite the ongoing operations of the loan facility, Sponsor and Servicer wish to enter into an agreement to set forth certain procedures and other operational matters, as well as certain agreements regarding fees;

         WHEREAS, Sponsor and Servicer wish to enter into this Agreement to set forth their understandings regarding such matters, all as more particularly set forth below;

         NOW, THEREFORE, upon the terms and conditions hereinafter stated, the parties, intending to be legally bound, hereby agree as follows:

                           1.       DEFINITIONS

         In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "ACH Authorization" means an authorization from a Borrower to automatically debit Loan payments from a deposit account of such Borrower, substantially in the form of Exhibit A.

                  "Agreement" means this Servicing Agreement, either as originally executed or as it may hereafter be amended, modified or supplemented from time to time.

                  "Approved Invoice" means an invoice for the aggregate purchase price of Merchandise purchased by a Franchisee Borrower with a purchase order approved by the Sponsor as provided in this Agreement.

                  "Asset Disposition Invoice" shall have the meaning set forth in Section 2.5 hereof.

                  "ATAC System" means Sponsor's proprietary software accounting system, as modified from time to time, used by Sponsor and the Borrowers.

                  "Authorized Signatory" means an officer of the Sponsor named in the most recent Certificate Regarding Authorized Signatories delivered to Servicer.

                  "Calculation Period" means, initially, the period commencing on June 30, 1999 and ending on September 30, 1999 and thereafter, the period commencing on the last day of the preceding Calculation Period and ending on the third Payment Date thereafter.

                  "Commitment Letter" means a letter from Servicer to a Franchisee named in a Funding Approval Notice, substantially in the form of Exhibit B, in the case of a Startup Franchisee Loan Commitment, whereby Servicer agrees to establish a Loan Commitment in favor of such Franchisee upon the terms and conditions set forth therein and in the Operative Documents.

                  "Corporate Authorization" means, with respect to any Borrower which is a corporation, certifications as to authorized signatories and corporate action with respect to the Loan in the form attached hereto as Exhibit C.

                  "Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses
         (i) through (iii) above.

                  "Debt Service" means, for any particular Borrower and period, the total required payments of principal, interest and fees made by such Borrower with respect to its Debt during such period to the extent that such Debt arises pursuant to such Borrower's Loan Agreement or any other financing arrangement with respect to Merchandise.

                  "Default Interest Rate" means the annual percentage interest rate applied to any principal amount outstanding pursuant to a Loan Commitment not paid when due under the terms of the applicable Loan Documents, which rate shall equal the sum of 2% per annum above the Borrower Rate.

                  "Default Waiver Request" means written instructions to Servicer from Sponsor, in substantially the form set forth as Exhibit D hereto, requiring Servicer to waive a Loan

         Default which is not a Loan Payment Default or a Loan Default described in Section 4.2 or Section 4.4 of the Loan Facility Agreement as not being subject to waiver by Sponsor, any such waiver to be limited to the specific time and circumstances set forth in such instructions, unless otherwise expressly provided in such instructions.

                  "EBIT" means, with respect to Borrower, for any period, (i) net income of Borrower for such period, plus (ii) to the extent deducted in determining net income, interest and taxes based on income for such period, each as determined in accordance with GAAP consistently applied.

                  "Financing Statement" means, with respect to a Loan, a document which among other things, describes the Borrower and the Collateral, the proper filing of which perfects a security interest in the Collateral described therein under the laws of the state in which such document is filed.

                  "Funding Approval Notice" means a written notice to Servicer from Sponsor setting forth the conditions of a proposed Loan Commitment, consistent with the requirements therefor as set forth in this Agreement, and containing such information and in substantially such form as Exhibit E attached hereto.

                  "Legal Forms" shall have the meaning set forth in Section 2.2.

                  "Loan Account" means the internal bank loan account established by Servicer for each Franchisee Borrower.

                  "Net Book Value" means, for any item of Merchandise, the cost of such Merchandise less accumulated depreciation as calculated in accordance with the ATAC System.

                  "Personal Guaranty" means any guaranty from a principal or member of a Borrower substantially in the form of Exhibit F attached hereto.

                  "Prime Rate" means the per annum rate of interest designated from time to time by Servicer to be its prime rate, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business of Servicer on the day of such change. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate of interest that is being offered by Servicer to its borrowers.

                  "Servicing Fee" shall have the meaning set forth in Section
         2.14 hereof.

                  "Sponsor's Fee" shall have the meaning set forth in Section
         2.14 hereof.

                  "Spousal Consent" shall mean any agreement provided by the spouse of any Person executing a Guaranty to the extent such spouse has not personally executed a Guaranty, to be substantially in the form provided by the Servicer.

                  "State" means any State of the United States of America and the District of Columbia.

                  "Store Opening Information Sheet" shall mean a document substantially in the form of Exhibit G, completed by Aaron with respect to a Borrower.

                  "Subordination Agreement" shall have the meaning set forth in
         Section 2.2(e) hereof.

                  "Tangible Net Worth" means, with respect to any Borrower as of any date of determination, the excess of the total assets of such Borrower over the Total Liabilities of such Borrower, determined in accordance with GAAP consistently applied, excluding from the calculation of total assets the notes receivables from shareholders of such Borrower and including in such calculation of total assets the franchise fees, as shown on the balance sheet of such Borrower as of such date.

                  "Total Liabilities" means, with respect to any Borrower, as of any date of determination, total liabilities determined in accordance with GAAP consistently applied, but excluding therefrom, Debt of such Borrower which is subordinated to the Loan Indebtedness owing to Servicer pursuant to a Subordination Agreement.

                  "UCC" means the Uniform Commercial Code of the relevant State, as the same may be amended from time to time.

         The above definitions apply equally to both the singular and the plural of the terms defined. All terms used herein and not otherwise shall have the meaning ascribed to such terms in the Loan Facility Agreement.

                           2.       PRE-FUNDING MATTERS; CLOSING OF LOANS

2.1      Approval Process.

                  (a) In the event that Sponsor desires that Servicer establish a Loan Commitment under the Operative Documents, Sponsor shall forward to Servicer an appropriate Funding Approval Notice no later than thirty
         (30) days prior to the anticipated Closing Date of such Loan Commitment. Such Funding Approval Notice shall indicate whether the requested Loan Commitment is a Startup Franchisee Loan Commitment or an Established Franchisee Loan Commitment and shall contain the following information:

                           (i)  the Franchisee's legal name;

                           (ii)  the amount of the Loan Commitment;

                           (iii) a copy of the Franchisee's executed franchise application authorizing release of all information set forth therein or delivered in connection therewith to Servicer;

                           (iv) a copy of the Franchisee's executed Franchise Agreement;

                           (v) the Franchisee's federal tax identification number or social security number;

                           (vi) pro forma financial statements for the Franchisee for the next 2 years, in form satisfactory to Servicer and if available, historical annual financial statements for the Franchisee for each of the last three years;

                           (vii) the legal address(es) (including county) of the Franchisee's residence or principal place of business, each store location, and the site(s) where any Collateral to be pledged as security for the Loan is stored, together with any other corporate or d/b/a names used by the Franchisee in the last five (5) years;

                           (viii) copies of the filed income tax returns of the Franchisee and any proposed Guarantor for the two (2) years most recently ended and copies of all credit bureau reports obtained by Sponsor with respect to the Franchisee and any Guarantor;

                           (ix) if the proposed Borrower is a corporation, copies of the Borrower's Articles or Certificate of Incorporation, certified by the Secretary of State of its incorporation, copies of the Borrower's by-laws and current incumbency certificate, if the Borrower is a partnership, a copy of the current partnership agreement, if the Borrower is a limited liability company, a copy of the current operating or limited liability company agreement and if the Borrower is a sole proprietor, a Statement of Sole Proprietorship in the form provided by Servicer;

                           (x) good standing certificate from the Secretary of State in which the Borrower is organized or formed; and

                           (xi) for any Established Franchisee Loan Commitment, a detailed description of the financial covenants to be included in the Established Franchisee Loan Agreement, including any defined terms used in such financial covenants;

                           (xii) such other information as Servicer shall reasonably request.

         The Funding Approval Notice shall contain a statement that Sponsor has approved the Franchisee for a franchise license and for participation in the Franchisee Loan Program and shall also state that the Sponsor consents to the liens in favor of Servicer provided for therein.

                (b) Upon receipt of the Funding Approval Notice, Servicer shall:

                           (i) as soon as practicable, notify Sponsor if the Funding Approval Notice fails to contain any of the items described in the preceding Section, or if it has any questions relating to such Funding Approval Notice or the information submitted therewith; and

                           (ii) endeavor to send to the Franchisee that is not currently a Borrower, within three (3) Business Days of its receipt of a completed Funding Approval Notice with respect to a Startup Franchisee Loan Commitment, a Commitment Letter which shall provide that the applicable Franchisee must sign and return the Commitment Letter within fourteen (14) days after the date of such Commitment Letter.

                  (c) Sponsor shall forward to Servicer a completed Store Opening Information Sheet (i) together with the Funding Approval Notice with respect to any Startup Franchisee or Established Franchisee that already a Borrower and (ii) at least ten (10) Business Days prior to the anticipated Closing Date with respect to any Startup Franchisee or Established Franchisee that is not presently is a Borrower, in each case together with the following additional documents:

                  (1) a duly executed Landlord's Waiver for each leased location listed on the Store Opening Information Sheet where the financed Merchandise is located, substantially in the form of Exhibit H;

                  (2) complete legal descriptions for each leased location listed on the Store Opening Information Sheet where the financed Merchandise is located; and

                  (3) complete copies of the leases for each leased location listed on the Store Opening Information Sheet where the financed Merchandise is located.

2.2      Loan Documentation; Collateral.

         Upon receipt of a completed Store Opening Information Sheet, Servicer shall proceed to document the Loan and shall forward such documentation to the Borrower for signature within ten (10) Business Days after receipt of the Store Opening Information. Each Loan made pursuant to this Agreement shall be evidenced by the following documentation in such form as is set forth in the Exhibits to the Operative Documents for the applicable Facility (the "Legal Forms"), with such modifications as Sponsor and Servicer may agree upon from time to time in accordance with the terms hereof:

                  (a)      the Loan Agreement;

                  (b)      the Master Note;

                  (c) a Personal Guaranty of each Person specified as a Guarantor in the Funding Approval Notice for such Loan, and, if requested and to the extent not prohibited by law, the spouse of such Person; provided, however, that if such spouse is not providing a Personal Guaranty, a validly executed copy of a Spousal Consent;

                  (d) a Subordination Agreement from each other debtholder of the Franchisee substantially in the form of Exhibit I (each, a "Subordination Agreement");

                  (e) suitable Financing Statements to enable Servicer to perfect the security interest granted to it under the Loan Agreement; and

                  (f) a Certificate of Borrowing Authority in the form provided by Servicer duly executed by the Franchisee.

         To the extent that any of the foregoing items (other than the Loan Agreement or Master Note) have been provided by the relevant Franchisee in connection with a prior Loan, Servicer may waive the requirement that such documents be reexecuted. In addition, Servicer shall engage a nationally recognized service to perform searches of the Uniform Commercial Code jurisdictions as are set forth in the Funding Approval Notice. Prior to the Closing Date, Servicer shall prepare appropriate UCC-1 financing statements to be filed in connection with the Loan and forward the same to the Franchisee for execution. The Franchisee shall promptly execute and return such financing statements to Servicer for filing and, if requested by Sponsor in writing, Servicer, prior to making the initial Advance pursuant to the Master Note of such Franchisee, shall conduct lien searches in the jurisdictions noted on the Funding Approval Notice to confirm that Servicer's UCC-1 financing statements have been properly recorded and that no prior UCC-1 financing statements or other liens or encumbrances are of record with respect to such Franchisee unless the applicable secured party has executed a Subordination Agreement.

         Servicer shall prepare and distribute the Loan Documents to the Borrower who shall execute the same, shall obtain the signatures of any Guarantor(s) on the documentation and shall forward duly executed Loan Documents to Servicer prior to the funding of the initial Advance. Upon receipt, Servicer shall execute the Loan Documents where required and forward copies of the executed documents to the Franchisee and, if requested by Sponsor, to Sponsor. In addition, Sponsor shall cause the Borrower to forward or to have forwarded to Servicer a Certificate of Insurance from an insurer acceptable to Servicer in form acceptable to Servicer evidencing the Borrower's ownership of adequate liability insurance and of property and casualty insurance in an amount not less than the greater of (i) the Loan Commitment, or (ii) the full replacement cost of the Collateral, which certificate shall name Servicer as sole loss payee and additional insured and shall also provide that Servicer shall receive thirty (30) days' prior written notice at

                                    SunTrust Bank, Atlanta
                                    Strategic Partners Program
                                    Attn: Aaron Rents Program Manager
                                    PO Box 4418
                                    Mail Code 1923
                                    Atlanta, GA 30302

         of any lapse, termination or cancellation of the insurance policies referenced on such certificate.

2.3      Interest on Loans; Terms of Loan Agreements.

                  (a) Each of the Loans shall bear interest at the Borrower Rate specified by the Sponsor in the applicable Funding Approval Notice and interest on the Loans shall be calculated based upon the actual number of days elapsed in a 365 or 366 day year.

                  (b) Each of the Startup Franchisee Loan Agreements shall require that the applicable Startup Franchisee Borrower thereunder comply with the following financial covenants:

                           (i) Rental Revenue to Debt Service. Commencing on the first day of the calendar quarter in which the first day of the 13th month following the Opening Date of the first store location of Borrower occurs and measured as of the last day of the calendar quarter in which such 13th month occurs and on the last day of each calendar quarter thereafter, the ratio of the Borrower's Rental Revenue to Debt Service for such quarter shall not be less than 2.2:1.0;

                           (ii) Debt to Rental Revenue. Commencing on the first day of the calendar quarter in which the first day of the 19th month following the Opening Date of the first store location of any Borrower occurs and measured as of the last day of the calendar quarter in which such 19th month occurs and on the last day of each calendar quarter thereafter, the ratio of the Borrower's Debt to the Borrower's Rental Revenue, shall not exceed 5.5:1.0; and

                           (iii) Total Liabilities to Tangible Net Worth. Commencing on the first day of the 13th month following the Opening Date of the first store location of any Borrower, measured as of the last day of the calendar quarter in which such 13th month occurs and on the last day of each calendar quarter thereafter, the ratio of Borrower's Total Liabilities to Tangible Net Worth, shall not exceed 6.5:1.0.

                  With respect to the financial covenants set forth above in subsections (i) and (ii), which are calculated based upon the Opening Date of a store location, the financial information from store locations that have not reached the Opening Date anniversary incorporated into such covenants shall be excluded from such calculations. Debt Service and Debt attributable to such locations and deducted from the final calculations shall be deducted on a pro rata basis calculated by dividing such stores' aggregate Net Book Value of Merchandise by the Net Book Value of Merchandise for all store locations. The financial covenant set forth in subsection (iii) above shall not be applicable to any Startup Franchisee Borrower until the first store location operated by such Startup Franchisee Borrower has been operating for 12 months. The financial covenants otherwise shall be calculated on a consolidated basis as to all store locations.

                  (c) Each Established Franchisee Loan Agreement shall require that the applicable Established Franchisee Borrower thereunder comply either with the financial covenants specified by Sponsor in the Funding Approval Notice or with the following financial covenants at the levels specified by Sponsor in the Funding Approval Notice:

                              (i) Debt to EBIT. Commencing on the first day of
                  calendar quarter in which the first day of the 19th month following the Opening Date of the first store of such Established Franchisee Borrower occurs and measured on the last day of the calendar quarter in which such 19th month occurs and on the last day of each calendar quarter thereafter, the ratio of such Established Franchisee Borrower's Debt to EBIT for such calendar quarter shall not exceed 16:1.0;

                              (ii) Debt to Rental Revenue. Commencing on the
                  first day of the calendar quarter in which the first day of the 19th month following the Opening Date of the first store location of any Established Franchisee Borrower occurs and measured as of the last day of the calendar quarter in which such 19th month occurs and on the last day of each calendar quarter thereafter, the ratio of such Established Franchisee Borrower's Debt to the Borrower's Rental Revenue, shall not exceed 5.5:1.0; and

                              (iii) Total Liabilities to Tangible Net Worth.
                  Commencing on the first day of the 13th month following the Opening Date of the first store location of any Borrower, measured as of the last day of the calendar quarter in which such 13th month occurs and on the last day of each calendar quarter thereafter, the ratio of Borrower's Total Liabilities to Tangible Net Worth, shall not exceed 5.5:1.0.

         With respect to the financial covenants set forth above in subsections
         (i) and (ii), which are calculated based upon the Opening Date of a store location, the financial information from store locations that have not reached the Opening Date anniversary incorporated into such covenants shall be excluded from such calculations. Debt attributable to such locations and deducted from the final calculations shall be deducted on a pro rata basis calculated by dividing such stores' aggregate Net Book Value of Merchandise by the Net Book Value of Merchandise for all store locations. The financial covenants shall otherwise be calculated on a consolidated basis as to all store locations.

         In addition, each Established Franchisee Loan Agreement shall provide that the aggregate outstanding principal amount of all Advances made by Servicer with respect to any

         Established Franchisee Loan Commitment shall not at any time exceed an amount equal to the relevant Established Franchisee Borrowing Base.

         To the extent that the financial covenants and definitions are set forth by Sponsor in the Funding Approval Notice in lieu of specifying only the levels at which to set the financial covenants listed in clauses (i) through (iii) above, then the Established Franchisee Borrower shall be required to pay at closing an upfront fee of $5,000, of which $2,500 shall be remitted upon closing to Sponsor and $2,500 shall be retained by Servicer, in addition to the closing fee of $500 per store.

                  (d) Each of the Loan Agreements shall also provide that the applicable Borrower will submit to Servicer and Sponsor on a quarterly basis a Compliance Certificate, in the form attached as Exhibit C to the Loan Agreement, presenting the calculation of the financial covenants set forth above. The Borrowers shall also be required to submit to Servicer monthly, quarterly and annual financial statements, and personal financial statements of all Guarantors.

                  (e) The Sponsor shall deliver to the Servicer (x) a quarterly inventory reconciliation report showing the amount of Inventory of each Borrower by store as of the last day of each calendar quarter and (y) a quarterly revenue report showing the monthly and quarterly revenues of each Borrower by store during each calendar quarter.

2.4      Use of Loan Proceeds; Mechanics of Loan Program for Startup Franchisee
         Loans.

                  (a) No later than fifteen (15) days after Servicer's receipt of the executed Loan Documents, Servicer shall establish a DDA Account for the Franchisee and shall also establish Loan Account for the Franchisee.

                  (b) Upon establishment of the above-referenced accounts and receipt of the above-referenced Loan Documents, duly executed by the Startup Franchisee Borrower and each Guarantor, and if requested by Sponsor in writing, confirmation by Servicer of its first-priority security interest in the Collateral, Servicer shall notify the Startup Franchisee Borrower and Sponsor that the Startup Franchisee Borrower may request Advances pursuant to the Loan Commitment; provided, however, that the minimum amount of each Advance shall be $500. Each Advance shall be made by Servicer for the sole purpose of honoring requests from the Startup Franchisee Borrower, made through the ATAC System, for ACH transfers to suppliers of Merchandise in payment of Approved Invoices, for payment of state sales and use taxes and for payment of freight charges. The Startup Franchisee Borrowers shall not be authorized to use the DDA Account for any other purpose.

                  (c) No more frequently than twice each calendar week, each Startup Franchisee Borrower will submit purchase order requests for Merchandise to Sponsor. In the event that the purchase order is authorized pursuant to the Franchise Agreement, Sponsor will prepare the purchase order and submit the same to the appropriate supplier

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
         requested by the Startup Franchisee Borrower. The supplier will be instructed to ship all Merchandise directly to the Startup Franchisee Borrower and the Startup Franchisee Borrower will be responsible for inspecting all Merchandise and resolving all disputes regarding the Merchandise with such supplier. The supplier will invoice the Startup Franchisee Borrower for such Merchandise in accordance with normal industry practice. When the Startup Franchisee Borrower wishes to pay such invoice, the Startup Franchisee Borrower, subject to availability of its Loan Commitment and the minimum borrowing threshold, shall pay such invoice by directing Servicer, through the ATAC System, to pay such invoice by means of an ACH transfer from its DDA Account. Any directions for ACH transfers inputted by the Startup Franchisee Borrowers into the ATAC System prior to 12:00 Midnight (Atlanta, Georgia time) on any Business Day, shall be forwarded to Servicer pursuant to Sponsor's existing ACH access by 3:30 p.m. (Atlanta, Georgia time) on the next Business Day and, if properly forwarded to Servicer by Sponsor shall be paid by Servicer no later than the second Business Day thereafter, unless Sponsor is otherwise notified by Servicer.

                  (d) Sponsor hereby acknowledges and agrees that Servicer has no ability to halt an ACH transfer upon the inputting of such transfer request by Sponsor from the ATAC System into the ACH system (other than the ability to retrieve ACH transfers which are sent to the wrong party or otherwise manifestly erroneous as provided in the ACH Agreement with Sponsor) and Sponsor accepts full responsibility for any overadvance created by such inputting of information. Upon receipt of the request for an ACH transfer, Servicer shall honor such request by making an Advance pursuant to the Loan Commitment in the amount of such request into the Startup Franchisee Borrower's DDA Account and automatically forwarding such amount to the supplier by means of an ACH transfer in accordance with the instructions of the Startup Franchisee Borrower passed onto Servicer by Sponsor.

                  (e) Nothing set forth herein shall be deemed to vary the terms and conditions of the MicroACH Service Agreement by and between Servicer and Sponsor.

2.5 Tracking of Collateral for Startup Franchisee Borrowers; Asset Dispositions of Startup Franchisee Borrowers.

         All Merchandise financed by Servicer must be serialized via the ATAC System for appropriate reconciliation of Advances and receipt of Merchandise and for purposes of tracking Asset Dispositions. Each Startup Franchisee Borrower shall be obligated to furnish serial numbers for all Merchandise purchased, excluding all Electronic Equipment purchased, directly to Sponsor on a monthly basis (and, if available, on a weekly basis) by transmittal of Startup Franchisee Borrower's receiving report (containing ATAC numbers) directly to Sponsor on the ATAC System. Each Startup Franchisee Borrower shall be obligated to furnish serial numbers for all Electronic Equipment purchased, directly to Sponsor on a bi-monthly basis (and, if available, on a monthly basis) no later than the fifth business day of each month by transmittal of such Startup Franchisee Borrower's receiving report (containing ATAC numbers) directly to

         Sponsor on the ATAC System. As set forth more fully below, Sponsor will maintain and track such information as agent for Servicer, and Servicer shall at all times have access to such information.

         If an Asset Disposition occurs, the Startup Franchisee Borrower shall immediately report such Asset Disposition to Sponsor by means of the ATAC System, such information to include the ATAC numbers, and if assigned, the serial numbers of the Merchandise subject to the Asset Disposition, the Net Book Value of such Merchandise and the proceeds received by the Startup Franchisee Borrower therefrom and whether or not such Asset Disposition constituted an Electronic Equipment Asset Disposition. Sponsor on a monthly basis, shall transmit all such information to Servicer in summary form to be received by Servicer no later than the fifth Business Day of each month. In addition, the Sponsor shall transmit to the Servicer the date and dollar amount each Advance during the preceding month which constituted an Electronic Equipment Advance. Based solely on such information provided by Sponsor to Servicer, Servicer shall prepare and forward to each Startup Franchisee Borrower, on a monthly basis, an invoice for payment of the aggregate outstanding amount of the Franchisee Loan in an amount equal to the Net Book Value of the Asset Dispositions during the preceding month not applied to Advances made during such month (the "Asset Disposition Invoice"), unless Sponsor notifies the Bank in writing that it wishes to waive the payment reflected in the Asset Disposition Invoice, which notice must be received by the Bank at least five (5) Business Days prior to the date that the Asset Disposition Invoice is sent. If the Bank receives such notice in writing from Sponsor at least five (5) Business Days prior to the date that the Asset Disposition Invoice is otherwise to be sent, the Bank agrees to notify the applicable Borrower that the "Asset Disposition Prepayment" required under its Loan Agreement is waived. Otherwise, the Asset Disposition Invoice shall be forwarded to the Startup Franchisee Borrowers by Servicer by the 10th day of each calendar month and payment thereof shall be due on the next succeeding Payment Date.

         Based solely on such information provided by Aaron, the Bank will notify Borrower on a monthly basis, of the amount of the required prepayment (the "Asset Disposition Prepayment") of the aggregate outstanding amount of the Loan due on the next Payment Date which amount shall be equal to the Net Book Value of the Asset Dispositions during the preceding month not applied to Advances made during such month as set forth above, unless otherwise agreed to by the Bank. The Borrower shall be notified by the Bank by the 10th day of each calendar month of the Asset Disposition Prepayment and payment thereof shall be due on the next succeeding Payment Date.

2.6      Amortization and Payment of Startup Franchisee Loans.

         No more than five (5) Business Days after the last day of each calendar month, Sponsor shall determine and report to Servicer the aggregate amount of (i) Electronic Equipment Advances made to each Startup Franchisee Borrower during such month, (ii) the Asset Dispositions made by each Startup Franchisee Borrower during such month and (iii) the Electronic Equipment Asset Dispositions made by each Startup Franchisee Borrowing during such month. Upon receipt of the foregoing report, Servicer shall determine the aggregate amount of Advances made to each Startup Franchisee Borrower during such month and shall subtract therefrom (i) the Electronic Equipment Advances made to such Startup Franchisee Borrower, (ii) payments received by Servicer from such Startup Franchisee Borrower with respect to Asset Dispositions (other than Electronic Equipment Asset Dispositions) made since the cut-off date for the last monthly invoice to such Startup Franchisee Borrower and
         (iii) the Excess Electronic Equipment Proceeds (as defined below). The remaining principal amount of Advances made during such month shall be amortized (in accordance with a straight-line amortization schedule), into eighteen (18) equal payments of principal due and payable on the Payment Dates. On the last day of each calendar month, Servicer shall subtract the payments received by Servicer from each Startup Franchisee Borrower with respect to Electronic Equipment Asset Dispositions made since the cut-off date for the last monthly invoice to such Startup Franchisee Borrower from the aggregate amount of Electronic Equipment Advances made to each Startup Franchisee Borrower (as reported by Sponsor) during such month. The remaining principal amount of Electronic Equipment Advances made during such month shall be amortized (in accordance with a straight-line amortization schedule), into twenty-four (24) equal payments of principal due and payable on the Payment Dates provided however that in the event Servicer terminates the Startup Franchisee Loan Commitment of such Franchisee Borrower, the remaining amount of such Startup Electronic Equipment Advances shall be due and payable on the eighteenth Payment Date thereafter. In the event that the amount of proceeds of Electronic Equipment Asset Dispositions received by Servicer during any month exceeds the amount of Electronic Equipment Advances made during such month, ("Excess Electronic Equipment Proceeds") such Excess Electronic Equipment Proceeds shall be applied to the outstanding Advances. On the tenth (10th) day of each calendar month, Servicer shall mail to each Startup Franchisee Borrower a detailed bill setting forth the total amount of principal and interest due and summarizing all account activity during the preceding month. Payments of such principal and interest amount shall be due and payable on the Payment Dates. Servicer shall have the exclusive right to collect and receive all such payments on the Loans from the Startup Franchisee Borrowers which are due and owing to Servicer. In the event that Sponsor receives any such payment with respect to the Loans pursuant to the Program (other than with respect to Loans purchased by Sponsor or where Sponsor has been subrogated to the rights of Servicer pursuant to the terms of the Sponsor Guaranty), such payments shall be accepted by Sponsor as agent for Servicer and Sponsor shall immediately endorse and forward the same to Servicer.

2.7      Prepayment of Startup Franchisee Loans.

         Each Startup Franchisee Borrower shall have the right to prepay its Loan in whole or in part upon at least two (2) Business Days' prior notice to Servicer. Partial prepayments of any Loan (other than proceeds of Asset Dispositions which shall be applied as set forth in the preceding Section) shall be applied to reduce the current month's Advance(s) to such Startup Franchisee Borrower with any excess prepayment applied to unpaid principal payments of the Loan in inverse order of maturity.

2.8 Use of Loan Proceeds; Mechanics of Loan Program for Established Franchisee Loans.

                  (a) Following the receipt of the executed Loan Documents with respect to a proposed Established Franchisee Borrower, but prior to the Closing Date of the proposed Loan Commitment, Servicer shall establish a DDA Account for the Franchisee and shall also establish Loan Account for the Franchisee.

                  (b) Upon establishment of the above-referenced accounts and receipt of the above-referenced Loan Documents, duly executed by the Established Franchisee Borrower and each Guarantor, and if requested by Sponsor, confirmation by Servicer of its first-priority security interest in the Collateral, Servicer shall notify the relevant Established Franchisee Borrower and Sponsor that the Established Franchisee Borrower may request Advances pursuant to the Loan Commitment; provided, however, that the minimum amount of each Advance shall be $500. Each Advance shall be made by Servicer for the sole purposes of (i) honoring requests from the Established Franchisee Borrower, made through the ATAC System, for ACH transfers to suppliers of Merchandise in payment of Approved Invoices, and (ii) honoring requests from the Established Franchisee Borrower for Advances made via ACH transfers to an operating account or other location specified by such Established Franchisee Borrower (and granted a vendor identification number by Sponsor) for working capital purposes. The Established Franchisee Borrowers shall not be authorized to use the DDA Account for any other purpose.

                  (c) No more frequently than twice each calendar week, each Established Franchisee Borrower will submit purchase order requests for Merchandise to Sponsor. In the event that the purchase order is authorized pursuant to the Franchise Agreement, Sponsor will prepare the purchase order and submit the same to the appropriate supplier requested by the Established Franchisee Borrower. The supplier will be instructed to ship all Merchandise directly to the Established Franchisee Borrower and the Established Franchisee Borrower will be responsible for inspecting all Merchandise and resolving all disputes regarding the Merchandise with such supplier. The supplier will invoice the Established Franchisee Borrower for such Merchandise in accordance with normal industry practice. When the Established Franchisee Borrower wishes to pay such invoice, the Established Franchisee Borrower, subject to availability of its Loan Commitment and the minimum borrowing threshold, shall pay such invoice by directing Servicer, through the ATAC System, to pay such invoice by means of an ACH transfer from its DDA Account. Any directions for ACH transfers inputted by the Established Franchisee Borrowers into the ATAC System prior to 12:00 Midnight (Atlanta, Georgia time) on any Business Day, shall be forwarded to Servicer pursuant to Sponsor's existing ACH access by 3:30 p.m. (Atlanta, Georgia time) on the next Business Day and, if properly forwarded to Servicer by Sponsor shall be paid by Servicer no later than the second Business Day thereafter, unless Sponsor is otherwise notified by Servicer.

                  (d) Sponsor hereby acknowledges and agrees that Servicer has no ability to halt an ACH transfer upon the inputting of such transfer request by Sponsor from the ATAC System into the ACH system (other than the ability to retrieve ACH transfers which are sent to the wrong party or otherwise manifestly erroneous as provided in the ACH Agreement with Sponsor) and Sponsor accepts full responsibility for any overadvance created by such inputting of information and has agreed to indemnify Servicer and Participants therefore pursuant to the terms of the Loan Facility Agreement. Upon receipt of the request for an ACH transfer, Servicer shall honor such request by making an Advance pursuant to the Loan Commitment in the amount of such request into the Established Franchisee Borrower's DDA Account and automatically forwarding such amount to the supplier by means of an ACH transfer in accordance with the instructions of the Established Franchisee Borrower passed onto Servicer by Sponsor.

                  (e) Nothing set forth herein shall be deemed to vary the terms and conditions of the MicroACH Service Agreement by and between Servicer and Sponsor.

2.9      Tracking of Collateral for Established  Franchisee Borrowers.

         All Merchandise financed by Servicer must be serialized via the ATAC System for appropriate reconciliation of Advances and receipt of Merchandise and for purposes of tracking Asset Dispositions. Each Established Franchisee Borrower shall be obligated to furnish serial numbers for all Merchandise purchased directly to Sponsor on a weekly basis by transmittal of the Established Franchisee Borrower's weekly (or, if available, daily) receiving report (containing ATAC numbers) directly to Sponsor on the ATAC System. As set forth more fully below, Sponsor will maintain and track such information as agent for Servicer, and Servicer shall at all times have access to such information.

2.10     Payments of Established Franchisee Loans; Borrowing Base.

         All outstanding Advances with respect to each Established Franchisee Loan shall be due and payable in full on the Maturity Date of such Loan, if not sooner accelerated in accordance with the terms of the applicable Loan Documents. In addition, the outstanding Advances pursuant to each Established Franchisee Loan shall not exceed the Established Franchisee Borrowing Base for such Established Franchisee Borrower, as determined by Sponsor on the fifth Business Day of each month (as determined on the last day of the preceding calendar month) and reported to Servicer on such date. Servicer shall be entitled to rely upon the calculation of the Established Franchisee Borrowing Base for each Established Franchisee Borrower submitted by Sponsor for all purposes hereunder. Upon receipt of the Established Franchisee Borrowing Base, Servicer shall input such information into Servicer's loan records to be effective as of the date which is two Business Days after receipt of such information. The statements prepared to be delivered to each Established Franchisee Borrower with respect to the next Payment Date shall be prepared requiring a repayment of any Advances outstanding on the fifth Business Day of such month in excess of relevant Established Franchisee Borrowing Base as delivered to Servicer by Sponsor on such date. In addition, however, Servicer, on the date which is two Business Days after receipt of such calculation from Sponsor, shall notify the Established Franchisee Borrowers in writing (including facsimile) of the new Established Franchisee Borrowing Base for such Borrower and shall require that such Established Franchisee Borrower repay on the next Payment Date any additional Advances made since the date of the preparation of the statement for such Payment Date if necessary to avoid any overadvance as of such date. On the next Payment Date, each Established Franchisee Borrower shall prepay its outstanding Advances in excess of the relevant Established Franchisee Borrowing Base.

2.11     Prepayment of Established Franchisee Loans.

         Each Established Franchisee Borrower shall have the right to prepay its Loan in whole or in part upon at least two (2) Business Days' prior notice to Servicer. Voluntary partial prepayments of any Loan (expressly excluding mandatory prepayments required in connection with the reduction of the applicable Established Franchisee Borrowing Base) must be in a minimum amount of $1,000.

2.12     Default Rate of Interest.

         If any Borrower shall fail to pay on the due date therefor (subject to any applicable grace period), whether by acceleration or otherwise, any principal owing by such Borrower under any of the Loan Documents, then interest shall accrue on such unpaid principal from the due date until and including the date on which such principal is paid in full at a rate of interest equal to the Default Rate.

2.13     Legal Expenses

         In the event that any requested Loan does not close, Servicer shall charge Sponsor for its reasonable out-of-pocket expenses arising from its review or preparation of the initial draft of the Loan Documents, Financing Statement filings and searches. In the event the Loan closes, Servicer shall be entitled to charge the Borrower for its reasonable out-of-pocket expenses incurred in connection with the closing of the Loan, including all documentary stamp tax, filing fees, UCC search costs and recording costs, and such amounts may be deducted from the initial Advance of such Loan. In the event that Servicer has not received payment from any Borrower for the expenses permitted in this
         Section 2.14 after diligent collection efforts, Sponsor shall pay Servicer such expenses, and Servicer shall assign to Sponsor any rights it may have against such Borrower for the payment of such expenses.

2.14     Servicing Fee and Sponsor's Fee.

         Servicer shall be entitled to a servicing fee for each Payment Period equal to the amount specified in the Fee Letter ("Servicing Fee"), and Sponsor shall be entitled to the amount specified in the Fee Letter (the "Sponsor's Fee") to the extent received by Servicer.

                          3.       SERVICING OF LOANS

3.1      Borrower Financial Statements

         Within twenty (20) days after each Reporting Date with respect to each Borrower's calendar year-end and first, second and third calendar quarters, (or, where Borrower does not provide such information by the applicable Reporting Date and such default is waived by Sponsor, after receipt) Sponsor shall (a) review the compliance certificate sent to it by each Borrower pursuant to the terms of such Borrower's Loan Documents, (b) review such Borrower's financial statements to verify the accuracy of the compliance certificate, (c) perform all calculations (based upon such financial statements) necessary to determine whether such Borrower is in compliance with the financial covenants contained in such Borrower's Loan Documents and (d) forward to Servicer the compliance certificate and Sponsor's calculations of the financial covenants contained in such Borrower's Loan Documents.

3.2      Notice of Loan Defaults

                  (a) Within fifteen (15) days after the occurrence of a Loan Payment Default or after Servicer obtains actual knowledge of any other Loan Default, Servicer shall send a notice of Loan Default to the applicable Borrower pursuant to Section 3.3(f) and notice to Sponsor pursuant to Section 3.3(i).

                  (b) Following the sending of such notice of Loan Default, Servicer shall as soon as is practicable, provide Sponsor with such other information relating to the Defaulted Borrower and the Defaulted Loan as Sponsor requests.

                  (c) Servicer shall not be required to take any remedial action against any Defaulted Borrower under a Defaulted Loan and shall not be entitled to take any remedial action during any applicable Response Period except as expressly provided in the Loan Facility Agreement or hereunder.

3.3      Servicing and Administration of Loans

         Servicer shall service and administer the Loans in accordance with the terms of this Agreement and its usual practices and procedures for loans of similar size and structure as determined by Servicer in its sole and absolute discretion. Notwithstanding the foregoing, so long as Sponsor is not in default hereunder and has a continuing obligation pursuant to the Loan Facility Agreement and this Agreement, Servicer shall be responsible for the following duties in connection with the service and administration of the Loans:

                  (a) making of Advances pursuant to each Loan Commitment as set forth above;

                  (b) review of the Loan files and forwarding the notices to Sponsor of the missing Loan Documents as set forth above and maintenance of the Loan files containing the Loan Documents forwarded to Servicer by Sponsor or a Borrower;

                  (c) receipt of loan payments via check or ACH wire transfer from the Borrowers and maintenance of adequate records of such payments (with the understanding that any ACH debit made by Servicer which is rejected will be reinitiated only once);

                  (d) notification to each Borrower, by deposit into regular U.S. Mail, ten (10) days prior to each Payment Date, of a notice that the installment is coming due on such Payment Date, if any, and the amount of interest due on such date (or the amount that will be debited in the case of a Borrower who has authorized ACH debits);

                  (e) notification to such Borrower, by deposit into regular U.S. Mail, ten (10) days after the Payment Date with respect to any installment, of a reminder notice that installment has not been received;

                  (f) within five (5) days from the date an installment is thirty (30) days delinquent, notification to such Borrower, by mailing by registered U.S. Mail, of a letter demanding immediate payment of the past due amount of principal and interest to avoid further collection action, with a copy of such letter to be simultaneously delivered to Sponsor;

                  (g) on each Business Day on which an Advance is made, notification to Sponsor by telecopy, of a report at the end of such Business Day summarizing the loan activity on such day and setting forth the available balance of the relevant Loan Commitment;

                  (h) notification to Sponsor on weekly basis of all Defaulted Loans pursuant to a weekly delinquency report in the form of Exhibit J, with such report to list all Loans which are fifteen (15) days or more past due and provide (1) the amount past due, (2) the total principal outstanding, and (3) the number of days past due;

                  (i) notification to Sponsor of any Loan Default (other than a Loan Payment Default) of which Center 1923 of Servicer has actual knowledge;

                  (j) delivery to the Established Franchisee Borrowers, within two Business Days after receipt of the calculation of the Established Franchisee Borrowing Base from Sponsor, of the amount of such Established Franchisee Borrowing Base and any additional required payments by the Borrower on the next Payment Date; and

                  (k) delivery to Sponsor of the "Quarterly Servicing Report" required by the Fee Letter and delivery to the Sponsor and the Participants of the Monthly Servicing Report and the Quarterly Servicing Report required by the Loan Facility Agreement.

3.4      Monthly Reporting Requirements of Servicer to Borrowers.

         Servicer shall generate, at the end of each calendar month, a monthly DDA Account statement in the form customarily used by Servicer for its commercial customers and a loan account statement which shall be sent to each Borrower.

3.5      Preservation of Lien Priorities; Assignment of Rights

         Until the earlier of Servicer's receipt of payment in full of a Loan and termination of the applicable Loan Commitment or the purchase by Sponsor of a Loan pursuant to the terms of the Loan Facility Agreement, Servicer shall, if the Loan is secured, (i) prepare and forward to the Borrowers or other required signatories for execution amendments to Financing Statements promptly upon receipt of written notice of change of name or address or location of debtors or the Collateral thereunder and file such amendments or a new financing statement, in the case of a change in the debtor's location or the location of the Collateral, in the appropriate location based on the information contained in such notice promptly upon return thereof by the debtor, provided, however, that Servicer shall use its reasonable efforts to obtain and file such amendments and any such new financing statement in a timely manner;
         (ii) timely file continuation statements pertaining to such Financing Statements; and (iii) take all other reasonable action requested by Sponsor to protect the priority of liens or security interests with respect to the Collateral securing each Loan. Upon the purchase by Sponsor of a Loan pursuant to the terms of the Loan Facility Agreement, or in the event that Sponsor reimburses Servicer or otherwise becomes obligated to Servicer for expenses (including without limitation, funding losses) of Servicer incurred in connection with a proposed loan which was never consummated that have not been reimbursed by the applicable Borrower, Servicer shall be deemed to have assigned to Sponsor all rights and remedies that Servicer may have had against the Borrower in accordance with and subject to the limitations of Section
         10.15 of the Loan Facility Agreement. Accordingly, Servicer agrees to execute on a timely basis all such instruments and documents as are reasonably requested in order to evidence Sponsor's rights or to permit Sponsor to exercise such rights, including without limitation, forms of assignments, all without recourse, representation or warranty.

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
3.6      Amendments to Loan Documents; Further Documentation

         Except to correct an immaterial ambiguity or manifest error, Servicer shall not agree to any amendment of the applicable Loan Documents after closing of any Loan without the prior written approval of Sponsor unless a Credit Event has occurred and is continuing or the Sponsor has no further obligations pursuant to its guaranty obligations with respect to such Loan. Upon receipt of either such approval, or written instructions from Sponsor directing Servicer to do so, Servicer shall timely prepare written amendments to the Loan Documents or other documents relating to the Loan in accordance with such approval or instructions, and shall use its reasonable efforts to obtain on a timely basis the signatures of the Borrower and/or other appropriate signatories to such Loan Documents or other documents; provided that, such amendments are not inconsistent with the terms of the Operative Documents (with the express understanding that to the extent that Servicer has any questions regarding such consistency, Servicer shall be entitled to refuse to prepare or execute such amendments until receipt of approval from the Participants pursuant to the Loan Facility Agreement). Within fifteen (15) days after obtaining such signatures, Servicer shall send Sponsor photocopies of the original fully executed documents. Servicer shall be entitled to charge Sponsor, or upon Sponsor's written instructions, the applicable Borrower, reasonable attorneys' fees actually incurred and other expenses relating to the preparation of such amendments or other documents.

3.7      Actions by Servicer

         Unless a Credit Event has occurred and is continuing or the Sponsor has no further obligation pursuant to its guaranty set forth in the Loan Facility Agreement, Servicer shall at all times endeavor to comply with the instructions of Sponsor and with the requirements set forth in this Servicing Agreement and the Loan Facility Agreement, provided that Servicer shall not be required to take any action which it reasonably determines would expose Servicer to unreasonable risk of liability or which is contrary to applicable law or which is contrary to the terms of the Operative Documents.

         4.       SPONSOR'S AUDIT AND REPORTING OBLIGATIONS WITH RESPECT TO
                                    FRANCHISEE LOANS.

         Each Startup Franchisee Loan Agreement shall authorize Servicer or representatives of Servicer, including Sponsor, to conduct periodic field audits of each Startup Franchisee Borrower. Unless otherwise instructed by Servicer, Sponsor hereby covenants and agrees with Servicer to audit each Startup Franchisee Borrower no less than once per each six

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
         month period and more frequently at the reasonable request of Servicer with respect to any Startup Franchisee Borrower as to whom a Loan Default has occurred (whether or not waived by Sponsor). In conducting the field audits of the Startup Franchisee Borrowers, Sponsor will examine the payment receipts, bank statements, loan statements, Rental/Purchase Contracts, inventory on hand, computer-generated reports of Asset Dispositions, Rental Revenue and other financial data necessary to determine the accuracy and validity of the reports, compliance certificates, financial reports and other information forwarded to either of Servicer or Sponsor by the Startup Franchisee Borrowers in connection with the Startup Franchisee Loans.

         At the request of Servicer, within thirty (30) Business Days of the completion of each field audit, Sponsor shall forward to Servicer a written audit report detailing the scope of Sponsor's audit, any discrepancies or other misstatements or misrepresentations of the relevant Startup Franchisee Borrower discovered in the course of the audit and containing a clear concise statement as to whether or not Sponsor believes that such Startup Franchisee Borrower is in compliance with the terms of the Loan Documents to which it is a party and if not, the nature of any default known to Sponsor and the course of action planned by the Startup Franchisee Borrower to remedy such default. The delivery of each field audit to Servicer by Sponsor shall constitute a representation and warranty by Sponsor that the information set forth therein is true and correct in all material respects to the best of Sponsor's knowledge and that Servicer shall be authorized to rely on such information in continuing to make Advances to such Startup Franchisee Borrower.

         Notwithstanding the foregoing, Servicer, in its sole discretion, may (at Servicer's expense, unless a Credit Event has occurred and is continuing and then at Sponsor's expense) at any time and from time to time, undertake to perform an independent field audit of any or all of the Startup Franchisee Borrowers (with such audit to be performed by officers or employees of Servicer or other persons retained by Servicer for such purpose). Sponsor shall cooperate fully with Servicer in connection with any such independent audit.


                           5.       MISCELLANEOUS

5.1      Communications

         Unless otherwise provided in the Loan Facility Agreement or under this Servicing Agreement, all communications under this Servicing Agreement shall be sent in accordance with the notice procedures set forth in
         Section 15.1 of the Loan Facility Agreement.

5.2      Waivers.

         No party hereto shall be deemed to have waived any of its rights under this Servicing Agreement unless such waiver is in writing and signed by the party for whose benefit

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
         such provision was intended. No delay or omission on the part of any party hereto in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

5.3      Governing Law.

         THIS SERVICING AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

5.4      Successors and Assigns.

         This Servicing Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party hereto.

5.5      Amendments; Consents.

         No amendment, modification, supplement, termination, or waiver of any provision of this Servicing Agreement and no consent to any departure by Sponsor therefrom, may in any event be effective unless in writing signed by Servicer, and then only in the specific instance and for the specific purpose given.

5.6      Indemnification by Servicer.

         Without limiting any other rights which Sponsor may have under the Operative Documents or under applicable law, and subject to the notice and other procedural requirements of Section 11.2 of the Loan Facility Agreement, Servicer hereby agrees to indemnify upon demand and hold Sponsor harmless from and against all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees actually incurred and disbursements as and when incurred, awarded against or incurred by Sponsor, which directly arise out of Servicer's gross negligence or willful misconduct in connection with its administration of the Franchisee Loan Program.

         Sponsor expressly acknowledges and agrees that Servicer shall exercise with respect to the Franchisee Loan Program the same standard of care and diligence in the performance of its duties, responsibilities and obligations under the Operative Documents as it generally exercises with respect to the loans in its own portfolio. Notwithstanding the foregoing, neither Servicer nor any of its directors, officers, agents or employees shall have any duty to ascertain, inquire into or verify
         (i) any statement, warranty or representation made in connection with the Operative Documents (other than any of the foregoing made by any of them), any Loan Document or any borrowing hereunder or thereunder, (ii) the performance or observance of any of the covenants or agreements of any Borrower, beyond the examination of periodic financial statements and compliance

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
         certificates received pursuant to the Loan Agreements; (iii) the satisfaction of any condition specified in Article 4 of the Loan Agreements, except receipt of items required to be delivered to Servicer; or (iv) the validity, effectiveness or genuineness of the Operative Documents or any of the Loan Documents or any other instrument or writing furnished in connection herewith or therewith, provided, however, that in each case Servicer, its directors, officers, agents and employees are acting in good faith and without actual knowledge of a defect in or invalidity of any of the foregoing; or if Servicer, its directors, officers, agents or employees do have knowledge of any such defect or invalidity, provided that Sponsor: (x) has been promptly notified by Servicer of such defect or invalidity; and (y) has expressly consented to any and all actions to be taken by Servicer, its directors, officers, agents or employees as a result of, which is attributable to, or otherwise relates to, such defect or invalidity. Servicer shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a wire, telex or similar writing) given in accordance with other provisions of this Agreement reasonably believed by it to be genuine or is otherwise in accordance with the instructions of Sponsor.

5.7      Entire Agreement.

         This Servicing Agreement and the other Operative Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. The execution of this Servicing Agreement and the other Operative Documents by Sponsor was not based upon any facts or materials provided by Servicer, nor was Sponsor induced to execute this Servicing Agreement or any other related document by any representation, statement or analysis made by Servicer.

5.8      Captions.

         The captions in this Servicing Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

5.9      Severability.

         If any one or more parts, terms, provisions, paragraphs, or Sections of this Servicing Agreement shall be held to be illegal or in conflict with state or federal law, the remaining shall continue in full force and effect.

5.10     Counterparts.

         This Servicing Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto where upon the same instrument.


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
               WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be duly executed as of the day and year first above written. AARON RENTS, INC.


                                        By: /s/ Gilbert L. Danielson
                                           _____________________________________
                                              Gilbert L. Danielson
                                              Executive Vice President and
                                              Chief Financial Officer



                                        SUNTRUST BANK, ATLANTA, as
                                                  Servicer


                                        By:_____________________________________
                                           Title:_______________________________


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
Exhibits to Servicing Agreement

Exhibit A - Form of ACH Authorization
Exhibit B - Form of Commitment Letter for Startup Franchisee Loans Exhibit C - Form of Corporate Authorization
Exhibit D - Form of Default Waiver Request
Exhibit E - Form of Funding Approval Notice
Exhibit F - Form of Personal Guaranty
Exhibit G - Form of Store Opening Information Sheet
Exhibit H - Form of Landlord Waiver
Exhibit I - Form of Subordination Agreement
Exhibit J - Form of Weekly Delinquent Report

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